SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
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THE CLOROX COMPANY
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(Name of Registrant as Specified In Its Charter)

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The Clorox Company

Notice of 2008 Annual Meeting, Proxy Statement and Annual Financial Statements

Annual Meeting of Stockholders November 19, 2008

THE CLOROX COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2008

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m. Pacific time on Wednesday, November 19, 2008, at the offices of the Company, 1221 Broadway; Oakland, CA 94612-1888, for the following purposes:

1.	To elect 11 directors to serve until the 2009 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 22, 2008, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at the office of the Secretary of the Company at 1221 Broadway; Oakland, CA 94612-1888.

Only stockholders and people holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

We are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to use a “Notice and Access” model to provide their stockholders with access to proxy materials over the Internet. On or about October 3, 2008, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet at www.proxyvote.com. As more fully described in that Notice, all stockholders may choose to access our proxy materials at www.proxyvote.com or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE ON THE MATTERS TO BE CONSIDERED. YOU MAY VOTE YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Assistant General Counsel
October 3, 2008

THE CLOROX COMPANY
1221 Broadway
Oakland, CA 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:00 a.m. Pacific time on Wednesday, November 19, 2008, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888. The costs of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, are borne by the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission, or SEC, recently adopted rules that allow us to change the way we make our proxy statement and other annual meeting materials available to you. On or about October 3, 2008, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials, to our stockholders advising them that our proxy statement, annual report to stockholders and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities of the Company are its shares of common stock (“Common Stock”), of which 138,654,394 shares were outstanding and entitled to vote at the close of business on September 22, 2008. Only stockholders of record at the close of business on September 22, 2008, are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Voting Procedures

You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed therein. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the board of directors recommends that you vote by proxy. In this way, your shares of Common Stock will be voted as directed by you if you are unable to attend the Annual Meeting.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and signing and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Daniel J. Heinrich or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner indicated. Since the Company has adopted a Bylaw that provides for majority voting for directors, when you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify whether you approve, disapprove or abstain from voting on Proposal 2, which is described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

  Voting via the Internet

You can vote your shares via the Internet by following the instructions in the Notice or by accessing www.proxyvote.com and following the instructions contained on that website. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

  Voting by Telephone

You can vote your shares by telephone by calling the number provided on the voting website (www.proxyvote.com) and on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card.

  Voting by Mail

You can vote by mail by requesting that a printed copy of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

Voting at the Annual Meeting

If you wish to attend the Annual Meeting and vote in person, you may vote by written ballot at the Annual Meeting. If your shares are held in the name of a bank or brokerage firm, you must bring a proxy executed in your favor from that bank or brokerage firm in order to vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

  submitting written notice of revocation to the Secretary of the Company;

  submitting another proxy with a later date; or

  voting in person at the Annual Meeting.

Quorum

In order for the business of the Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote for purposes of determining whether there is a quorum.

Broker Non-Votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares, and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on Proposals 1 and 2 even if you do not provide voting instructions to your broker.

Required Vote

Proposal 1: Election of Directors. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the 11 nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. Abstentions will not have any effect on the election of directors.

Proposal 2: Ratification of Selection of Independent Registered Accounting Firm. The affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2 is required for its adoption. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2.

Recommendations of the Board of Directors

The board of directors recommends that you vote:

  FOR the election of the 11 nominees for director (Proposal 1); and

  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009 (Proposal 2).

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, 11 people will be elected as members of the board of directors to serve until the next Annual Meeting, or until their respective successors are duly elected and qualified. The board of directors, upon the recommendation of the Nominating and Governance Committee, has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company.

Majority voting for directors. In September 2006, the board of directors approved an amendment to the Company’s Bylaws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes voted “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast must tender his or her resignation to the board of directors. The Nominating and Governance Committee would then make a recommendation to the board of directors whether to accept or reject the resignation, or whether other action should be taken. The board of directors would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the board of directors’ decision.

The proxies will be voted or not voted as directed and, if no direction is given, will be voted FOR the 11 director nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience and directorships of other publicly-owned corporations (if any). Ages are as of July 31, 2008.

Name, Principal Occupation	Director
And Other Information	Since

DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.	1990

Mr. Boggan served as the chief of staff of the Oakland, California Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. He served as senior vice president of the National Collegiate Athletic Association from 1996 through his retirement in August 2003. Previously, he was vice chancellor for business and administrative services at the University of California at Berkeley. Mr. Boggan is also a director of Collective Brands, Inc. and Viad Corp. and a trustee of The California Endowment, and serves on various local boards. Age: 62.

RICHARD H. CARMONA, M.D., M.P.H., F.A.C.S. Vice Chairman, Canyon Ranch.	2007

Dr. Carmona has been vice chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as chief executive officer of the Canyon Ranch Health division and president of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department, and he served in the U.S. Army and the Army’s Special Forces. Dr. Carmona is also a director of Taser International. Age: 58.

TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.	1997

Mr. Friedman is the chairman and chief executive officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. (an investment bank). He is also a director of Mattel, Inc. He is also a member of the executive committee, a trustee and the treasurer of the American Enterprise Institute. Age: 66.

GEORGE J. HARAD Retired Executive Chairman of the Board of OfficeMax Incorporated (formerly known as Boise Cascade Corporation).	2006

Mr. Harad was executive chairman of the board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as chairman of the board and chief executive officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade including controller, senior vice president and chief financial officer, president and chief operating officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University. Age: 64.

Name, Principal Occupation	Director
And Other Information	Since

DONALD R. KNAUSS Chairman and Chief Executive Officer of the Company.	2006

Mr. Knauss was elected chairman and chief executive officer of the Company in October 2006. He was executive vice president of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He is also a director of Kellogg Company. Age: 57

ROBERT W. MATSCHULLAT Retired Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.	1999

Mr. Matschullat served as interim chairman and interim chief executive officer of the Company from March 2006 through October 2006. He served as presiding director of the board of directors of the Company from January 2005 through March 2006 and served as chairman of the board of the Company from January 2004 through January 2005. He was the vice chairman and chief financial officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from 1995 until relinquishing his position as chief financial officer in December 1999 and his retirement from his position as vice chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors. He is also a director of The Walt Disney Company and Visa Inc. Age: 60.

GARY G. MICHAEL Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.	2001

Mr. Michael was the chairman of the board and chief executive officer of Albertson’s, Inc. (a leading grocery retailer) from 1991 until his retirement in April 2001. He served as interim president of the University of Idaho from June 2003 until August 2004. He is also a director of Questar Corporation and Idacorp. Age: 67.

EDWARD A. MUELLER Chairman and Chief Executive Officer of Qwest Communications International Inc.	2007

Mr. Mueller was appointed chairman and chief executive officer of Qwest Communications International Inc. (Qwest) (a provider of voice, data and video services) in August 2007. He served as chief executive officer of Williams-Sonoma Inc. (a provider of specialty products for cooking) from January 2003 until July 2006. Mr. Mueller served on the board of directors of Williams-Sonoma Inc. from 1999 until May 2007. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as president and chief executive officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. (a provider of communication services and products). He joined SBC in 1968, and held numerous executive positions, including president and chief executive officer of Southwestern Bell Telephone Company, president and chief executive officer of Pacific Bell and president of SBC International Inc. He is also a director of Qwest and McKesson Corporation. Age 61.

Name, Principal Occupation	Director
And Other Information	Since

JAN L. MURLEY Consultant, Kohlberg Kravis Roberts & Co.	2001

Ms. Murley has served as a consultant to Kohlberg Kravis Roberts & Co. (KKR) (a private equity firm) since November 2006. From October 2003 to July 2006, Ms. Murley was chief executive officer and a director of The Boyds Collection, Ltd. (a publicly-traded designer and manufacturer of gifts and collectibles, which was majority-owned by KKR. Boyds filed for bankruptcy under chapter 11 of the US Bankruptcy Code in October 2005 and emerged from Chapter 11 in June 2006 as a private company). Prior to that, she was group vice president – marketing of Hallmark Cards, Inc. (a publisher of greeting cards and related gifts) from 1999 to 2002. Previously, Ms. Murley was employed by Procter & Gamble for more than 20 years, with her last position being vice president for skin care and personal cleansing products. She is also a director of 1-800 Flowers.com and Qwest Communications International Inc. Age: 57.

PAMELA THOMAS-GRAHAM Managing Director, Angelo Gordon & Co.	2005

Ms. Thomas-Graham has served as a managing director in the private equity group at Angelo, Gordon & Co. (a private investment management firm) since March 2008. During the period of October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President, at Liz Claiborne, Inc. (a designer and marketer of apparel, accessories and fragrances). Previously, she served as chairman of CNBC (a media and entertainment company) from February 2005 to October 2005 and served as president and chief executive officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an executive vice president of NBC and as president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company. Ms. Thomas-Graham also serves as a director of Idenix Pharmaceuticals, Inc. Age: 45.

CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems Group.	2005

Ms. Ticknor currently consults for entrepreneurs and venture capitalists. Ms. Ticknor was president of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in 2001. She served as president and general manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. Ms. Ticknor also serves as a director of Lucille Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center. Age: 61.

DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the board of directors has determined are independent under the New York Stock Exchange listing standards and the board of directors’ independence standards set forth in the Company’s Governance Guidelines, which are discussed below. The charters for these committees are available in print to any stockholder who requests them and can be found in the Corporate Governance section of the Company’s Web site at http://www.TheCloroxCompany.com/company/charters.html.

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Michael and Mueller, and  is delegated all of the powers of the board of directors except certain powers reserved by law to the full board of directors. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of the full board of directors is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board of directors. The Executive Committee held no meetings during fiscal year 2008.

Finance Committee. The Finance Committee is composed of directors Boggan, Carmona, Friedman (chair), Harad and Matschullat, and oversees and makes recommendations to the board of directors with respect to the Company’s major financial policies and actions, including policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management and share repurchase activities. The Finance Committee held two meetings during fiscal year 2008.

Audit Committee. The Audit Committee is composed of directors Michael, Mueller (chair), Murley and Thomas-Graham, and is the principal link between the board of directors and the Company’s independent registered public accounting firm. The Audit Committee operates in accordance with its charter and has the duties set out therein. The duties include assisting the board of directors in overseeing (a) the integrity of the Company’s financial statements, (b) the independent registered public accounting firm’s qualifications, independence and performance, (c) the performance of the Company’s internal audit function, (d) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, and (e) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters. The Audit Committee’s duties also include risk management activities and preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held 10 meetings during fiscal year 2008. Effective November 17, 2008, the Audit Committee will be composed of directors Michael, Mueller (chair), Murley, Thomas-Graham and Ticknor. The board of directors has determined that Mr. Michael is an audit committee financial expert, as defined by SEC rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Michael, Murley and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become board members, recommending to the board of directors individuals to be selected as director nominees for the next annual meeting of stockholders and reviewing and recommending to the board of directors changes in the Company’s Governance Guidelines, including changes relating to the board of directors. The Nominating and Governance Committee held four meetings during fiscal year 2008.

The Company’s Governance Guidelines, which are explained below, describe the attributes that the board of directors seeks in nominees, but the board of directors has not established any specific minimum qualifications that a potential nominee must possess. The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information regarding the candidate, should be submitted to The Clorox Company, c/o Secretary; 1221 Broadway; Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Friedman, Harad (Chair), Matschullat and Ticknor. The Management Development and Compensation Committee reviews and approves the policies under which compensation is paid or awarded to the Company’s executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans. In addition, the Management Development and Compensation Committee oversees the Company’s management development and succession planning processes. The Management Development and Compensation Committee held six meetings during fiscal year 2008. Effective November 17, 2008, the Management Development and Compensation Committee will be composed of directors Carmona, Friedman, Harad (chair) and Matschullat.

Board Committee and Meeting Attendance

The board of directors held eight meetings during fiscal year 2008. All current directors attended at least 75% of the meetings of the board of directors and committees of which they were members during fiscal year 2008.

Annual Meeting Attendance

The policy of the Company is that all board members are expected to attend the annual meeting of stockholders. Each member of the board of directors as of November 14, 2007, attended the Company’s 2007 annual meeting of stockholders on that date.

The Clorox Company Governance Guidelines and Director Independence

The board of directors has adopted Governance Guidelines, which can be found in the Corporate Governance section on the Company’s Web site http://www.TheCloroxCompany.com/governance_guidelines.html, and are available in print to any stockholder who requests them.

The Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications and operational matters applicable to the board of directors and the board committees and set forth chief executive evaluation and succession requirements. The Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the board as appropriate.

The Guidelines emphasize and describe the oversight role of the board and identify various criteria for board members intended to ensure that membership on the board is confined to those individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the business. The Guidelines provide for a combined Chairman and Chief Executive Officer position with an independent director serving as a Presiding Director and describe various responsibilities for the Presiding Director. The Guidelines also include provisions relating to board meetings, including the number of and material for meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement, and access to management and other employees. The Guidelines require the board to evaluate the Chief Executive Officer of the Company annually and undertake ordinary-course and emergency succession planning for the Chief Executive Officer.

Finally, the Guidelines provide that a majority of the board must consist of independent directors. The board determines whether individual board members are independent, as defined by the New York Stock Exchange and SEC rules, using the following standards:

1. A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company, provided, however, that employment as an interim Chairman, interim CEO or other interim executive officer shall not disqualify a director from being considered independent following that employment.

2. A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $100,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), compensation for former service as an interim chairman or interim chief executive officer or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director.

3. A director will not be deemed to be independent if (i) the director, or an immediate family member, is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4. A director will not be deemed to be independent if, within the preceding three years: (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded two percent or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

5. A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of, an entity that owns, not more than 30% of the outstanding stock of the Company unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6. A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax exempt organization that received contributions from the Company and its Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

The board of directors has determined that each director is independent under the New York Stock Exchange listing standards and the independence standards set forth in the Governance Guidelines except Mr. Knauss as a result of his service as the Company’s chief executive officer.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s Web site, http://www.TheCloroxCompany.com/company/code_of_conduct.html, and is available in print to any stockholder who requests it. The Code of Conduct applies to all of the Company’s employees, contractors and non-employee directors.

Presiding Director and Executive Sessions

The Company’s presiding director is Mr. Michael. The duties of the Presiding Director are set forth in the Company’s Governance Guidelines. They include coordinating the activities of the independent directors and serving as a liaison between the chairman and the independent directors. In addition, the presiding director: (1) assists the board of directors and the Company’s officers in promoting compliance with and the implementation of the Governance Guidelines; (2) moderates the executive sessions of the independent directors and has the authority to call additional executive sessions as appropriate; (3) presides at meetings of the board of directors in the chairman’s absence; (4) oversees information sent to the board of directors; (5) consults with the chairman on meeting agendas and schedules for the board of directors; (6) is available for consultation and communication with major stockholders as appropriate; and (7) evaluates, along with the members of the Management Development and Compensation

Committee, the performance of the chief executive officer. The independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of board affairs and the chief executive officer’s performance.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 2008, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name of Beneficial Owner(1)	(2)	(3)
Daniel Boggan, Jr.	15,580	*
Richard H. Carmona	0	*
Tully M. Friedman	42,200	*
George J. Harad	9,000	*
Daniel J. Heinrich	210,820	*
Donald R. Knauss	201,156	*
Robert W. Matschullat	22,648	*
Gary G. Michael	12,651	*
Edward A. Mueller	0	*
Jan L. Murley	20,564	*
Lawrence S. Peiros	357,212	*
Beth Springer	138,004	*
Frank A. Tataseo	240,538	*
Pamela Thomas-Graham	8,302	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (18 persons) (4)	1,604,597	1.2

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary; 1221 Broadway; Oakland, CA 94612-1888.

(2)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power (or shares such power) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2008: Mr. Boggan – 14,000; Mr. Friedman – 14,000; Mr. Harad – 8,000; Mr. Heinrich – 192,679; Mr. Knauss – 115,000; Mr. Matschullat – 20,000; Mr. Michael – 6,000; Ms. Murley – 16,000; Mr. Peiros – 306,951; Ms. Springer – 129,778; Mr. Tataseo – 224,677; Ms. Thomas-Graham – 8,000; Ms. Ticknor – 8,000; and all current directors and executive officers as a group – 1,339,015. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Peiros – 13,181; Mr. Tataseo – 14,159; and all current executive officers as a group – 27,340. The numbers in the table above do not include the following numbers of shares of Common Stock which the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 16,982; Mr. Carmona – 1,164; Mr. Friedman – 21,914; Mr. Harad – 6,145; Mr. Matschullat – 45,490; Mr. Michael – 5,457; Mr. Mueller – 2,087; Ms. Murley – 7,940; Ms. Thomas-Graham – 4,286; and Ms. Ticknor – 8,786. The numbers in the table above do not include the following numbers of shares of Common Stock which the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Heinrich – 16,942; Mr. Peiros – 12,000; Ms. Springer – 11,236; Mr. Tataseo – 7,500; and all current executive officers as a group – 58,340.

(3)	On July 31, 2008, there were 138,088,713 shares of Common Stock outstanding.

(4)	Pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, executive officers include the Company’s current chief executive officer and all current executive vice presidents and senior vice presidents.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2008:

	[a]	[b]	[c]
Number of securities
remaining for future
issuance under non-
	Number of securities to		qualified stock-based
	be issued upon exercise	Weighted-average	compensation programs
	of outstanding options,	exercise price of	(excluding securities
	warrants and rights	outstanding options,	reflected in column (a))
Plan category	(in thousands)	warrants and rights	(in thousands)
Equity compensation plans approved by security holders	11,094	$50	4,233
Equity compensation plans not approved by security holders	—	—	—

Total	11,094	$50	4,233

Column [a] includes the following (in thousands):

  9,521 stock options

  1,445 performance units

  128 deferred stock units for non-employee directors

Column [b] reflects the weighted-average exercise price of the outstanding options.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the board of directors. A copy of that charter is available on the Internet at http://www.TheCloroxCompany.com/company/charters.html and is available in print to any stockholder who requests it. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and control, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2008 with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

The Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors any relationship that may impact their objectivity and independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC.

Edward A. Mueller, Chair	Gary G. Michael
Pamela Thomas-Graham	Jan L. Murley

(Members of the Audit Committee as of June 30, 2008)

The table below includes fees billed or expected to be billed by the Company’s independent registered public accounting firm, Ernst & Young LLP, in fiscal years 2008 and 2007:

	2008	2007
Audit Fees (1)	$4,447,000	$4,057,000
Audit-Related Fees (2)	279,000	257,000
Tax Fees (3)	194,000	19,000
All Other Fees (4)	—	—

Total	$4,920,000	$4,333,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended June 30, 2008 and June 30, 2007, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during each of those fiscal years. For fiscal years 2008 and 2007, the amounts also include $1,074,000, and $1,175,000, respectively, of fees billed for the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for each of the fiscal years ended June 30, 2008 and June 30, 2007, and not included in the Audit Fees listed above. These services included audits of the Company’s employee benefit plans.

(3)	Consists of fees for tax compliance, tax advice and tax planning for each of the fiscal years ended June 30, 2008 and June 30, 2007. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.

(4)	Consists of fees for all other services not included in the three categories set forth above for each of the fiscal years ended June 30, 2008 and June 30, 2007. There were no such services in either of these fiscal years.

The Audit Committee has established a policy to require that it approve all services provided by its independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the overall objectives of our executive compensation program and explains how and why we arrived at the levels and forms of compensation for our current chairman and chief executive officer (“CEO”) and our chief financial officer (“CFO”) as well as our executive vice president & chief operating officer – North America, our executive vice president – functional operations, and our executive vice president – strategy and growth, our three other most highly compensated executive officers. For purposes of this proxy statement, we refer to these five officers as our “named executive officers.” The compensation programs discussed here are applicable to all of our executive officers (a total of eight individuals). This section should be read in conjunction with the Summary Compensation Table and the other compensation tables and narratives included in this proxy statement.

Our Executive Compensation Program Philosophy

We believe that people are critical to the success of our business strategy, and we seek to compensate them in a manner that will drive the success of our business, and in turn, increase stockholder value. Consistent with this philosophy, we design our executive compensation programs to accomplish the following:

1.	Attract, Retain and Motivate Talented Executives. We design our compensation to be competitive with the organizations with which we compete for talent in order to attract, retain and motivate high-performing executives.

2.	Pay for Performance. We design our executives’ compensation to reward performance and the achievement of the Company’s short- and long-term goals. As executives assume positions of greater responsibility, a larger portion of their total compensation is “at risk” incentive compensation (both annual incentives and long-term incentives) to more strongly link pay to performance.

3.	Create Stockholder Alignment. We align the interests of our executive officers with the interests of our stockholders through the use of long-term incentives and stock ownership guidelines that facilitate a culture of ownership and reward executive officers for sustained and superior stockholder return.

4.	Ensure Financial Efficiency. We strive to ensure that our executive compensation program is financially efficient and results in a reasonable level of cost and potential share dilution relative to industry peers. We design our incentive plans to ensure that costs are appropriately supported by performance and that payouts qualify as performance-based compensation under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), to the extent possible, and thus are fully tax deductible to the Company.

Overview of How Compensation Decisions are Made

The Management Development and Compensation Committee of our board of directors (the “Committee”), which is comprised entirely of independent directors, as required by the NYSE listing standards, reviews the design and implementation of our executive compensation programs and provides the full board of directors regular reports of its discussions and actions. Compensation decisions related to payouts intended to qualify as performance-based compensation under Section 162(m) are made by a subcommittee, as described under Establishment of Subcommittee for Certain Compensation Actions.

The Committee makes decisions on compensation for the named executive officers based on its review of the peer group data described below, individual performance, input from the independent compensation consultant described below and other factors, such as industry trends and Company performance. The Committee receives input and recommendations from our CEO and our senior vice president – human resources and corporate affairs regarding the compensation package for each of the named executive officers, other than the CEO, based upon the level of achievement of the Company’s target goals and individual performance. For CEO compensation decisions, the Committee receives input and recommendations from the independent compensation consultant described below. The named executive officers do not have a role in their own compensation determination except that the named executive officers other than the CEO discuss their individual performance objectives with the CEO.

Role of the Independent Compensation Consultant

In making compensation decisions, the Committee receives input from its independent compensation consultant, Frederic W. Cook & Co., Inc. The Committee has instructed Frederic W. Cook & Co., Inc. to provide advice and guidance based on executive compensation at other comparable consumer products companies, as well as relevant information about market practices and trends. Frederic W. Cook & Co., Inc. is retained directly by the Committee and has no other economic relationships with the Company. Frederic W. Cook & Co., Inc. reviews Committee meeting materials on behalf of the Committee and provides guidance to the Committee on compensation proposals including changes to named executive officers’ compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs. During fiscal year 2008, Frederic W. Cook & Co., Inc. attended all regularly scheduled meetings of the Committee.

Use of Peer Company Data

The Committee also uses peer group data in setting competitive compensation levels. With the assistance of its independent compensation consultant, the Committee has established a compensation peer group (our “compensation peer group”) and annually benchmarks the compensation of our named executive officers against the executive compensation practices of this group. For fiscal year 2008, our compensation peer group, which is unchanged from last year, was comprised of the following branded consumer products companies:

Alberto-Culver Company	General Mills, Inc.

Avon Products, Inc.	The Hershey Company

Bausch & Lomb Incorporated	H.J. Heinz Company

The Black & Decker Corporation	Kellogg Company

Campbell Soup Company	Newell Rubbermaid Inc.

Church & Dwight Co., Inc.	Revlon, Inc.

Colgate-Palmolive Company	S.C. Johnson & Son, Inc.

Del Monte Foods Company	Wm. Wrigley Jr. Company

In determining the compensation peer group, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar revenue size, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility. The size of the group has been determined with the goal of providing sufficient benchmarking data across the range of named executive officer positions at the Company. Each year, the Committee reviews the peer companies to ensure that they continue to meet the relevant criteria and makes adjustments to the compensation peer group, as appropriate.

In general, the Committee targets both aggregate and individual components of executive compensation to the median of our compensation peer group. Target total compensation for individual named executive officers may vary above or below the median based on a variety of factors, such as the individual’s skill set relative to industry peers, experience and time in the position, criticality of the role and difficulty of replacement, individual performance and expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers and, in the case of externally recruited named executive officers, compensation earned at a prior employer. Actual incentive plan payouts and, in turn, total realized compensation, may vary above or below the targeted level based on the Company’s performance relative to its corporate financial and strategic goals as well as the Company’s stock performance.

Use of Tally Sheets

The Committee annually reviews executive compensation tally sheets for each of our named executive officers. These tally sheets outline current compensation, the potential wealth creation of long-term incentive awards under various scenarios, and the potential value of payouts pursuant to applicable executive compensation plans under various termination alternatives. The Committee uses these tally sheets to help ensure that our executive compensation design is aligned with our overall compensation philosophy and that total compensation levels are appropriate.

Elements of the Executive Compensation Program

Our executive compensation program includes base salary, annual incentives paid in the form of cash bonuses, and long-term incentives consisting of stock option grants and grants of stock-based performance shares. Time-based restricted stock or restricted stock units as well as stock options are periodically used on a selective basis for special circumstances, such as retention, recognition or recruitment. In addition, indirect elements of the compensation program include retirement plans, post-termination compensation and perquisites, all of which serve to support our executive compensation philosophy. Compensation for each of our named executive officers, by element and in total, varies by position due to differing levels of responsibility. The primary elements of our executive compensation program and the reasons we use them are outlined below:

Element	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility as well as individual performance.	Fixed component.
Annual Incentives (1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives (1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under stock option and performance share grant awards will vary from the targeted grant-date fair value based on actual financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement. Serves as a long-term retention incentive.	Fixed component; however, retirement contributions will vary based on pay and years of service as well as Company performance.
Post-Termination Compensation	Contingent payments designed to attract and retain named executive officers.	Only payable if the named executive officer’s employment is terminated under specific circumstances as described in employment agreements.
Perquisites	Provide other benefits competitive with our compensation peer group.	Financial planning services, Company automobile or car allowance, paid parking, annual executive physical and health club reimbursement.

(1)	Payouts under the annual and long-term incentive plans are determined based on the achievement of pre-established objectives that are determined by the Committee at the beginning of the performance period. The performance period is one year for the annual incentive plan and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except according to principles set forth by the Committee that allow for adjustments in rare circumstances including, among other things, acquisitions, restructuring charges or significant changes to generally accepted accounting principles and only if the adjustments result in a specified minimum financial impact to the Company.

Base Salary. Each year, management engages Hewitt Associates to provide data on salaries and overall compensation paid to comparable positions in our compensation peer group. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews this data and also performs an independent compensation analysis, which it uses to advise the Committee on potential compensation actions, including the CEO’s compensation. The Committee takes this input into account in determining salary levels for the CEO and other named executive officers. The Committee generally seeks to establish base salaries for the CEO and other named executive officers at the median of our compensation peer group. Changes in base salary are approved by the Committee in September and are effective in October of each year. For fiscal year 2008, the salary increases ranged between 3.6% to 5.3% with an average increase of 4.4%. The actual amount of salary earned by our named executive officers in fiscal year 2008 is listed in the Salary column of the Summary Compensation Table.

Annual Incentives. On an annual basis, the Committee sets performance goals under its Executive Incentive Compensation (“EIC”) Plan that are designed to promote the achievement of the Board-approved annual corporate financial and strategic performance goals, and of individual objectives. The EIC Plan provides annual incentive awards to the named executive officers based on the level of achievement of these annual performance goals and individual objectives.

To help ensure that the compensation paid to the named executive officers is within the tax deductibility limitations of Section 162(m) of the IRC, maximum annual incentive award levels are based on earnings before income taxes achieved by the Company (“Company earnings”). The EIC Plan has a maximum award limit of 1.0% of Company earnings for the CEO and 0.6% of Company earnings for each of the other named executive officers. The Committee has discretion to reduce, but not to increase, incentive payments under the EIC Plan. The Committee’s practice has been to pay substantially lower amounts than the maximum award levels. The Committee reduces the maximum awards to the amount actually paid based on three factors – a target award for each named executive officer, the performance against predetermined Company financial and strategic performance goals and, to a lesser extent, the named executive officer’s individual performance, based primarily on the performance of the operations under the individual’s responsibility. These factors are discussed below.

Each year, the Committee sets an annual incentive target level for each named executive officer as a percent of his or her salary based upon the median annual incentive award targets of comparable positions in our compensation peer group. At the beginning of each fiscal year, the Committee also sets financial and strategic goals for the EIC Plan based on the operating plan and strategic initiatives approved by the board of directors. At the end of the year, the Committee assesses the Company’s performance based on a review of achievements versus the goals set at the beginning of the year. The Committee first assesses the Company’s financial performance by considering the results versus targets approved at the beginning of the fiscal year, and, if necessary, applying its discretion to account for other factors, such as stockholder return or underlying business performance during the year. The Committee then reviews the achievement of results versus the strategic goals, as well as individual performance, and based on this discretionary evaluation, may choose to adjust the financial payout up or down, but not to an amount that would exceed the maximum permitted award level for each named executive officer.

For fiscal year 2008, the Committee established annual financial goals that focused on increasing net customer sales and economic profit, as defined below. The Committee also established strategic goals that align with our business strategy and support people objectives, including employee engagement and diversity targets; customer objectives including targets related to product innovation, share growth, category growth, and order execution; growth objectives; and cost savings initiatives. The Committee and management agreed that focusing on the financial goals of net customer sales and economic profit, as well as the key strategic metrics, would drive sustainable growth in stockholder return.

In fiscal year 2008, the financial goals for the EIC Plan, the potential percentage of target award payouts for achieving those goals, and the actual results as determined by the Committee were as follows:

	Annual Incentive
	Financial Goals (in millions)
	0%	100%	200%
Goal (1)	(minimum)	(target)	(maximum)	Actual
Net Customer Sales (weighted 50%)	$4,921	$5,072	$5,223	$5,173
Economic Profit (weighted 50%) (2)	$380	$406	$432	$401

(1)	The above metrics exclude the impact of the Company’s acquisition of Burt’s Bees, Inc. (“Burt’s Bees”) during fiscal year 2008. Thus, the actual net customer sales result differs from the $5,273 net customer sales as disclosed under generally accepted accounting principles in the Company’s Form 10-K for the fiscal year ended June 30, 2008.

(2)	Economic profit is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense, tax affected, and less a capital charge. The capital charge represents average capital employed by the Company, multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and equity capital. Average capital employed represents a two-point average of adjusted capital employed for the current fiscal year and total capital employed for the prior fiscal year, based on year-end balances. Adjusted capital employed represents total capital employed adjusted to add back the current fiscal year’s non-cash restructuring and asset impairment costs. Total capital employed represents total assets less non-interest bearing liabilities. Additional information is provided in the Company’s Form 10-K for the fiscal year ended June 30, 2008.

The fiscal year 2008 targets were established to drive both net customer sales and profit growth, in line with long-term financial goals. Assuming targets were achieved, net customer sales growth and economic profit growth would be approximately 4% and 7%, respectively. The Committee reviewed the actual business results, including the level of stockholder return during fiscal year 2008, and based on this, reduced the financial payout to 115% of target.

The Committee also assessed Company performance against the strategic goals and individual performance. For fiscal year 2008, the Committee determined that the majority of the annual strategic goals were successfully achieved and, as a result, determined that the overall financial and strategic payout would be 115% of target. The Committee also reviewed individual performance and adjusted the payout for the named executive officers as appropriate. As a result, the total annual incentive payouts for the named executive officers range from 115% of target to approximately 120% of target.

The table below outlines the targets (expressed as a percentage of base salary) for the annual incentive awards. These targets approximate the median of bonus targets of comparable positions in our compensation peer group:

Target Annual
Named Executive Officer	Incentive
Knauss, D.	120%
Peiros, L.	80%
Tataseo, F.	75%
Heinrich, D.	75%
Springer, B.	75%

The actual amount of annual incentive compensation earned by our named executive officers in 2008 is outlined in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. We provide long-term incentive compensation in the form of stock options and performance shares to our named executive officers because we believe stock options and performance shares create strong alignment between our executives’ interests and the interests of our stockholders. We also believe these incentive awards support the achievement of our long-term corporate financial goals.

The Committee, with the assistance of its independent compensation consultant, annually reviews the costs of and potential dilution from our long-term incentive program versus that of our compensation peer group to ensure that the overall program is financially efficient. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and its independent compensation consultant on a position-by-position basis and considers recommendations by the CEO for the other named executive officers.

The Committee’s goal is to establish long-term incentive award targets to be competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s experience, criticality of the role, individual performance and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary around target based on whether the Company underperforms or outperforms its target goals. The value of actual payouts also will vary based on changes in stock price. For fiscal year 2008, long-term incentive awards granted to the named executive officers were generally targeted at the median of the compensation peer group.

For fiscal year 2008, the Committee determined that the named executive officers would receive 50% of the value of their total annual long-term incentive awards in stock options and 50% in performance shares, the same split as in the prior fiscal year. The Committee selected this mix of equity awards to support several important objectives, including compensating named executive officers for achievement of long-term goals tied to the business strategy through the use of performance shares, rewarding named executive officers for sustained increases in the Company’s stock price, enhancing retention by mitigating the impact of stock price fluctuations, and calibrating the overall cost of the program so it is aligned with compensation realized by named executive officers and performance delivered to stockholders. Annual grants of long-term incentives are intended to be competitive with those of our compensation peer group. Therefore, the Committee does not consider the amount of outstanding stock options, performance shares and restricted stock currently held by a named executive officer when making annual awards of stock options and performance shares.

The following provides details on the types of long-term incentives awarded to our named executive officers:

Performance Shares. Performance shares are subject to a time-based performance period and are paid out only if the predetermined financial performance goals are met by the Company. The performance period for these grants is a three-year period. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the shares’ potential value is tied to the achievement of the Company’s long-term financial goals.

For grants made in fiscal years 2006 through 2008, an objective measure of cumulative operating profit was established at the beginning of the performance period to determine the performance level that would qualify for the maximum possible award payout of 150% of the target number of shares granted. The Committee also determined specific goals for the performance period of return on invested capital (“ROIC”), for the fiscal year 2006 and 2007 grants, and economic profit for the fiscal year 2008 grant.

At the end of the performance period, if the cumulative operating profit target is met, the Committee may exercise negative discretion and adjust the maximum awards down to reflect performance against the ROIC and economic profit targets, as applicable. Payouts range from zero, in the event the minimum required financial goals are not met, to a maximum of 150% of the target number of shares granted to each individual, with a minimum payout of 50% of the target number of shares when financial goals are met.

For the fiscal year 2008 grant, the Committee set the financial target as a specified percentage of cumulative economic profit growth for the period from July 2007 through June 2010. The Committee set the specific targets, including the minimum, target and maximum payout levels, to align with our long-term financial goals. A target payout of 100% would require cumulative economic profit growth of approximately 8%, before adjustment for the Burt’s Bees acquisition, or 4%, including the impact of the Burt’s Bees acquisition. The Committee believes this metric directly supports the Company’s updated corporate strategy and long-term financial goals and highly correlates to stock price performance.

Prior to fiscal year 2006, our named executive officers received performance share grants linked to achievement of a three-year Total Stockholder Return (“TSR”) relative to a group of consumer products companies the Company benchmarked itself against for financial performance purposes. In October 2007, the Committee certified the results of the fiscal year 2005 grant. During the September 2004 through September 2007 performance period, the Company’s TSR relative to the financial peer group was at the 42nd percentile, which equated to a 50% payout, based on targets the Committee had established at the beginning of the performance period. Information regarding the vesting of these performance shares is shown in the Option Exercises and Stock Vested table.

In August 2008, the Committee certified the results of the fiscal year 2006 grant. The financial targets for this grant were based on cumulative operating profit and an average ROIC goal over the three-year performance period. The cumulative operating profit threshold was met. The Committee applied negative discretion to adjust the maximum payout level of 150% down to a 108% payout level based on ROIC results. Specific information regarding the vesting of these performance share awards will be provided in next year’s proxy statement.

Stock Options. We believe stock options align the interests of named executive officers with those of stockholders because options only have value if the price of the Company’s stock increases after the options are granted. Stock options vest at the rate of one-fourth per year over four years (beginning one year from the date of grant) and expire 10 years from the date of grant. In fiscal year 2008, the Committee awarded options to our named executive officers as part of our annual long-term incentive plan. The option exercise price for these options was equal to the closing price of the Company’s stock price on the date of grant. Information on all stock option grants is in the Grants of Plan-Based Awards table.

Retirement Plans. The named executive officers participate in the same defined-benefit pension and defined-contribution benefit programs as all other U.S.-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers. We balance the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them. The Company provides these retirement benefits under The Clorox Company Pension Plan and The Clorox Company 401(k) Plan, which includes a profit sharing provision known as Value Sharing.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these “restoration plans” because they restore executive benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions. These plans use the same benefit formulas, the same types of compensation to determine benefits, and the same vesting requirements as our tax-qualified retirement plans. These restoration retirement benefits, which include the cash balance restoration and the Value Sharing restoration benefits, are an unfunded, unsecured obligation of the Company and are part of the Nonqualified Deferred Compensation Plan described below.

The Company also offers the Supplemental Executive Retirement Plan (“SERP”) to our executive officers, including our named executive officers. This plan was closed to new participants effective April 2007. Benefits are determined based on age and years of service and are offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. The benefit formula under this plan is described in the narrative in Overview of Pension Benefits. We believe the SERP is a strong retention tool because participants are not eligible for a full benefit if they leave the Company prior to reaching age 65 with at least 15 years of service. Participants attaining age 55 with at least 10 years of service are eligible to receive a benefit that is actuarially reduced from that available upon retirement at age 65. Mr. Knauss, our CEO, participates in an additional SERP as part of his employment agreement with the Company to compensate for the loss of retirement benefits at his prior employer (the “replacement SERP”). Information regarding the SERP and the replacement SERP for our CEO is described in the Overview of Pension Benefits.

Nonqualified Deferred Compensation. We offer a Nonqualified Deferred Compensation Plan (“NQDC”) to help executive officers, including our named executive officers, save for retirement and to be competitive with general market practice. Under the NQDC, our named executive officers may voluntarily defer the receipt of salary and annual incentive awards in amounts of up to 50% of base salary and 100% of annual incentive awards. Deferred amounts can be invested into accounts that mirror the gains or losses of the S&P 500 index and/or the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply. In addition, as noted above, the NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through the cash balance restoration and Value Sharing restoration provisions. The NQDC is an unfunded and unsecured obligation of the Company. Details about the plans and accumulated balances are described in the Pension Benefits Table and Nonqualified Deferred Compensation section.

Post-Termination Compensation. We have entered into employment agreements with each of our executive officers. We believe employment agreements help encourage them to take reasonable amounts of risk by mitigating the economic hardship associated with unexpected termination. The employment agreements specify payments in the event the executive’s employment is terminated under certain specific circumstances. The type and amount of payments vary by executive level and the nature of the termination. These severance benefits, which are designed to be competitive with our compensation peer group and general industry practices, are payable if and only if the executive’s employment terminates as specified in the applicable plan document or employment agreement. See Potential Payments Upon Termination or Change in Control for additional information.

Perquisites. We provide named executive officers with other benefits we believe are competitive with our compensation peer group and consistent with the Company’s overall executive compensation program. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table. We believe these benefits allow our named executive officers to work more efficiently and, in the case of the financial counseling program, help them optimize the value received from our compensation and benefit programs. These perquisites consist of a company automobile or car allowance, paid parking at the Company’s headquarters, an annual executive physical, reimbursement for health club membership and financial planning. The value of perquisites to our named executive officers is shown in a separate table in a footnote to the All Other Compensation column of the Summary Compensation Table.

Executive Compensation Policies

Stock Award Granting Practices. The Company makes its annual long-term incentive grants each September at a regularly scheduled meeting of the Committee, which typically occurs during the third week of the month, or about six weeks after the Company has publicly released a report of its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of the Company’s stock on that date.

The Committee also may make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers. These grants are approved by the Committee on or before the grant date, which is determined based on the timing of the triggering event. The exercise/grant price is the closing price of the Company’s stock on the effective date of the grant. The Committee must approve all equity grants to executive officers of the Company, including named executive officers.

All long-term incentive grants are made pursuant to the terms set forth in The Clorox Company 2005 Stock Incentive Plan.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and stockholders, all executive officers, including the named executive officers, are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, such as by retaining stock received upon the exercise of options or the vesting of stock awards or purchasing stock in the open market. The current stock ownership guidelines are as follows:

Ownership levels – The minimum required ownership levels are stock having a value equal to four times base annual salary for the CEO and three times base annual salary for the other named executive officers. As of the date of this filing, all of the named executive officers, except Mr. Knauss who joined the Company in October 2006, have met the required ownership levels.

Retention ratios – Executive officers, including named executive officers, are required to retain a certain percentage of shares obtained upon the exercise of options or the release of restrictions on full-value equity awards, after satisfying any applicable tax withholding requirement. The CEO is expected to retain 75% of shares acquired until the minimum ownership level is met. After attaining the minimum ownership level, the CEO must retain 50% of any further shares acquired until retirement or termination. Other named executive officers must retain 75% of shares acquired until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans. No stock options are counted in determining ownership levels, and shares that have not vested due to time or performance restrictions also are excluded from the ownership guidelines. Named executive officers are required to achieve ownership levels over time through the ongoing retention ratios associated with the exercise of stock options and vesting of full-value shares.

Securities Trading Policy. Named executive officers and directors may not purchase or sell options to sell or buy the Company’s stock (“puts” and “calls”) or engage in short sales with respect to the Company’s stock.

Clawback Provisions. Our executive compensation incentive programs include clawback provisions that allow the Company to recoup proceeds received by named executive officers under certain conditions. Under our EIC Plan, in the event of a restatement of financial results to correct a material error, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines the officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Under our long-term incentive plan, if an executive officer leaves the Company to work for a competitor prior to the expiration of an option award or at any time within one year after the date of exercise of an option award, any outstanding awards will be forfeited and the executive officer must immediately return to the Company the shares acquired upon exercise or the pre-tax income derived from any disposition of the shares acquired upon exercise within the past year.

Tax Deductibility Limits on Executive Compensation. Section 162(m) of the IRC limits the tax deductibility of compensation paid to certain executive officers that exceeds $1 million per year unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Company’s EIC Plan and long-term incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

Establishment of Subcommittee for Certain Compensation Actions

In July 2008, the Committee delegated authority to a subcommittee (the “Subcommittee”) with respect to certain compensation actions for “covered employees” as defined in Section 162(m). The Subcommittee is comprised of Tully M. Friedman, George J. Harad and Carolyn M. Ticknor.

Although the Board has determined that all members of the Committee are “independent,” consistent with our Governance Guidelines and the NYSE listing standards, based on Robert W. Matschullat’s service as interim chief executive officer from May 2006 until October 2006 and recent IRS guidance, the Committee has determined that he may not qualify as an “outside director” for purposes of Section 162(m). Therefore, the Committee has delegated to the Subcommittee the authority to take the actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes. All other decisions related to executive compensation matters are made by the Committee acting as a group.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of the Chairman and CEO, Mr. Knauss, is consistent with the executive compensation program and philosophy described above for the other named executive officers. Mr. Knauss’ total compensation is designed to be generally aligned with the CEO compensation of others in the compensation peer group and his annual incentive and long-term incentive awards are linked to Company performance.

In September 2007, the Committee, with input from the independent compensation consultant, reviewed all elements of Mr. Knauss’ compensation including base salary, annual incentive and long-term incentive award opportunities, relative to that of the compensation peer group. In addition, the Committee reviewed his performance for his first year in the role since his hire date of October 2, 2006.

Based on the review of Mr. Knauss’ individual performance, overall Company performance and his compensation versus the compensation peer group, the Committee increased Mr. Knauss’ salary to $1,000,000 effective October 1, 2007. The Committee also increased Mr. Knauss’ annual incentive target to 120% of base salary for fiscal year 2008. The Committee granted Mr. Knauss a long-term incentive award of 185,000 stock options and 37,750 performance shares with a total value of approximately $4,500,000. Each individual element of Mr. Knauss’ compensation was positioned below median versus the compensation peer group given that Mr. Knauss was relatively new to the role.

Information about Mr. Knauss’ base salary, annual incentive and long-term incentive is described in more detail in the notes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation policies and programs. As part of this function, the Committee discussed and reviewed with management the Compensation Discussion and Analysis. Based on this review, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Tully M. Friedman
Robert W. Matschullat
Carolyn M. Ticknor

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal year ended June 30, 2008.

							Change in
							Pension Value
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Donald R. Knauss	2008	$987,500	$—	$1,949,179	$1,443,716	$1,380,000	$526,244	$254,846	$6,541,485
Chairman & Chief	2007	712,500	1,592,500	989,632	770,859	—	434,567	716,042	5,216,100
Executive Officer

Lawrence S. Peiros	2008	593,750	—	664,815	943,254	552,000	354,383	103,522	3,211,724
Executive Vice	2007	543,750	—	942,447	959,195	562,300	119,003	102,475	3,229,170
President & Chief
Operating Officer –
North America

Frank A. Tataseo	2008	465,000	—	561,027	458,488	405,400	366,637	91,830	2,348,382
Executive Vice	2007	443,750	—	772,016	397,956	472,500	332,132	89,931	2,508,285
President –
Functional
Operations

Daniel J. Heinrich	2008	495,000	—	658,507	491,134	431,300	177,954	92,337	2,346,232
Senior Vice President –	2007	475,000	—	749,239	424,600	504,000	195,044	99,449	2,447,332
Chief Financial
Officer

Beth Springer	2008	462,000	—	514,551	469,499	422,000	111,372	92,674	2,072,096
Executive Vice	2007	440,000	—	551,152	354,092	496,100	182,199	88,124	2,111,667
President –
Strategy and
Growth

(1)	Reflects actual salary earned in fiscal years 2007 and 2008.

(2)	Mr. Knauss did not receive any bonus in this category in fiscal year 2008. In fiscal year 2007, he received a sign-on bonus of $500,000 and a guaranteed minimum cash bonus of $1,092,500, in conjunction with his hire.

(3)	The amounts reflected in these columns, except as discussed below with respect to stock awards for fiscal year 2007, are the dollar amounts of compensation expense recognized for financial statement reporting purposes for the fiscal years ended June 30, 2007 and 2008, in accordance with SFAS 123(R), but without regard to forfeitures, and may include awards granted in and prior to each fiscal year. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under Share-Based Compensation, and in Note 17, Share-Based Compensation, to the Company’s consolidated financial statements for each of the two fiscal years ended June 30, 2007 and 2008, included in the Company’s Form 10-K for the fiscal year ended June 30, 2008. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2008 is set forth in the Grants of Plan-Based Awards table. The amounts in the Stock Awards column for 2007 are the dollar amounts that should have been recognized for financial statement purposes in accordance with SFAS 123(R) but are somewhat lower than the amounts reported in the proxy statement for the annual meeting in 2007 and recognized in the Company’s financial statements for 2007 because of an adjustment made to the amortization period for the stock awards. Total compensation figures for 2007 also reflect this adjustment.

(4)	Reflects annual incentive awards earned for fiscal years 2007 and 2008 and paid out in September 2007 and 2008, respectively, under the EIC Plan. Information about the EIC Plan is set forth in the Compensation Discussion and Analysis under Annual Incentives. For fiscal year 2007, Mr. Knauss did not receive an annual incentive award in excess of the guaranteed amount of $1,092,500 reflected in the Bonus column.

(5)	The amounts reflect the aggregate increase in the present value of accumulated benefits during fiscal years 2007 and 2008 under the SERP, including Mr. Knauss’ replacement SERP, The Clorox Company Pension Plan and the cash balance restoration benefit of the NQDC (refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2008 is set forth in the following table:

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
SERP (includes, for Mr. Knauss, the replacement SERP)	$497,516	$346,294	$356,471	$161,871	$88,747
The Clorox Company Pension Plan	7,727	14,012	11,555	7,910	$11,126
Cash Balance Restoration Benefit	21,001	(5,923)	(1,389)	8,173	$11,499
Total	$526,244	$354,383	$366,637	$177,954	$111,372

(6)	The amounts shown in the column represent actual Company contributions (a) under the Company’s 401(k) Plan, including the Value Sharing provision, (b) non-qualified contributions under the NQDC, other than the cash balance restoration benefit which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation section for further information), (c) relocation and related amounts paid to Mr. Knauss as outlined in his employment agreement and (d) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
The Clorox Company 401(k) Plan	$1,000	$16,400	$16,400	$16,400	$16,400
NQDC	—	54,163	42,438	44,415	41,230
Relocation and Related Costs	210,402	—	—	—	—
Company Paid Perquisites	43,444	32,959	32,992	31,522	35,044
Total	$254,846	$103,522	$91,830	$92,337	$92,674

The following tables set forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2008. Other Perquisites are miscellaneous perquisites which consist of paid parking at the Company’s headquarters, health club reimbursement and an annual executive physical.

	Donald R.	Lawrence S.	Frank A.	Daniel J.	Beth
	Knauss	Peiros	Tataseo	Heinrich	Springer
Executive Automobile Program	$21,613	$10,800	$10,800	$11,824	$12,290
Basic Financial Planning	15,750	15,750	15,750	15,750	15,750
Other Perquisites	6,081	6,409	6,442	3,948	7,004
Total	$43,444	$32,959	$32,992	$31,522	$35,044

In addition to the perquisites we make available to our named executive officers, we provided the following benefits to Mr. Knauss during fiscal year 2008 in accordance with the terms of his employment agreement and the Company’s relocation policy, including costs related to his commuting expenses:

Mortgage Subsidy	$117,799
Tax Gross-Up on Relocation Expenses and Mortgage Subsidy	45,326
Non-Business Use of Company Aircraft	47,277
Total	$210,402

The amount included under Non-Business Use of Company Aircraft represents the incremental cost to the Company of Mr. Knauss’ non-business use of the Company aircraft during fiscal year 2008. The incremental cost is determined on a per flight basis and consists of the variable costs incurred as a result of the flight activity, including the cost of fuel used, crew travel expenses during layovers, catering expenses, trip-related landing and hangar fees and a pro-rata share of repairs and maintenance. Since our aircraft is used primarily for business travel, the calculation excludes fixed costs that do not change based on usage, such as regularly scheduled inspections, pilots’ salaries, acquisition costs of the aircraft and related expenses.

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2008.

								All Other	All Other
								Stock	Option
					Estimated Future Share Payouts			Awards:	Awards:		Grant Date
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards			Awards			Shares of	Securities	Base Price	of Stock
								Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Donald R. Knauss
Annual Incentive (1)		$ —	$1,200,000	$6,930,000
Performance Shares (2)	9/18/2007				18,875	37,750	56,625				$2,308,790
Stock Options (3)	9/18/2007								185,000	$61.16	2,218,150
Lawrence S. Peiros
Annual Incentive (1)		—	480,000	4,158,000
Performance Shares (2)	9/18/2007				5,450	10,900	16,350				666,644
Stock Option (3)	9/18/2007								53,400	61.16	640,266
Frank A. Tataseo
Annual Incentive (1)		—	352,500	4,158,000
Performance Shares (2)	9/18/2007				4,200	8,400	12,600				513,744
Stock Options (3)	9/18/2007								41,100	61.16	492,789
Daniel J. Heinrich
Annual Incentive (1)		—	375,000	4,158,000
Performance Shares (2)	9/18/2007				4,200	8,400	12,600				513,744
Stock Options (3)	9/18/2007								41,100	61.16	492,789
Beth Springer
Annual Incentive (1)		—	349,500	4,158,000
Performance Shares (2)	9/18/2007				4,200	8,400	12,600				513,744
Stock Options (3)	9/18/2007								41,100	61.16	492,789

(1)	Represents estimated possible payouts for annual incentive awards for fiscal year 2008 under the Executive Incentive Compensation (“EIC”) Plan for each of our named executive officers. The EIC is an annual cash incentive opportunity and therefore awards are earned in the year of grant. The target amounts represent the potential payout if both Company and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the EIC Plan of 1.0% of Company earnings for the CEO and .6% of Company earnings for all other named executive officers. The EIC Plan is designed to meet the requirements of Section 162(m), and the maximum column reflects maximum awards under the Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum EIC payouts. Mr. Knauss’ employment agreement provides that his annual incentive award shall not exceed 200% of his bonus target for the applicable year, which is consistent with our historical practice of paying annual incentive awards to our named executive officers in amounts significantly lower than 200% of the named executive officer’s fiscal year annual incentive target. See the Summary Compensation Table for the actual payout amounts in fiscal year 2008 under the EIC Plan. See Compensation Discussion and Analysis – Annual Incentives for additional information about the EIC Plan.

(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2008 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative operating profit and economic profit growth over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the Plan. See Compensation Discussion and Analysis – Long-Term Incentives for additional information.

(3)	Represents stock options issued to each of our named executive officers under the 2005 Stock Incentive Plan. All options vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2008.

	Option Awards						Stock Awards
										Equity
				Equity					Equity	Incentive
				Incentive					Incentive	Plan Awards:
				Plan					Plan Awards:	Market or
				Awards:				Market	Number of	Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned	of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)	($) (2)
Donald R. Knauss
Stock Options (3)	68,750	206,250	(4)		$63.21	10/2/2016
		185,000	(5)		61.16	9/18/2017
Restricted Stock Units (3)							65,221 (4)	$3,404,536
Performance Shares (3)									37,750 (6)	$1,970,550

Lawrence S. Peiros
Stock Options (3)	23,400				53.91	5/6/2009
	6,000				36.94	8/7/2010
	50,001				36.13	9/20/2010
	37,000				35.13	10/16/2011
	40,000				41.98	9/18/2012
	46,000				45.25	9/17/2013
	33,750	11,250	(7)		53.88	9/15/2014
	16,100	16,100	(8)		57.00	9/21/2015
	8,525	25,575	(9)		61.51	9/19/2016
	5,000	15,000	(10)		63.89	1/5/2017
		53,400	(5)		61.16	9/18/2017

Option Awards	Stock Awards
Equity
Equity	Equity	Incentive
Incentive	Incentive	Plan Awards:
Plan	Plan Awards:	Market or
Awards:	Market	Number of	Payout Value
Number of	Number of	Number of	Number	Value of	Unearned	of Unearned
Securities	Securities	Securities	of Shares	Shares or	Shares, Units	Shares, Units
Underlying	Underlying	Underlying	or Units of	Units of	or Other	or Other
Unexercised	Unexercised	Unexercised	Option	Stock That	Stock That	Rights That	Rights That
Options -	Options -	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($) (1)	(#)	($) (2)
Lawrence S. Peiros
(cont’d)
Performance Shares (3)	8,800	(11)	459,360
8,500	(12)	443,700
10,900	(6)	568,980

Frank A. Tataseo
Stock Options (3)	10,200	53.91	5/6/2009
1,400	43.25	9/15/2009
40,002	36.13	9/20/2010
45,000	35.13	10/16/2011
22,000	41.98	9/18/2012
23,000	45.25	9/17/2013
26,400	8,800	(7)	53.88	9/15/2014
14,500	14,500	(8)	57.00	9/21/2015
7,925	23,775	(9)	61.51	9/19/2016
41,100	(5)	61.16	9/18/2017
Performance Shares (3)	7,900	(11)	412,380
7,900	(12)	412,380
8,400	(6)	438,480

Daniel J. Heinrich
Stock Options (3)	25,002	35.46	3/1/2011
40,002	35.13	10/16/2011
13,000	41.98	9/18/2012
32,000	45.25	9/17/2013
26,400	8,800	(7)	53.88	9/15/2014
14,500	14,500	(8)	57.00	9/21/2015
7,725	23,175	(9)	61.51	9/19/2016
41,100	(5)	61.16	9/18/2017
Restricted Stock Units (3)	5,000	(13)	261,000
Performance Shares (3)	7,900	(11)	412,380
7,700	(12)	401,940
8,400	(6)	438,480

	Option Awards						Stock Awards
											Equity
				Equity					Equity		Incentive
				Incentive					Incentive		Plan Awards:
				Plan					Plan Awards:		Market or
				Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($) (1)	(#)		($) (2)
Beth Springer
Stock Options (3)	3,264				40.36	9/21/2008
	4,485				38.84	9/29/2009
	723				44.44	11/22/2009
	7,000				35.78	4/26/2010
	8,355				36.13	9/20/2010
	7,740				35.22	9/24/2011
	13,000				41.98	9/18/2012
	14,000				45.25	9/17/2013
	13,200	4,400	(7)		53.88	9/15/2014
	9,000	3,000	(14)		58.55	1/18/2015
	14,500	14,500	(8)		57.00	9/21/2015
	7,925	23,775	(9)		61.51	9/19/2016
		41,100	(5)		61.16	9/18/2017
Performance Shares (3)									7,900	(11)	412,380
									7,900	(12)	412,380
									8,400	(6)	438,480

(1)	Represents unvested restricted stock units or shares under our 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2008. The ultimate value will depend on the value of our Common Stock on the actual vesting date.

(2)	Represents unvested “target” number of performance shares under our 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2008. The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.

(3)	Grants were made under the 2005 Stock Incentive Plan.

(4)	Represents unvested stock options and restricted stock units granted on October 2, 2006 that vest in four equal installments beginning one year from the date of grant. Restricted stock also includes 2,596 restricted stock units as a result of reinvested dividends. However, any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options that remain unvested at the time of termination will vest immediately if Mr. Knauss terminates due to involuntary termination without cause or voluntary termination for good reason.

(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 18, 2007.

(6)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2008 – 2010). Performance is based on achievement of cumulative operating profit growth and economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of the 2010 fiscal year.

(7)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 15, 2004.

(8)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 21, 2005.

(9)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 19, 2006.

(10)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of January 5, 2007.

(11)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2006-2008). Performance is based on achievement of cumulative operating profit growth and average ROIC. The Committee determines whether the performance measures have been achieved after the completion of the 2008 fiscal year. On August 11, 2008, the Committee approved the payout of this award at 108% of target, and the award was settled on August 26, 2008.

(12)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2007-2009). Performance is based on achievement of cumulative operating profit growth and average ROIC. The Committee will determine whether the performance measures have been achieved after the completion of the 2009 fiscal year.

(13)	Represents restricted stock units that vest in full on May 13, 2009.

(14)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of January 18, 2005.

OPTION EXERCISES AND STOCK VESTED

This table shows options exercised and stock vested for the named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Number of Shares		Value Realized on
Name	(#)	($) (1)	Acquired on Vesting		Vesting (2)
Donald R. Knauss	—	$—	21,312	(3)	$1,296,835
Lawrence S. Peiros	23,000 (4)	664,010	10,000	(5)	605,500
			5,000	(6)	313,500
Frank A. Tataseo	—	—	7,500	(5)	454,125
			4,000	(6)	250,800
Daniel J. Heinrich	—	—	4,000	(6)	208,800	(6)
Beth Springer	—	—	3,350	(6)	174,870	(6)

(1)	The dollar value realized reflects the difference between the closing price of the Company’s Common Stock on the date of exercise and the option exercise price.

(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Company’s Common Stock on the vesting date, unless otherwise noted.

(3)	Represents vesting of 20,875 restricted stock units and 437 additional restricted stock units as a result of reinvested dividends. These restricted stock units were granted to Mr. Knauss in conjunction with his hire.

(4)	Represents exercise of nonqualified stock options granted in previous years under the Company’s long-term incentive program.

(5)	Represents vesting of restricted stock granted in previous years under the Company’s long-term incentive program.

(6)	Stock awards listed represent the 50% vesting of performance shares granted through participation in our 2005 Stock Incentive Plan on October 10, 2007, the date of determination of vesting. Performance was based on the Company’s total stockholder return as compared to peer companies. Mr. Heinrich and Ms. Springer have deferred the receipt of their shares until termination from service with the Company. Their actual realized value will depend upon the value of the Company’s Common Stock on the date the shares are received. The dollar value set forth above is based on the Company’s Common Stock price as of the end of the fiscal year of $52.20.

Overview of Pension Benefits

Pension benefits are paid to named executive officers under the following plans: The Clorox Company Pension Plan (the “Pension Plan”), the cash balance restoration provision in the NQDC and the SERP, or in the case of the CEO, the replacement SERP. The following is an overview of the current terms of the pension plans and provision.

Cash Balance Restoration
	Pension Plan	Provision in Nonqualified
	(“cash balance plan”)	Deferred Compensation Plan	SERP
Reason for Plan	Provide eligible employees, along	Provide eligible employees	Provide named executive officers with
	with our non-qualified plans, a	with a competitive level of	a retirement replacement income that
	competitive level of retirement	retirement benefits based on	is competitive with peers and also
	benefits based on pay	pay, by restoring benefits	supports long-term retention of key
		limited by the IRC Code	talent
Eligibility	Salaried and hourly employees	Named executive officers	Named executive officers and select
	of the Company, including the	and select group of senior	group of senior executives. Plan was
	named executive officers	employees	closed to new participants in April 2007.
Retirement	Fully vested after 3 years of	Fully vested after 3 years of	Maximum benefit is payable at age 65
Eligibility	service	service	and 15 years of service. Participants
are eligible for a reduced early
retirement benefit at age 55 with
10 years of service. SERP-eligible
employees terminating before reaching
age 55 with 10 years of service receive
no benefits from the SERP.
Pension Formula	Annual credits of 3% of eligible	Annual credits of 3% of	In combination with other Company
	compensation (base salary and	the eligible compensation	retirement plans (including cash balance
	annual incentive) and quarterly	(base salary and annual	plan, Company contributions to the
	credits of an interest factor	incentive) that exceeds the IRC	401(k) Plan, including the Value Sharing
		compensation limits	provision, cash balance restoration of
NQDC and Value Sharing restoration of
NQDC) and Social Security, employee
can receive maximum total benefits
approximately equal in value to 55% of
average compensation (defined as the
average of the highest consecutive three
years of base salary plus the average of
the highest three years of EIC award).
The maximum benefit is proportionately
reduced for service between 10 and
15 years at a rate of 3% per year.
Payment Form	A participant whose benefit has	A participant whose benefit has	Paid as a monthly annuity for the life
	vested at retirement or other	vested at retirement or other	of the participant. Plan also provides a
	termination of employment may	termination of employment may	disability and survivor’s benefit. Lump
	elect a cash distribution or an	elect a lump sum or annuity	sum option is not available.
	alternate annuity form. The normal	distribution that will be paid out
	retirement benefit is an annuity	based on previously determined
	payable upon attainment of age 65.	criteria.
A reduced retirement benefit
annuity is payable at age 55 with
at least 10 years of vesting service.
Participants may also elect an
optional annuity form of benefit.

All items in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. In the event that Mr. Knauss’ employment with the Company terminates prior to the completion of three years of service from his hire date of October 2, 2006, Mr. Knauss will be credited with a minimum of three years of benefit accruals under the replacement SERP. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Eligible compensation for the replacement SERP is defined as the average of five years of base salary plus the average of five years of EIC awards. To the extent needed to obtain five years of consecutive annual compensation, actual annual salary and bonuses paid by The Coca-Cola Company prior to Mr. Knauss’ retirement will be used.

PENSION BENEFITS TABLE

The following table sets forth each named executive officers’ pension benefits under the Company’s pension plans for fiscal year 2008.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Donald R. Knauss	The Clorox Company Pension Plan	2	$7,727	$—
	Replacement SERP/SERP	3 (3)	906,318	—
	Cash Balance Restoration	2	21,001	—
Lawrence S. Peiros	The Clorox Company Pension Plan	28	162,220	—
	SERP	28	1,197,033	—
	Cash Balance Restoration	28	213,950	—
Frank A. Tataseo	The Clorox Company Pension Plan	14	107,678	—
	SERP	14	1,340,683	—
	Cash Balance Restoration	14	166,051	—
Daniel J. Heinrich	The Clorox Company Pension Plan	7	47,302	—
	SERP	7	494,070	—
	Cash Balance Restoration	7	99,394	—
Beth Springer	The Clorox Company Pension Plan	18	98,294	—
	SERP	18	474,828	—
	Cash Balance Restoration	18	89,393	—

(1)	Numbers of years of credited service is rounded to the nearest whole number.

(2)	Present value of the accumulated benefit was calculated using the following assumptions: Mortality Table: RP2000, Discount Rate: 6.75%; age and pay at June 30, 2008.

(3)	Pursuant to his employment agreement with the Company, as of his service date of October 2, 2006, Mr. Knauss is guaranteed a minimum three years of credited service under the replacement SERP. Please refer to a description of the replacement SERP above.

Nonqualified Deferred Compensation. In addition to the cash balance restoration benefits previously described and set forth in the Pension Benefits Table, the NQDC provides benefits that supplement the Value Sharing provision of the 401(k) Plan and permits the deferral of compensation. The Value Sharing provision of the 401(k) Plan is a Company profit sharing plan under which, depending on financial performance measurements, the Company contributes 3% – 12% of the participant’s eligible compensation, including annual base salary and annual incentive, to either the participant’s 401(k) or NQDC account. Company contributions in amounts up to 7% of a named executive officer’s eligible compensation within the IRC compensation limits are tax-qualified and are credited to the participant’s 401(k) account. The portion of eligible compensation up to 7% that exceeds the IRC compensation limits is credited to the Nonqualified Deferred Compensation Value Sharing restoration benefit. In addition, any amount exceeding 7% of eligible compensation is payable in cash or deferred under the Value Sharing restoration provision of the NQDC, dependent upon the participant’s election. Company contributions under the Value Sharing provision of the 401(k) Plan are determined using the Company’s achievement of financial performance based on net customer sales and economic profit, the same metrics used to determine the payout for the annual incentive awards.

In addition to the Value Sharing benefits, the NQDC permits selected employees to defer annual incentive awards and base salary. A participant may defer up to 50% of his or her annual salary and up to 100% of his or her annual incentive paid under the EIC Plan.

Participants have the option of selecting two investment crediting rates under the NQDC — the 30-year Treasury Bond yield, and/or an S&P 500 index. Participants may elect to receive distributions from the NQDC in either a lump sum or up to 10 annual installments which will be paid upon separation from service. The responsibility to pay benefits under the NQDC is an unfunded obligation of the Company.

The following table provides information regarding the accounts of the named executive officers under the NQDC in fiscal year 2008.

	Executive	Registrant
	Contributions	Contributions	Aggregate Earnings	Aggregate Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($) (1)	($) (2)	($) (3)	($) (4)
Donald R. Knauss	$558,875	$—	$ (98,949)	$ 599,413
Lawrence S. Peiros	852,925	54,163	(341,012)	2,289,366
Frank A. Tataseo	472,500	42,438	(314,608)	2,026,186
Daniel J. Heinrich	—	44,415	(27,475)	187,423
Beth Springer	496,100	41,230	(221,286)	1,405,001

(1)	For Messrs. Knauss and Peiros, the amount represents salary and annual incentive awards deferred during fiscal year 2008. Deferred salary is reported in the Summary Compensation Table - Salary. For Mr. Tataseo and Ms. Springer, the amounts represent annual incentive awards deferred during fiscal year 2008. Deferred annual incentive awards are also reported in the Summary Compensation Table - Non-Equity Incentive Plan Compensation. Information regarding the deferral of salary and annual incentive awards is described above.

(2)	Represents that portion of the Company contribution up to 7% of salary that is in excess of IRC Compensation limits pursuant to the Value Sharing restoration provision of the NQDC plan. These contributions are also reported in the Summary Compensation Table - All Other Compensation.

(3)	Earnings are based on the investment option of a 30-year Treasury Bond yield or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, the S&P 500 Index or a combination of both, as elected by the participant. For fiscal year 2008, the 30-year Treasury Bond return was 4.8% and the S&P 500 index return was (13.1%).

(4)	Reflects aggregate balances under the Value Sharing restoration provision of the NQDC plan and deferred salary and deferred annual incentive amounts as of the end of fiscal year 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. Excluding Mr. Knauss, the named executive officers’ employment agreements are “evergreen” in that they renew daily to maintain a two-year term, unless the Company provides the named executive officer with written notice of non-renewal. Mr. Knauss’ employment agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for employment agreements.

Employment Agreements with Named Executive Officers Other than Mr. Knauss. Each employment agreement sets forth that the named executive officer’s annual base salary will be subject to periodic review in accordance with the Company’s regular administrative practices for executive officers. The employment agreement also states that each named executive officer is eligible to participate in the EIC Plan, the Company’s long-term incentive program, the SERP and other employee benefit plans made available to the Company’s named executive officers. Information regarding these plans and the periodic review of our named executive officer salaries is discussed in the Compensation Discussion and Analysis section of this proxy.

Under the terms in the employment agreements, our named executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without cause, (2) due to retirement, (3) due to disability, or (4) due to death. The amounts of benefits will vary based on the reason for termination. No benefits are payable under the terms of the employment agreements if the Company terminates the named executive officer for “cause” or the named executive officer terminates “at will.”

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plan, accrued retirement benefits and previously vested stock options, except as outlined below under Termination for “Cause.” For further information about previously earned amounts, see Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table and Nonqualified Deferred Compensation.

Under the employment agreements, each named executive officer agrees to keep confidential, during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and also agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Termination benefits under the employment agreements for our named executive officers are as follows, except to the extent discussed separately with respect to Mr. Knauss:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the employment agreements entitle the named executive officer to receive a severance payment after the termination in the form of a lump sum payment. The severance amount is equal to two times the named executive officer’s current base salary, plus two times 75% of his or her average annual EIC awards for the preceding three years. In addition, an amount equal to 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination, is provided in lieu of EIC participation in the year of termination.

The employment agreements provide that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for the two-year period following termination on the same terms as active employees. In addition, if at the end of, and including, this two-year period the named executive officer will be age 55 or older and have at least 10 years of employment with the Company, he or she will be eligible to participate in the medical and/or dental plans offered to former employees who retire at age 55 or older, provided they have at least 10 years of service, on the same terms as such other former employees. This coverage will continue until the named executive officer is age 65 and, thereafter, the named executive officer may participate in the Company’s retiree health plan as it may exist in the future, provided the named executive officer is otherwise eligible to participate in the retiree health plan. If the named executive officer will be age 55 or older and have at least 10 years of service at the end of, and including, the two-year period following termination, the named executive officer will receive two additional years of service credit under the SERP.

Upon termination, each named executive officer will also be entitled to purchase the Company-leased automobile, if any, that he or she has used at the “buyout amount” specified by the lessor.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company. If notice of non-renewal has been given under an employment agreement prior to termination, the actual severance payment multiple and length of continuation of benefits after termination would be a lower amount based on the number of months remaining in the term of the employment agreement at the time of termination without cause.

Termination Due to Retirement. If the named executive officer is eligible to receive benefits under the SERP, then upon three months written notice, the named executive officer may terminate employment due to “retirement.” Under the employment agreements, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and a pro-rata portion of the EIC award for the fiscal year in which retirement occurs. He or she will also be eligible to receive SERP and other retirement benefits. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with 10 years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term incentive program, as determined in accordance with the terms of the respective award agreements and plan document.

Termination Due to Death or Disability. Under each employment agreement, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to the named executive officer’s salary through the end of the month in which the death occurred and is entitled to a pro-rata portion of the named executive officer’s target EIC award for the fiscal year of death. Benefits are also paid pursuant to the Company’s life insurance plan on the executive in the event of death.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of termination and will also be entitled to a pro-rata portion of the target EIC award for the fiscal year of the termination.

Termination For “Cause.” The Company may terminate a named executive officer’s employment for “cause” at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of termination, but would not be entitled to any EIC award for the fiscal year in which the termination for cause occurs. “Cause” is defined in the employment agreements as: (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing; (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (3) exhibiting gross negligence in the course of employment; (4) the failure to obey a lawful direction of the board of directors; and (5) acting in any manner inconsistent with the Company’s best interests and values. All stock option grants awarded since September 2005 will be forfeited upon a termination for “cause.” In addition, for performance shares awarded since September 2005, any retirement-related benefits a named executive officer would normally receive, if applicable, will be forfeited upon a termination for “cause.”

Termination “At Will.” The named executive officer may terminate his or her employment at any time upon 10 business days’ written notice. Upon the named executive officer’s “at will” termination (other than due to retirement), the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any EIC award for the fiscal year of termination.

The Company has also entered into change in control agreements with each of the named executive officers, which are described below under Potential Payments Upon Change in Control.

Mr. Knauss’ Employment Agreement. On August 25, 2006, the Company entered into an employment agreement with Mr. Knauss, which became effective on October 2, 2006, when Mr. Knauss began his employment as chairman and CEO of the Company. As noted above, Mr. Knauss’ employment agreement has a three-year term subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective.

Mr. Knauss’ agreement sets forth that his annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the Compensation Discussion and Analysis. The employment agreement also states that Mr. Knauss is eligible to participate in the Company’s EIC Plan, the Company’s long-term incentive program, the Company SERP, and the replacement SERP, which are described in the Compensation Discussion and Analysis, and other employee benefit plans made available to the Company’s named executive officers.

Under the terms of his agreement, Mr. Knauss is entitled to certain relocation benefits including those available under the Company’s relocation policy and additional benefits set forth in the agreement. Relocation benefits paid in fiscal year 2008 are specified in the Summary Compensation Table.

Upon completion of seven years of service, Mr. Knauss will be deemed retirement eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers, provided, however, that such treatment will not apply to the extent Mr. Knauss is eligible for retiree benefits from his prior employer. Mr. Knauss is eligible to participate in the Company SERP and will be eligible for an early retirement benefit upon completion of seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the SERP of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be the greater of the amount attributable to the Company SERP or the replacement SERP. For information regarding the Company SERP and the replacement SERP, see Overview of Pension Benefits — The Replacement Supplemental Executive Retirement Plan.

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for “cause” are similar to the terms of the agreements of our other named executive officers, which are described above. Mr. Knauss’ termination benefits differ from those for other named executive officers in the following ways:

Upon termination by the Company without cause, or by Mr. Knauss for “good reason,” and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:

  A lump sum amount equal to three times his current base salary, plus three times 75% of his average annual EIC awards for the preceding three years (or actual years, if less than three).

  A pro-rata portion of the EIC award for the fiscal year in which termination occurs based on actual Company results, paid at the end of the fiscal year.

  Continuation of medical and dental benefits for the three-year period after termination. In addition, if Mr. Knauss has completed seven years of service at the time of the termination, he will be entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least 10 years of service.

  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment and is vested in his Company SERP benefit at the time of the termination, the termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive awards plan, provided that Mr. Knauss irrevocably elects to commence benefits under the SERP. If Mr. Knauss is not vested in the SERP, or does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.

  Any portion of 23,500 designated restricted stock units and any portion of 61,000 designated stock options awarded to Mr. Knauss under his employment agreement that remain unvested at the time of Mr. Knauss’ termination will immediately vest, and the options will remain exercisable for three years following his termination. In addition, any portion of up to 214,000 stock options that are vested at the time of termination will remain exercisable for one year.

  If Mr. Knauss’ employment is terminated by the Company without cause or by Mr. Knauss for “good reason” at any time following the issuance by the Company of a notice of non-renewal on the third anniversary of the employment agreement date, 5,875 of the unvested restricted stock units granted under his employment agreement and 15,250 of the unvested stock options granted under his employment agreement will immediately vest, and the options will remain exercisable for one year after his termination. If, however, the notice of non-renewal is effective at any other time, 61,000 of Mr. Knauss’ vested stock options will remain exercisable for three years after his termination and the remaining vested stock options will remain exercisable for one year after the termination. Continued vesting is subject to the earlier expiration of the term of each stock option grant.

“Good reason” is defined in Mr. Knauss’ employment agreement as the (1) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, (2) Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement, (3) relocation of Mr. Knauss’ office that increases his commute by more than 40 miles, (4) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement, or (5) Company’s failure to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the board of directors to appoint Mr. Knauss to the board of directors will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as (1) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after being warned in writing, (2) committing a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude, (3) exhibiting gross negligence in the course of employment, or (4) the failure to obey a lawful direction of the board of directors.

Also on August 25, 2006, the Company entered into a change in control agreement with Mr. Knauss, which is described below under Potential Payments Upon Change in Control.

Potential Payments upon Change in Control

We have agreements with Mr. Knauss and each of our other named executive officers that take effect only if a “change in control” occurs. Excluding Mr. Knauss, until November 2007, each named executive officer had a change in control agreement that renewed daily to maintain a three-year term unless the Company provided the named executive officer written notice of non-renewal. On November 16, 2007, the Company provided the executive officers other than Mr. Knauss notice of non-renewal and, thus, the agreements will expire on January 17, 2011. Mr. Knauss’ change in control agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for change in control agreements.

The benefits and protections provided under the change in control agreements apply for a two-year period commencing immediately upon the occurrence of a change in control of the Company. A change in control is defined in the agreements as (1) a change in the composition of a majority of the board of directors within any twelve-month period, unless approved by a majority of incumbent directors, (2) a consummation of a reorganization, merger, consolidation or sale, unless the Company’s shareholders own more than 50% of the Common Stock or voting stock of the successor corporation, no person owns more than 20% of the Common Stock or voting stock of the successor corporation or the majority of the directors are incumbent directors, (3) shareholder approval of the sale of all or substantially all of the Company’s assets, or (4) an acquisition by a party of at least 50% of Common Stock or voting stock or at least 30% of voting stock over a twelve-month period.

The severance and other benefits payable to our named executive officers under their agreements are due only in the event of a “double trigger” in which there is first a change in control and subsequently a qualifying termination of employment. Qualifying terminations of employment include involuntary termination by the Company without cause or voluntary termination by the named executive officer with “good reason,” each within a two-year protection period that commences upon a change in control. “Good reason” is defined in the change in control agreements as a material diminution of position or an assignment of inconsistent duties, a decrease in or failure to provide compensation and benefits, a material change in work location, a termination of the named executive officer’s employment by the Company other than as expressly permitted by the agreement or any material failure by the Company to have a successor assume the agreement. In addition, under Mr. Knauss’ change in control agreement, a failure of the board of directors to nominate Mr. Knauss to the board of directors at any time will constitute good reason. Failure by the stockholders to elect Mr. Knauss to the board of directors shall not constitute good reason. “Cause” is defined in the change in control agreements as the (1) willful and continued failure to perform duties after receiving a written warning and (2) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Severance-related benefits under the change in control agreements for our named executive officers, including Mr. Knauss, for qualifying terminations are as follows:

  Cash compensation equal to three times base salary and three times the average annual EIC awards for the preceding three years (or actual years, if less than three), plus 100% of the average annual EIC awards for the preceding three years (or actual years, if less than three), pro-rated to the date of termination. This amount will be paid in a lump sum after termination.

  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum after termination.

  Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier. In addition, for purposes of determining the named executive officer’s eligibility for retiree benefits under other Company plans and programs, the named executive officer will be deemed to have continued employment during such period and to have retired on the last day of such period.

  Financial planning services for the calendar year of termination.

  If a Company-leased automobile was being used by the named executive officer, he or she would be entitled to purchase the automobile at the “buyout amount” specified by the lessor.

  Any outstanding stock awards granted to the named executive officer under the Company’s long-term incentive awards program prior to the change in control will automatically vest in accordance with the terms of the award agreements.

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the IRC, the agreements provide for a “gross-up” payment to cover any federal excise taxes owed by the named executive officer on any change in control-related severance payments and benefits. The gross-up is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up. The Company can reduce the severance payments up to 5% to avoid the excise tax. If a larger reduction is required, the Company pays the full excise tax gross-up. This gross-up and the change in control severance-related benefit amounts are reflected in Estimated Potential Payments Upon Termination or Change in Control.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all restricted stock units and stock options granted to him under his employment agreement become fully vested and, in the case of the options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the restricted stock units and stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Under the change in control agreements, each named executive officer agrees to keep confidential during the term of employment and thereafter, all information regarding the Company that he or she receives during the term of employment and agrees that he or she will not solicit for employment any customer or employee of the Company for two years after termination.

Estimated Potential Payments upon Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under different scenarios, excluding earned amounts, such as vested amounts or accrued benefits. The amounts shown assume that the termination was effective as of the last business day of fiscal year 2008 (i.e., June 30, 2008) and that the closing price of Clorox Common Stock, upon which certain of the calculations are based, was $52.20 on that date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable, they are based on assumptions outlined in the footnotes below and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur. For further details about the post-termination amounts shown in the table below, see Employment Agreements and Potential Payments Upon a Change in Control above.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for “good reason” within two years after a change in control.

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change In
Name and Benefits	for CEO Only)		Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$6,658,125	(1)	$7,370,000	(2)	$—		$—	(3)	$—	(3)
Stock Options	—	(4)	—	(5)	—	(4)	—	(6)	—	(6)
Restricted Stock	958,183	(7)	3,404,536	(8)	958,183	(7)	3,404,536	(9)	3,404,536	(9)
Performance Shares	—		656,850	(10)	—		1,970,550	(11)	1,970,550	(11)
Retirement Benefits	—	(12)	2,970,656	(13)	—	(12)	2,787,242	(14)	744,593	(15)
Health and Welfare Benefits	—	(16)	21,903	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		1,255,500		1,000,000
Financial Planning (19)	—		15,750		—		—		—
Excise Tax Gross-Up (20)	—		6,672,719		—		—		—
Total Estimated
Incremental Value	$7,616,308		$21,112,414		$958,183		$9,417,828		$7,119,679
Lawrence S. Peiros
Cash Severance	$2,267,850	(21)	$3,698,400	(2)	$—	(22)	$—	(3)	$—	(3)
Stock Options	—	(23)	—	(5)	—	(23)	—	(6)	—	(6)
Restricted Stock	—		—		—		—		—
Performance Shares	755,160	(24)	944,820	(10)	755,160	(24)	1,472,040	(11)	1,472,040	(11)
Retirement Benefits	3,822,870	(25)	3,907,860	(13)	—		1,469,627	(14)	1,855,481	(15)
Health and Welfare Benefits	14,434	(16)	36,822	(17)	—		—		—
Disability/Life Insurance (18)	—		—		—		644,760		600,000
Financial Planning (19)	—		15,750		—		—		—
Excise Tax Gross-Up (20)	—		3,659,377		—		—		—
Total Estimated
Incremental Value	$6,860,314		$12,263,029		$755,160		$3,586,427		$3,927,521

	Involuntary
	Termination
	Without Cause		Termination
	(or Good Reason		After Change In
Name and Benefits	for CEO Only)		Control		Retirement	Disability		Death
Frank A. Tataseo
Cash Severance	$1,822,600	(21)	$2,664,511	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		—	(5)	—	—	(6)	—	(6)
Restricted Stock	—		—		—	—		—
Performance Shares	—		833,460	(10)	—	1,263,240	(11)	1,263,240	(11)
Retirement Benefits	3,574,300	(25)	3,745,698	(13)	—	1,970,403	(14)	1,757,317	(15)
Health and Welfare Benefits	16,812	(16)	36,824	(17)	—	—		—
Disability/Life Insurance (18)	—		—		—	431,133		470,000
Financial Planning (19)	—		15,750		—	—		—
Excise Tax Gross-Up (20)	—		—		—	—		—
Total Estimated
Incremental Value	$5,413,712		$7,296,243		$—	$3,664,776		$3,490,557
Daniel J. Heinrich
Cash Severance	$1,977,550	(21)	$3,237,867	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		—	(5)	—	—	(6)	—	(6)
Restricted Stock	—		261,000	(8)	—	261,000	(9)	261,000	(9)
Performance Shares	—		826,500	(10)	—	1,252,800	(11)	1,252,800	(11)
Retirement Benefits	—		2,603,975	(13)	—	—	(14)	—	(15)
Health and Welfare Benefits	16,812	(16)	37,254	(17)	—	—		—
Disability/Life Insurance (18)	—		—		—	467,233		500,000
Financial Planning (19)	—		15,750		—	—		—
Excise Tax Gross-Up (20)	—		3,451,500		—	—		—
Total Estimated
Incremental Value	$1,994,362		$10,433,846		$—	$1,981,033		$2,013,800
Beth Springer
Cash Severance	$1,806,725	(21)	$2,953,067	(2)	$—	$—	(3)	$—	(3)
Stock Options	—		—	(5)	—	—	(6)	—	(6)
Restricted Stock	—		—		—	—		—
Performance Shares	—		833,460	(10)	—	1,263,240	(11)	1,263,240	(11)
Retirement Benefits	—		258,427	(13)	—	289,741	(14)	853,060	(15)
Health and Welfare Benefits	9,402	(16)	25,670	(17)	—	—		—
Disability/Life Insurance (18)	—		—		—	427,383		466,000
Financial Planning (19)	—		15,750		—	—		—
Excise Tax Gross-Up (20)	—		2,076,355		—	—		—
Total Estimated
Incremental Value	$1,816,127		$6,162,729		$—	$1,980,364		$2,582,300

(1)	This amount represents three times Mr. Knauss’ current base salary of $1,000,000 plus three times 75% of his annual EIC award for the preceding year plus 100% of his current year EIC award target of $1,200,000, pro-rated to the date of termination. In accordance with Mr. Knauss’ employment agreement, his actual EIC award for fiscal year 2007 has been substituted for his average annual EIC awards for the preceding three years for purposes of calculating his severance payment since Mr. Knauss had only received one EIC award as of June 30, 2008.

(2)	This amount represents three times the named executive officer’s current base salary, plus three times the average EIC awards for the preceding three years, plus the average EIC awards for the preceding three years, prorated to the date of termination, except as discussed in footnote (1) above with respect to Mr. Knauss. For Mr. Tataseo, this amount has been reduced by the allowable amount by which his gross-up payment can be cut back to avoid the IRC Section 4999 excise tax.

(3)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata EIC award through the date of termination. However, all bonus-eligible employees active as of June 30, 2008 are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date.

(4)	This amount represents the value of the accelerated vesting of 45,750 of Mr. Knauss’ stock options in accordance with his employment agreement, calculated as the difference between the June 30, 2008 closing stock price of $52.20 and the exercise price for each option. The exercise price for these options was greater than the stock’s closing price at the end of the fiscal year making the total value $0.

(5)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 30, 2008 closing stock price of $52.20 and the exercise price for each option. The exercise price for all of the named executive officers’ outstanding option grants was greater than the stock’s closing price at the end of fiscal year 2008 making the total value for all named executive officers $0.

(6)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 30, 2008 closing stock price of $52.20 and the exercise price for each option. The exercise price for all of the named executive officers’ outstanding option grants was greater than the stock’s closing price at the end of fiscal year 2008 making the total value for all named executive officers $0.

(7)	This amount represents the value of the accelerated vesting of 18,356 of Mr. Knauss’ restricted stock units in accordance with his employment agreement. This amount represents the unvested portion of his initial grant of 23,500 restricted stock units that will vest upon termination plus 731 restricted stock units as a result of reinvested dividends related to the 23,500 units. This dollar amount was determined by multiplying 18,356 units times the closing price of our Common Stock on June 30, 2008 of $52.20.

(8)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units. This dollar amount was determined by multiplying 65,221 units for Mr. Knauss and 5,000 units for Mr. Heinrich times the closing price of our Common Stock on June 30, 2008 of $52.20. Mr. Knauss’ restricted stock units represent the unvested portion of his initial grant of 83,500 restricted stock units per his employment agreement plus 2,596 restricted stock units due to reinvested dividends.

(9)	This amount represents the value of the accelerated vesting of all outstanding restricted stock units upon the named executive officer’s termination due to disability or death determined by multiplying 65,221 units for Mr. Knauss and 5,000 units for Mr. Heinrich times the closing price of our Common Stock on June 30, 2008 of $52.20.

(10)	Performance shares will vest on a pro-rata basis upon a qualifying termination after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 30, 2008 of $52.20.

(11)	This amount represents the value of the vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2008 of $52.20. Upon a death or disability, performance shares will all vest. The actual payout will not be determined until the end of the performance period.

(12)	Mr. Knauss received 3 years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued.

(13)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the third anniversary of the date of termination or, other than for Mr. Knauss, the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans.

(14)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued to date of the replacement SERP benefit. Mr. Heinrich is not yet eligible for this SERP benefit.

(15)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued to date of the replacement SERP benefit payable to his beneficiary. Mr. Heinrich is not yet eligible for this SERP benefit.

(16)	This amount represents the estimated Company cost of providing continuing medical and dental benefits to Mr. Knauss for the three-year period follow his termination of employment and to the other named executive officers for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans so there is no Company cost related to this benefit.

(17)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.

(18)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same level of benefit offered to other salaried employees. The death benefit represents the life insurance payment elected by the named executive officer, and is also the same as that offered to other salaried employees.

(19)	This amount represents the cost of providing financial planning services for the year of termination.

(20)	This amount represents the gross-up payment to cover any IRC Section 4999 excise tax owed by the named executive officer on any change in control-related severance payments and benefits.

(21)	This amount reflects three times the named executive officer’s current base salary, plus three times 75% of his or her average annual EIC awards for the preceding three years, plus 75% of his or her average annual EIC awards for the preceding three years, pro-rated to the date of termination.

(22)	Mr. Peiros is the only named executive officer who is retirement eligible and thus is eligible for a pro-rata EIC award upon retirement. However, all bonus-eligible employees active as of June 30, 2008 are eligible to receive an EIC award so a pro-rata EIC award would not be applicable as of this date.

(23)	Mr. Peiros is retirement eligible and, thus, all his unvested options held greater than one year will automatically vest upon his termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 30, 2008 closing stock price of $52.20 and the exercise price for each option. The exercise price for all these options was greater than the stock’s closing price at the end of fiscal year 2008 making the total value $0.

(24)	Mr. Peiros is retirement eligible and, thus, is entitled to receive a pro-rata portion of all performance shares held at least one year upon his termination. This value represents the pro-rata vesting of the eligible shares from the September 2005 and the September 2006 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2008 of $52.20. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement eligible forfeit shares upon termination in this circumstance.

(25)	For Messrs. Peiros and Tataseo, this amount represents the value of the continuation of benefits and service accruals under the Company SERP per the provisions of the employment agreement, assuming each will be age 55 with 10 or more years of service at the end of the two-year period following termination.

DIRECTOR COMPENSATION

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2008:

	Fees Earned	Stock	Option	All Other	Total
	Or Paid in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)	($)
Daniel Boggan, Jr.	$85,000	$100,000	$—	$—	$185,000
Richard Carmona (4)	75,000	75,000	—	—	150,000
Tully M. Friedman	85,000	100,000	—	—	185,000
George Harad	87,582	100,000	25,066	—	212,648
Robert W. Matschullat	82,506	100,000	—	—	182,506
Gary G. Michael	100,000	100,000	—	—	200,000
Edward A. Mueller (5)	87,582	75,000	—	—	162,582
Jan L. Murley	75,000	100,000	—	—	175,000
Michael E. Shannon (6)	35,178	75,000	—	—	110,178
Pamela Thomas-Graham	75,000	100,000	12,872	—	187,872
Carolyn M. Ticknor	75,000	100,000	17,021	—	192,021

(1)	The amount reported in the “Fees Earned or Paid in Cash” column reflects the total annual cash retainer amount and other cash compensation earned by each director in fiscal year 2008 and includes amounts deferred into cash or deferred stock units and/or issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.

(2)	The amount reported reflects the dollar amount accrued for financial statement reporting purposes for fiscal year 2008 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), with respect to the annual grant of deferred stock units earned during fiscal year 2008. Awards are granted on an annual basis at the end of each calendar year, and accordingly, the expense accrued for fiscal year 2008 relates to two calendar quarters relating to the award that was granted on December 31, 2007, and two calendar quarters relating to the award that was earned, but will not be granted until December 31, 2008. Refer to Note 17 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2008, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS 123(R). As of June 30, 2008, the following directors had the following aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and annual awards of deferred stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 16,982 units; Dr. Carmona – 1,164 units; Mr. Friedman – 21,914 units; Mr. Harad – 6,145 units; Mr. Matschullat – 45,490 units; Mr. Michael – 5,457 units; Mr. Mueller – 2,087 units; Ms. Murley – 7,940, Mr. Shannon – 787 units; Ms. Thomas-Graham – 4,286 units; and Ms. Ticknor – 8,786 units.

(3)	The amount reported reflects the dollar amount recognized for financial statement reporting purposes for fiscal year 2008 under SFAS 123(R), rather than an amount paid to or realized by the director, for outstanding stock options held by the director that were granted in prior years. No stock options were awarded to directors in fiscal year 2008, and the award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. Assumptions used in the calculation of the compensation costs are included in Note 17 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008. As of June 30, 2008, the following directors had options for the following aggregate number of shares: Mr. Boggan – 14,000 shares; Dr. Carmona – 0 shares; Mr. Friedman – 14,000 shares; Mr. Harad – 8,000 shares; Mr. Matschullat – 20,000 shares; Mr. Michael – 6,000 shares; Mr. Mueller – 0 shares; Ms. Murley – 16,000 shares; Mr. Shannon – 16,000 shares; Ms. Thomas-Graham – 8,000 shares; and Ms. Ticknor – 8,000 shares.

(4)	Mr. Carmona joined the board on February 5, 2007. In accordance with the terms of the Company’s director compensation plan, the annual deferred stock unit award is pro-rated based on the number of full fiscal quarters served during the calendar year.

(5)	Mr. Mueller joined the board on February 5, 2007. In accordance with the terms of the Company’s director compensation plan, the annual deferred stock unit award is pro-rated based on the number of full fiscal quarters served during the calendar year.

(6)	Mr. Shannon retired from the board on November 17, 2007. In accordance with the terms of the Company’s director compensation plan, the annual deferred stock unit award is pro-rated based on the number of full fiscal quarters served during the calendar year.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers earned for board service and service as presiding director or a committee chair for each fiscal year:

Annual director retainer	$75,000
Presiding director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

Directors who serve as a board member, presiding director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year.

In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the board of directors.

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock on the date on which the fees are scheduled to be paid.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units valued at $100,000. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year. Directors who serve as non-employee board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the manner described above.

Stock Ownership Guidelines for Directors

The board of directors believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The board of directors therefore requires that each non-employee director, within three years of being first elected, own Common Stock or deferred stock units having a market value of at least two times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the board of directors. As of June 30, 2008, each non-employee director was in compliance with the guidelines.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s 500 Stock Index and a composite index composed of the Standard & Poor’s Household Products Index and the Standard & Poor’s Housewares & Specialties Index (referred to below as the Peer Group) for a five-year period ending June 30, 2008. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among The Clorox Company, The S&P 500 Index And The Peer Group

*$100 invested on 6/30/03 in stock and index and assuming reinvestment of dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from its directors and officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers were complied with during fiscal year 2008.

PROPOSAL NO. 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009. Ernst & Young LLP has been so engaged since February 15, 2003.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The Audit Committee and the board of directors recommend the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending June 30, 2009.

The people designated in the enclosed proxy will vote your shares FOR ratification unless you include instructions to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER INFORMATION

Financial Statements and Form 10-K

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting, Reports of Independent Registered Public Accounting Firm; Valuation and Qualifying Accounts and Reserves schedule; and Reconciliation of Economic Profit. The Company’s Form 10-K has been filed with the SEC and a copy may be obtained, without charge, by calling Clorox Shareholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the Presiding Director, to a board committee, the independent directors as a group or to the board of directors as a whole, by addressing the communication to the named individual, to the committee, to the independent directors as a group or to the board of directors as a whole c/o The Clorox Company, Attention: Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders by the Company. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners and the corresponding forwarding expenses will be reimbursed by the Company. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers, and/or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail, by telephone and via the Internet.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2009 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than June 6, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. To be timely for the 2009 Annual Meeting, the notice must be received by the Secretary between July 22, 2009 and August 21, 2009. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

By Order of the Board of Directors

Angela C. Hilt
Vice President – Corporate Secretary
& Assistant General Counsel

October 3, 2008

Appendix A

Management’s Discussion and Analysis of Financial Condition and Results of Operations,
Consolidated Financial Statements, Management’s Report on Internal Control over Financial Reporting and Reports of Independent Registered Public Accounting Firm

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. The MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. This MD&A includes the following sections:

  Executive Overview

  Results of Operations

  Financial Position and Liquidity

  Contingencies

  Quantitative and Qualitative Disclosure about Market Risk

  New Accounting Pronouncements

  Critical Accounting Policies and Estimates

EXECUTIVE OVERVIEW

The Clorox Company (the Company or Clorox) is a leading manufacturer and marketer of consumer products with fiscal year 2008 net sales of $5,273. The Company sells it products primarily through mass merchandisers, grocery stores and other retail outlets. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners, Poett® and Mistolín® cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the Company manufactures products in more than 15 countries and markets them in more than 100 countries.

The Company operates through two operating segments: North America and International. The North America operating segment includes all products marketed in the United States and Canada. The International operating segment includes all products marketed outside the United States and Canada. Historical segment financial information presented herein has been revised to reflect these two operating segments, which were adopted in the first quarter of fiscal year 2008. The Company’s Corporate segment includes certain nonallocated administrative costs, amortization of trademarks and other intangible assets, interest income, interest expense, foreign exchange gains and losses, and other nonoperating income and expense.

The Company primarily markets its leading brands in midsized categories with attractive economic and competitive sets. Most of the Company’s products compete with other nationally-advertised brands within each category and with “private label” brands.

Strategic Initiatives

The Company has developed a strategy to guide it through its 100-year anniversary in 2013. As part of its Centennial Strategy, the Company has established two main objectives: 1) to maximize economic profit across its categories, customers and countries; and 2) be the best at building big-share brands in economically-attractive midsized categories.

The Company has established financial goals to measure its progress against the Centennial Strategy. These goals include 3%-5% annual sales growth, before acquisitions, and 50-75 basis points of improvement in earnings before interest and taxes (EBIT) margin. Additionally, the Company has plans to carefully manage the growth of its asset base. If these financial goals are achieved, the Company believes it can realize double-digit percentage economic profit growth (See “Economic profit” section below) and free cash flow (See “Free cash flow” section below) of 10% of net sales or more.

The Company plans to achieve these financial goals through its leading product portfolio and by leveraging its capabilities in the areas of the consumer, the customer and cost management. From a portfolio perspective, the Company plans to achieve accelerated growth both in and beyond its core categories. The Company is focused on creating value by investing in new and existing categories with profitable growth potential, particularly those categories aligned with global consumer trends in the areas of health and wellness, sustainability, convenience and a more multicultural marketplace. To accomplish this, the Company is focusing on growing existing brands, expanding into adjacent product categories, entering new sales channels, increasing distribution within existing countries and pursuing new businesses in growing markets where the Company can establish and sustain a competitive advantage.

The Company will continue to leverage and grow its capabilities in demand creation and strengthen consumer loyalty to its brands through its three strategic capabilities: Desire, Decide and Delight.

Desire is about integrated pre-purchase communications that increase consumers’ awareness about how the Company’s brands meet their needs;

Decide is about winning at the store shelf, through superior packaging and execution of product assortment, merchandising, pricing and shelving; and

Delight is about continuing to offer high-quality, consumer-preferred products that exceed their expectations, so the consumers will continue to purchase the Company’s products.

The Company will also continue to aggressively focus on pricing and cost management to offset the impact of rising commodity costs and enhance its margins.

Fiscal Year 2008 Summary

Financial Highlights

The Company reported net earnings for the year ended June 30, 2008, of $461 and diluted net earnings per share of $3.24 based on weighted average diluted shares outstanding of approximately 142 million. This compares to net earnings for the year ended June 30, 2007, of $501 and diluted net earnings per share of $3.26 based on weighted average diluted shares outstanding of approximately 154 million. Restructuring-related charges were $0.26 per diluted share for the year ended June 30, 2008, (See “Restructuring and asset impairment costs” section below) as compared with $0.10 per diluted share for the year ended June 30, 2007. Also included in the Company’s results for the year ended June 30, 2008, were costs of $0.09 per diluted share related to the Company’s acquisition of Burt’s Bee, Inc (See “Investing Activities” section below).

The Company continues to face a challenging cost environment, largely driven by cost pressures across a large spectrum, including commodity costs, primarily resin and agricultural commodities, and increased energy-related manufacturing and logistics costs. The Company is addressing these challenges through price increases, on-going cost savings programs, focus on product mix and assortment, innovative product improvements and new products, and advertising and trade promotional spending to support and grow its brands.

Certain key fiscal year 2008 developments are summarized as follows:

  The Company delivered 9% sales growth. Three percentage points of sales growth came from acquisitions with the balance of sales growth from established brands and new products, including the launch of Green Works™, an innovative line of natural cleaners.

  The Company responded to cost pressures by executing price increases and aggressively managing costs through initiatives that generated $93 of cost savings, of which $81 was included in gross profit and the remaining $12 was included in other lines of the Consolidated Statement of Earnings.

  In August 2007, the Company entered into an accelerated share repurchase (ASR) agreement under which the Company repurchased $750 of its shares of common stock from two investment banks. Under the agreement, the banks delivered an initial amount of 10.9 million shares in August 2007 and, upon final settlement, an additional 1.1 million shares in January 2008 (See “Share Repurchases and Dividend Payments” section below).

  In November 2007, the Company acquired Burt’s Bees Inc. (BBI), a leading manufacturer and marketer of natural personal care products for an aggregate price of $913, excluding $25 for tax benefits associated with the acquisition (See “Investing Activities” section below).

  The Company issued $750 of debt in notes in October 2007 and $500 of debt in notes in March 2008. These debt issuances were used to partially finance the ASR agreement, the acquisition of BBI and to retire commercial paper (See “Financing Activities” section below).

  The Company began initiatives to simplify its supply chain and write-down certain non-strategic investments. During fiscal year 2008, the Company recognized $59 of restructuring-related charges and anticipates recognizing between $30 and $35 of additional charges related to these initiatives through fiscal year 2012 (See “Restructuring and asset impairments costs” section below). The Company may, from time to time, decide to pursue additional restructuring related initiatives and therefore may incur restructuring, asset impairment, severance and related charges in the future.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2008 to fiscal year 2007, and fiscal year 2007 to fiscal year 2006, using percent changes calculated on a rounded basis, except as noted. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. In addition, the discussion of results of worldwide operations includes certain measures not defined by accounting principles generally accepted in the United States of America (non-GAAP measures), including gross profit as a percentage of net sales excluding certain changes, economic profit and free cash flow as a percentage of net sales. Management believes these measures provide investors with additional information about the underlying results and trends of the Company. Information about these non-GAAP measures is set forth in the paragraphs where they are discussed.

CONSOLIDATED RESULTS

FINANCIAL PERFORMANCE MEASURES

Net Sales

Net sales in fiscal year 2008 increased 9% compared to the prior period. Volume grew 6%, primarily due to the acquisition of BBI, higher shipments of bleach and dilutable cleaners in Latin America, record shipments of Fresh Step® scoopable cat litter, the launch of Green Works™ natural cleaners, strong results in Brita®, and higher shipments of Clorox® disinfecting wipes and Hidden Valley® salad dressings. Partially offsetting these increases were reduced shipments in the North America segment, of Glad® and Clorox® liquid bleach. Sales growth outpaced volume growth primarily due to the benefit of favorable foreign exchange rates and price increases.

Net sales in fiscal year 2007 increased 4% compared to the prior period. Volume grew 2%, primarily due to increased shipments of home-care products, cat litter and the acquisition of bleach businesses in Canada and Latin America in December 2006 and February 2007, respectively. Contributing to the volume growth in fiscal year 2007 were increased shipments of Fresh Step® scoopable cat litter with odor eliminating carbon, Clorox® disinfecting wipes, the launch of Clorox® disinfecting cleaner and increased shipments of Clorox® toilet-bowl cleaner, due to a product improvement. These were partially offset by lower shipments of Clorox 2® color-safe bleach primarily due to the impact of aggressive competitive activity, and Glad® products, which were impacted by higher pricing, and aggressive competitive activity in the trash bags category. Sales growth outpaced volume growth, primarily due to the impact of price increases, partially offset by increased trade-promotion spending.

Gross Profit (% of net sales)

Gross profit increased 4% in fiscal year 2008, and decreased as a percentage of net sales to 41.2% in fiscal year 2008 from 43.1% in fiscal year 2007. Gross profit as a percentage of net sales was 42.1%, excluding the impact of $19 resulting from the step-up in inventory values associated with the purchase accounting for BBI and incremental charges of $23 related to the Company’s Supply Chain and Other restructuring initiatives. The decline as a percentage of net sales was largely due to increased commodity costs, primarily resin and agricultural commodities, and higher energy-related manufacturing and logistics costs, including the cost of diesel fuel. Also contributing to the decrease was increased trade promotion spending to address competitive activities. These increases were partially offset by cost savings and price increases.

Gross profit increased 7% in fiscal year 2007, and increased as a percentage of net sales to 43.1% in fiscal year 2007 from 42.2% in fiscal year 2006. The increase was primarily due to the benefit of cost savings and price increases. These factors were partially offset by increased commodity, higher manufacturing and logistics costs and increased trade-promotion spending.

Diluted net earnings per share from continuing operations

Diluted net earnings per share from continuing operations increased by $0.01 in fiscal year 2008. This slight increase was primarily driven by a decrease in shares outstanding during fiscal year 2008 due to the Company’s repurchase of 14 million of its shares (See “Share Repurchases and Dividend Payments” section below), partially offset by lower net earnings. The decrease in net earnings was primarily attributable to increased commodity costs, manufacturing and logistics costs, increased interest expense due to an increase in borrowings used to finance the BBI acquisition and ASR, and increased restructuring and asset impairment charges (See “Restructuring and asset impairment costs” section below). These increases were partially offset by volume growth, cost savings, and the benefit of favorable foreign exchange rates.

Diluted net earnings per share from continuing operations increased by $0.34 or 12% in fiscal year 2007. The increase was due to higher earnings from continuing operations driven by higher sales and cost savings.

Economic Profit

Economic Profit (EP) is a non-GAAP measure used by the Company’s management to evaluate business performance and is considered in determining management’s incentive compensation and the Company’s contribution to employee profit sharing plans (for a detailed reconciliation of EP to earnings from continuing operations before income taxes of $693, the most comparable GAAP financial measure, refer to Exhibit 99.3). EP is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense; tax effected, and less a capital charge. The capital charge represents average capital employed by the Company, as defined, multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and equity capital. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. Adjusted capital employed represents total capital employed adjusted to add back the current fiscal year’s non-cash restructuring and asset impairment costs. Total capital employed represents total assets less non-interest bearing liabilities. EP decreased by 4.2% during fiscal year 2008 primarily due to the dilutive near-term effect of the acquisition of BBI. EP increased by 8.9% during fiscal year 2007 primarily due to higher earnings from continuing operations before income taxes, largely due to volume growth and cost savings; and relatively flat average capital employed.

Free cash flow is a non-GAAP measure used by the Company’s management to help assess funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is calculated as cash provided by operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2008	2007	2006
Cash provided by operations	$730	$709	$522
Less: capital expenditures	(170)	(147)	(180)
Free cash flow	$560	$562	$342
Free cash flow as a percentage of net sales	10.6%	11.6%	7.4%

Free cash flow as a percentage of net sales decreased to 10.6% in fiscal year 2008 from 11.6% in fiscal year 2007, primarily due to the timing of tax payments and higher capital expenditures partially offset by improvements in working capital. Free cash flow as a percentage of net sales increased to 11.6% in fiscal year 2007 from 7.4% in fiscal year 2006, primarily due to a $151 income tax settlement payment in fiscal year 2006, and lower capital expenditures in 2007.

Expenses

				Change		% of Net Sales
				2008	2007
				to	to
	2008	2007	2006	2007	2006	2008	2007	2006
Selling and administrative expenses	$690	$642	$631	7%	2%	13.1%	13.2%	13.6%
Advertising costs	486	474	450	3	5	9.2	9.8	9.7
Research and development costs	111	108	99	3	9	2.1	2.2	2.1

Selling and administrative expenses increased 7% in fiscal year 2008 primarily driven by the BBI and bleach business acquisitions, increased selling costs to drive growth in the grocery channel, the impact of inflationary pressure in Latin America, and increased sales commissions.

Selling and administrative expenses increased 2% in fiscal year 2007 primarily due to transition fees related to the Company’s Information Technology Services (ITS) Agreement (See “Restructuring and asset impairment costs” section below), higher sales commissions, the second year impact of adopting Statement of Financial Accounting Standards No. 123-R, Share Based Payment, and incremental costs to support the Company’s new Centennial strategy. These increases were partially offset by the fiscal year 2006 pretax charges of $25 associated with non-cash historical stock option compensation expense related to prior periods and $11 related to the retirement of the former chairman and CEO from his positions.

Advertising costs increased 3% in fiscal year 2008 as the Company continued to support its established brands and new products, including Green Works™ natural cleaners and BBI.

Advertising costs increased 5% in fiscal year 2007 as a result of higher spending due to advertising for Fresh Step® scoopable cat litter with odor eliminating carbon, which was launched in the third quarter of fiscal year 2006, new home-care product launches and growth initiatives in Canada and Latin America.

Research and development costs increased 3% in fiscal year 2008 as the Company continued to support product innovations.

Research and development costs increased 9% in fiscal year 2007 as a result of increased headcount and investment in innovation.

Restructuring and asset impairment costs, interest expense, other income, net and effective tax rate on continuing operations

	2008	2007	2006
Restructuring and asset impairment costs	$36	$13	$1
Interest expense	168	113	127
Other income, net	(9)	(2)	(2)
Income taxes on continuing operations	232	247	210

Restructuring and asset impairment costs of $36 in fiscal year 2008 related to the Company’s Supply Chain and Other restructuring initiatives. Total restructuring and asset impairment charges, including cost of products sold, were $59 in fiscal year 2008, of which approximately $48 was non-cash. The Supply Chain restructuring involves closing certain domestic and international manufacturing facilities. The Company anticipates redistributing production from these facilities between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. As a result of this initiative, a number of positions are being eliminated. The Company anticipates the Supply Chain restructuring will be completed in fiscal year 2012. The projected annual cost savings at the completion of this restructuring is expected to be approximately $22 to $24. The Other restructuring charges relate primarily to the write-down of certain new venture investments, intangible assets and equipment and the cost of exiting the Company’s private label food bags business.

The following table summarizes, by segment, the costs associated with the Company’s Supply Chain and Other restructuring initiatives for fiscal year 2008:

	North
	America	International	Corporate	Total
Cost of products sold	$19	$3	$1	$23
Restructuring and asset impairment:
Severance	3	2	2	7
Asset impairment	25	4	—	29
Total restructuring and asset impairment costs	28	6	2	36
Total costs	$47	$9	$3	$59

The Company anticipates approximately $20 to $25 of Supply Chain and Other restructuring-related charges, of which approximately $7 are non-cash, to be incurred in fiscal year 2009. The Company anticipates approximately $19 to $22 of the fiscal year 2009 charges to be in the North America segment, of which approximately $16 to $18 are estimated to be recognized as cost of products sold charges (primarily accelerated depreciation for manufacturing equipment and other costs associated with the Supply Chain initiative) and the remainder to be severance charges. The remaining estimated charges will be spread across the International segment and the Corporate segment, and are expected to be classified as cost of products sold and severance. The total anticipated charges for the Supply Chain and Other restructuring initiatives, for the fiscal years 2010 through 2012 are estimated to be approximately $10. The Company may, from time to time, decide to pursue additional restructuring related initiatives and therefore may incur restructuring, asset impairment, severance and related charges in the future. Total restructuring payments through June 30, 2008, were $2 and the total accrued restructuring liability as of June 30, 2008, was $5 (See Note 4).

Restructuring and asset impairment costs of $13 in fiscal year 2007 included $9 of restructuring costs associated with the ITS agreement, described below, which are included as part of the Company’s Corporate segment, and $4 of asset impairment costs, which are included as part of the North America segment.

During fiscal year 2007, the Company entered into the ITS agreement and restructured certain Information Services (IS) activities. The Company incurred administrative expenses and restructuring costs of approximately $23 during its fiscal year ending June 30, 2007, primarily associated with transition and severance costs, which are included as part of the Company’s Corporate segment. In fiscal year 2007, transition costs of $14 were recorded in administrative expense and severance and other related costs of $9 were recorded as restructuring costs. Total restructuring payments through June 30, 2007, were $9 and the total accrued restructuring liability as of June 30, 2007, was zero.

Interest expense increased $55 in fiscal year 2008, primarily due to an increase in borrowings used to finance the BBI acquisition and ASR (See “Financing Activities” section below), partially offset by lower interest rates. Interest expense decreased $14 in fiscal year 2007, driven primarily by lower debt levels as a result of a decrease in average borrowings and a $150 debt repayment in the third quarter of fiscal year 2007. These were partially offset by higher interest rates.

Other income, net of $9 in fiscal year 2008 included interest income of $12 and equity earnings in unconsolidated affiliates of $8. Partially offsetting this income were operating expenses from the Company’s investment in low-income housing partnerships and other investment losses of $7, amortization of intangible assets of $7 and net foreign exchange transaction losses of $2.

Other income, net of $2 in fiscal year 2007 included interest income of $8 and equity earnings of $8. Partially offsetting this income were amortization of intangible assets of $5, foreign exchange losses of $4 and operating expenses from the Company’s investment in low-income housing partnerships of $4.

Other income, net of $2 in fiscal year 2006 included interest income of $10 and equity earnings of $7. Partially offsetting this income were operating expenses of $15 from the Company’s investment in low-income housing partnerships.

The effective tax rate on continuing operations was 33.6%, 33.2% and 32.1% in fiscal years 2008, 2007 and 2006, respectively. The fiscal year 2008 tax rate was slightly higher than in fiscal year 2007 due to higher uncertain tax position accruals in fiscal year 2008, partially offset by a decrease in net valuation allowances and the statutory phase-in of increased rates for the domestic manufacturing deduction.

The fiscal year 2007 tax rate was higher than in fiscal year 2006 primarily due to tax benefits recognized on foreign earnings repatriated in fiscal year 2006, offset partially by lower net tax contingency accruals in fiscal year 2007, primarily as a result of the settlement of federal tax issues for the fiscal years 1997 to 2000.

Earnings from discontinued operations

	2007	2006
Earnings from discontinued operations	$5	$1
Diluted earnings per share from discontinued operations	$0.03	$0.01

Diluted earnings per share from discontinued operations in fiscal year 2007 represents an income tax benefit of $5 related to the sale of certain assets remaining from the Company’s discontinued operations in Brazil (See Note 3). Diluted earnings per share from discontinued operations in fiscal year 2006 represents the final receipt of revenues from the interim production of insecticides and Soft Scrub® following the Henkel share exchange (See Note 3).

Segment Results

NORTH AMERICA

				Change
				2008	2007
				to	to
	2008	2007	2006	2007	2006
Net sales	$4,440	$4,130	$4,005	8%	3%
Earnings from continuing operations before income taxes	1,211	1,205	1,131	—	7

Fiscal year 2008 versus fiscal year 2007: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2008. Volume growth of 5% was primarily driven by the acquisition of BBI, increased shipments of home-care products primarily due to the launch of the Green Works™ line of natural cleaners and increased shipments of Clorox® disinfecting wipes. Also contributing to the increase was continued growth in cat litter, primarily related to Fresh Step® scoopable cat litter, and higher category consumption of Brita® driven by the overall sustainability trend in the marketplace. These were partially offset by lower shipments of Glad® products primarily driven by category decline, the Company’s exit from a private-label food bag business and lower shipments of laundry products, primarily Clorox® liquid bleach. Net sales growth outpaced volume growth primarily due to the favorable impact of Canadian exchange rates and price increases. Growth in earnings from continuing operations before income taxes was primarily driven by higher sales and cost savings offset by restructuring and asset impairment costs of $47, a $19 step-up in inventory values associated with purchase accounting for BBI, and substantial unfavorable commodity costs.

Fiscal year 2007 versus fiscal year 2006: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2007. Volume growth of 1% was driven primarily by increased shipments of Fresh Step® scoopable cat litter, due to a significant product improvement, the bleach business acquisition in Canada in the second quarter of fiscal year 2007 and increased shipments of home-care products primarily due to strong shipments of Clorox® disinfecting wipes, the launch of Clorox® disinfecting cleaner and increased shipments of Clorox® toilet-bowl cleaner. These increases were partially offset by lower shipments of Clorox 2® color-safe bleach primarily due to the impact of competitive activity. Net sales growth outpaced volume growth primarily due to the impact of price increases, partially offset by increased trade-promotion spending in response to competitive activity. Growth in earnings from continuing operations before income taxes was primarily driven by increased net sales and the benefits of cost savings, partially offset by increased commodity, logistics and advertising costs.

INTERNATIONAL

				Change
				2008	2007
				to	to
	2008	2007	2006	2007	2006
Net sales	$833	$717	$639	16%	12%
Earnings from continuing operations before income taxes	146	141	129	4	9

Fiscal year 2008 versus fiscal year 2007: Volume, net sales and earnings from operations before income taxes increased during fiscal year 2008. Volume growth of 7% was driven by increased shipments of bleach and dilutable cleaners in Latin America, primarily due to category growth and the bleach acquisition in the third quarter of fiscal year 2007. The variance between net sales and volume growth was primarily driven by pricing and favorable foreign exchange rates. Growth in earnings from continuing operations before income taxes reflects the benefit of price increases, the impact of foreign exchange rates and increases in net sales, partially offset by increased commodity costs, manufacturing and logistic costs, and charges related to restructuring and asset impairment, primarily in Latin America.

Fiscal year 2007 versus fiscal year 2006: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2007. Volume growth of 9% was driven by increased shipments of home-care products in Latin America, primarily due to category growth and the acquired bleach businesses in certain Latin American countries in the third quarter of fiscal year 2007. The variance between net sales and volume growth was primarily driven by pricing and favorable foreign exchange rates. Growth in earnings from continuing operations before income taxes reflects the benefit of higher net sales and costs savings, partially offset by the impact of increased selling and administrative costs and higher raw material costs.

CORPORATE

				Change
				2008	2007
				to	to
	2008	2007	2006	2007	2006
Losses from continuing operations before income taxes	$(664)	$(603)	$(607)	10%	(1)%

Fiscal year 2008 versus fiscal year 2007: The losses from continuing operations before income taxes attributable to Corporate increased by $61, or 10%, in fiscal year 2008, primarily due to increased interest expense as a result of higher average borrowings to finance the Company’s ASR agreement and the BBI acquisition.

Fiscal year 2007 versus fiscal year 2006: The losses from continuing operations before income taxes attributable to Corporate decreased by $4, or 1%, primarily due to pretax charges in the prior year of $25 associated with non-cash historical stock option compensation expense related to prior periods and $11 related to the retirement of the former chairman and CEO from his positions. Also contributing to the decrease were lower interest costs, due to a $150 debt repayment in the third quarter of fiscal year 2007, lower commercial paper borrowings due to strong operating cash flows, and lower operating expenses from low-income housing investments. These decreases were partially offset by costs related to the Company’s ITS Agreement, incremental costs to support the Company’s Centennial strategy, increased foreign exchange losses and other smaller items.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the financial position and liquidity describes the Company’s consolidated operating, investing and financing activities, contractual obligations and off balance sheet arrangements. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion.

The Company’s financial position and liquidity remained strong during fiscal year 2008, due to the continued strength of operating cash flows. During fiscal year 2008, the Company remained disciplined in its capital spending and used its strong cash flows and access to the credit markets to purchase BBI, increase dividend payments and repurchase shares.

The following table summarizes cash activities:

	2008	2007	2006
Cash provided by continuing operations	$730	$709	$514
Cash used for investing activities	(1,082)	(268)	(161)
Cash provided by (used for) financing activities	380	(456)	(462)

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of those cash balances from some of the Company’s subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. The Company’s cash holdings for fiscal years 2008 and 2007 were as follows:

	2008	2007
Cash held in foreign accounts in foreign currencies	$100	$73
Cash held in foreign accounts in U.S. Dollars	69	96
Cash held in domestic accounts in U.S. Dollars	45	13
Total	$214	$182

During fiscal years 2008, 2007 and 2006, the Company repatriated approximately $164, $30 and $265, respectively, of cash previously held in foreign entities. Of the fiscal year 2006 repatriated cash, $111 represented dividends paid under the terms of the American Jobs Creation Act that the Company used for reinvestment in certain qualified activities.

Operating Activities

Net cash provided by continuing operations increased to $730 in fiscal year 2008 from $709 in fiscal year 2007. The year over year increase was primarily due to the cash impact of changes in working capital, partially offset by the timing of tax payments in the fourth quarter of fiscal year 2008.

In June 2008, the Company reached agreement with the IRS resolving tax issues originally arising in the periods 2001 and 2002. As a result of the settlement agreement, the Company paid $72 in federal taxes and interest for the years 2001 and 2002 in the fourth quarter of fiscal year 2008. The Company had previously provided for these uncertain tax positions. The Company paid $11 in federal taxes and interest for the years 1997 through 2000 in the fourth quarter of fiscal year 2007.

Net cash provided by continuing operations increased to $709 in fiscal year 2007 from $514 in fiscal year 2006. The year-over-year increase was primarily due to a $151 income tax settlement payment, as described below, in the first quarter of fiscal year 2006.

In April 2005, the Company reached a settlement agreement with the IRS which resulted in federal and state tax and interest payments of $151 in the first quarter of fiscal year 2006. The Company had previously accrued for these contingencies.

Investing Activities

Capital expenditures were $170, $147 and $180, respectively, in fiscal years 2008, 2007 and 2006. Capital spending as a percentage of net sales was 3.2%, 3.0% and 3.9% for fiscal years 2008, 2007 and 2006, respectively. Capital expenditures are in line with the Company’s long-term target of 4% or less of net sales. Higher capital spending during fiscal year 2008 was driven primarily by the Company’s manufacturing network consolidation efforts. Lower capital spending during fiscal year 2007 was driven primarily by lower spending on information technology projects compared to fiscal year 2006.

During fiscal year 2008, the Company acquired BBI, a leading manufacturer and marketer of natural personal care products, for an aggregate price of $913, excluding $25 that the Company paid for tax benefits associated with the acquisition. The Company also incurred $8 of costs in connection with the acquisition of BBI. Assets, acquired at fair value, included cash of $33, inventory of $45, other current assets of $24, property, plant and equipment of $16, goodwill of $613, trademarks of $322, other intangibles of $52 and other assets of $1. Liabilities assumed, at fair value, included accounts payable and accrued liabilities of $52, deferred taxes of $138 and other liabilities of $3. The other intangibles will be amortized over a weighted-average estimated useful life of 16 years. Changes to the fair values of the assets acquired and liabilities assumed may be recorded in future periods as the Company finalizes its estimates of fair value.

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business. The transactions were structured as all cash acquisitions and operating results of the acquired businesses are included in the consolidated net earnings of the North America and International operating segments from their respective dates of acquisition.

Financing Activities

Capital Resources and Liquidity

In March 2008, the Company issued $500 of debt in fixed rate notes at 5.00% due in March 2013 with an effective rate of 5.18%. Interest is payable semi-annually in March and September. Proceeds from the notes were used to partially retire commercial paper used to finance the acquisition of BBI.

In December 2007, the Company repaid $500 of debt which became due. The payment was financed through commercial paper issuances.

In October 2007, the Company issued $750 of debt in fixed rate notes, including $350 of notes at 5.45%, which are due in October 2012 with an effective rate of 5.66%, and $400 of notes at 5.95%, that are due in October 2017 with an effective rate of 6.09%. Interest is payable semi-annually in April and October. Proceeds from the notes were used to partially retire commercial paper used to finance the ASR.

In March 2007, the Company paid off $150 of term debt that became due. The payment was financed through operating cash flows.

The Company was in compliance with all restrictive covenants and limitations as of June 30, 2008 and 2007, and had the following credit ratings at June 30:

	2008		2007
	Short-Term	Long-Term	Short-Term	Long-Term
Standard and Poor’s	A-2	BBB+	A-2	A-
Moody’s	P-2	Baa2	P-2	A3

In August 2007 Standard & Poor’s revised the Company’s long-term credit rating to BBB+ after the Company announced its intent to repurchase shares in an aggregate amount of up to $750. Moody’s revised the Company’s long-term credit rating to Baa1 in September 2007 as a result of the share repurchase announcement. In January 2008, after the Company’s acquisition of BBI (See “Investing Activities” section above), Moody’s revised the Company’s long-term credit rating to Baa2. The short-term credit rating remained unchanged.

The Company’s credit facilities as of June 30 were as follows:

	2008	2007
Revolving credit line	$1,200	$1,300
Foreign and other credit lines	48	95
Total	$1,248	$1,395

During fiscal year 2008, the $1,300 in revolving credit agreements were cancelled and replaced by a $1,200 revolving credit agreement, which expires in April 2013, and is available for general corporate purposes and to support commercial paper issuances. As of June 30, 2008, there were no borrowings under the $1,200 revolving credit agreement. The $1,200 revolving credit agreement includes certain restrictive covenants. The Company was in compliance with all restrictive covenants and limitations at June 30, 2008. In addition, at June 30, 2008, the Company had $48 in foreign working capital credit lines and other facilities, of which $25 was available for borrowing.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its credit ratings, and its anticipated ability to generate positive cash flows from operations in the future, the Company believes it will have the funds necessary to meet all of its financing requirements and other fixed obligations as they become due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, to repurchase shares, to refinance debt or to fund other activities for general business purposes.

Share Repurchases and Dividend Payments

The Company has two share repurchase programs: an open-market purchase program, which had, as of June 30, 2008, a total authorization of $750, and a program to offset the impact of share dilution related to share-based awards (evergreen program), which has no authorization limit as to amount or timing of repurchases.

The open-market purchase program was approved by the Company’s Board of Directors in May 2008 after the share repurchase open-market program approved in May 2007 was fully utilized by the ASR described below. The open-market purchase program approved in May 2007 replaced the July 2002 and July 2003 share repurchase open-market programs.

On August 10, 2007, the Company entered into an ASR agreement with two investment banks. Under the ASR agreement, the Company repurchased $750 of its shares of common stock from the investment banks for an initial per share amount of $59.59, subject to adjustment. The banks delivered an initial amount of 10.9 million shares to the Company on August 15, 2007. Under the terms of the ASR agreement, the final number of shares the Company repurchased and the timing of the final settlement depended on prevailing market conditions, the final discounted volume weighted average share price over the term of the ASR agreement and other customary adjustments. The final purchase price adjustment was settled on January 17 and 23, 2008, resulting in the receipt of an additional 1.1 million shares by the Company. The final settlement under the ASR agreement did not require the Company to make any additional cash or share payments. Upon final settlement, the average per share amount paid for all shares purchased under the ASR agreement was $62.08. The total number of shares received under the ASR agreement reduced the weighted number of common shares outstanding during the fiscal year 2008 by 10 million shares.

No shares were repurchased under the open-market programs in fiscal year 2007. Share repurchases under the evergreen program were $118 (2 million shares) in fiscal year 2008 and $155 (2.4 million shares) in fiscal year 2007. As of June 30, 2008, the Company is not planning to repurchase any shares in fiscal year 2009 to offset the impact of share dilution related to share-based awards.

On May 13, 2008, the Company announced an increase in the quarterly dividend rate from $0.40 per share to $0.46 per share. Dividends paid in fiscal year 2008 were $228 or $1.60 per share.

Contractual Obligations

The Company had contractual obligations payable or maturing in the following fiscal years:

	2009	2010	2011	2012	2013	Thereafter	Total
At June 30, 2008
Notes and loans payable (3)	$755	$—	$—	$—	$—	$—	$755
Purchase obligations (See Note 18)	222	73	40	22	15	16	388
Long-term debt maturities including interest payments	140	705	413	104	925	1,121	3,408
ITS Agreement (service agreement only) (1)	40	37	33	31	29	8	178
Operating leases	31	30	25	21	18	30	155
Contributions to non-qualified supplemental post retirement
plans (2)	13	13	13	14	16	75	144
Terminal obligation pursuant to Venture Agreement (See
Note 13)	—	—	—	—	—	301	301
Other	1	—	—	—	—	—	1
Total contractual obligations	$1,202	$858	$524	$192	$1,003	$1,551	$5,330

(1)

In October 2006, the Company entered into an ITS Agreement with HP, a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services. The services began in March 2007 and will continue through October 2013. The total minimum contractual obligations at

June 30, 2008, are $192, of which $14 are included in operating leases. The minimum contractual obligations are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

(2)

Represents expected payments through 2018. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s Consolidated Balance Sheets differ from these expected future payments (See Note 21).

(3)	The weighted-average interest rate on notes and loans payable was 2.95% at June 30, 2008.

At June 30, 2008, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $103 pursuant to FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Financial Accounting Standards Board Statement No. 109. In the twelve months succeeding June 30, 2008, audit resolutions could potentially reduce total unrecognized tax benefits by up to $28, primarily as a result of cash payments. Since the ultimate amount and timing of further cash settlements cannot be predicted with reasonable certainty, liabilities for uncertain tax positions are excluded from the contractual obligation table (See Note 20).

Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. These obligations are related primarily to advertising and inventory purchases. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/ or quantity has been made. Examples of the Company’s purchase obligations include commitments for information technology and related services, advertising, raw materials, and contract packing materials, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts.

Off Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks; pre-existing legal, tax, environmental and employee liabilities; as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2008, the Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. As of June 30, 2008, the Company had not made, nor does it anticipate making, any payments relating to the indemnities contained in the Share Exchange Agreement. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal and other matters.

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company and Henkel agreed to be responsible for each other’s taxes on the transaction if their respective actions result in a breach of certain tax representations and warranties in a manner that causes the share-exchange to fail to qualify for tax-free treatment. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification but notes that the tax exposure, if any, could be very significant. Any exposure under the agreement would be limited to taxes assessed prior to the expiration of the statute of limitations period for assessing taxes on the share exchange transaction.

During the first quarter of fiscal year 2008, the Company entered into an agreement with the IRS, agreeing to the tax-free treatment of the share exchange transaction. Henkel has advised the Company that the IRS has completed its audit of Henkel’s U.S. group’s federal income tax return for the year in which the share exchange transaction took place and did not propose any adjustments to Henkel’s tax-free treatment of the share exchange transaction. Thus, while the statutes of limitations permitting IRS assessment of tax against the Company and Henkel with respect to the share exchange transaction remain open, it appears likely that the tax-free treatment of the exchange transaction will be sustained.

The Company is a party to letters of credit of $21, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2008.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $20 and $23 at June 30, 2008 and 2007, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2008 and 2007. The Company is subject to a cost-sharing arrangement with another party for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. The other party in this matter reported substantial net losses for the full calendar year 2007 and the first half of calendar year 2008 and indicated that it expects substantial net losses for the remainder of calendar year 2008. If the other party with whom the Company shares joint and several liability is unable to pay its share of the response and remediation obligations, the Company would likely be responsible for such obligations. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2008 and 2007, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk. In the normal course of business, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases, options and futures contracts. Derivative contracts are entered into for nontrading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

Sensitivity Analysis

For fiscal year 2008, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, market rates or prices. The results of the sensitivity analyses for foreign-currency derivative contracts, commodity derivative contracts and interest rates are summarized below. Actual changes in foreign-exchange rates or market prices may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The Company periodically assesses and takes action to mitigate its exposure to interest-rate risk. As of June 30, 2008, the Company had no outstanding interest-rate derivative contracts.

Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign-currency fluctuations by hedging transactional exposures with foreign-currency forward and option contracts. The Company’s foreign-currency transactional exposures pertaining to derivative contracts exist primarily with the Canadian Dollar and certain other currencies. Based on a hypothetical decrease (or increase) of 10% in the value of the U.S. Dollar against the currency for which the Company has derivative instruments at June 30, 2008, the estimated fair value of the Company’s foreign currency derivative contracts would decrease by $4 or increase by $3, resulting in a decrease of $4 or an increase of $3 to accumulated other comprehensive income or pre-tax earnings or losses for fiscal year 2008.

Commodity Derivative Contracts

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include, among others, resin, diesel, solvent, jet fuel, soybean oil, corrugate and chlor-alkalai. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts. Based on a hypothetical decrease (or increase) of 10% in commodity prices at June 30, 2008, the estimated fair value of the Company’s existing derivative contracts would decrease or increase by $16, resulting in decreases or increases to accumulated other comprehensive income or pre-tax earnings or losses based on its hedge accounting designation.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Interest Rate

The Company is exposed to interest rate volatility with regard to existing and future issuances of variable rate debt. Primary exposures include movements in London Interbank Offered Rates (LIBOR) and commercial paper rates. The Company periodically uses interest rate swaps and forward interest rate contracts to reduce interest rate volatility. As of June 30, 2008, the Company did not have any interest rate swaps or forward interest rate contracts outstanding. Assuming average variable rate debt levels during the year, a 100 basis point change in interest rates would have increased or decreased interest expense by approximately $11 in fiscal year 2008.

NEW ACCOUNTING PRONOUNCEMENTS

On July 1, 2007, the Company adopted FIN 48. This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes.

The cumulative effect of adopting FIN 48 was recorded as a $10 reduction to beginning retained earnings. FIN 48 requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of FIN 48, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet (See Note 20).

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis. The delayed portions of SFAS No. 157 will be adopted by the Company beginning in its fiscal year ending June 30, 2010, while all other portions of the standard will be adopted by the Company beginning in its fiscal year ending June 30, 2009, as required. The Company does not expect that SFAS No. 157 will have a material impact on its consolidated financial statements when it becomes effective.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115. SFAS No. 159 provides the option to measure, at fair value, eligible financial instrument items using fair value, which are not otherwise required to be measured at fair value. The irrevocable decision to measure items at fair value is made at specified election dates on an instrument-by-instrument basis. Changes in that instrument’s fair value must be recognized in current earnings in subsequent reporting periods. If elected, the first measurement to fair value is reported as a cumulative-effect adjustment to the opening balance of retained earning in the year of adoption. The Company is currently evaluating the impact of the adoption of SFAS No. 159 on its consolidated financial statements if it elects to measure eligible financial instruments at fair value. The standard is effective for the Company beginning in its fiscal year ending June 30, 2009.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141-R). SFAS No.141-R will significantly change the accounting for future business combinations after adoption. SFAS No. 141-R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any non controlling interest in the acquired business. SFAS No. 141-R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141-R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact SFAS No. 141-R will have on its consolidated financial statements when it becomes effective.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest will be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary will be initially measured at fair value. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact SFAS No. 160 will have on its consolidated financial statements when it becomes effective.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of SFAS No. 133. This Statement requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement will be adopted by the Company no later than the beginning of the third quarter of its fiscal year ending June 30, 2009, as required. The Company is currently evaluating the impact SFAS No. 161 will have on its consolidated financial statements, when it becomes effective.

In June 2008 the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Earlier adoption is prohibited. This FSP will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact FSP EITF 03-6-1 will have on its consolidated financial statements when it becomes effective.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts.

The Company routinely commits to one-time or on-going trade-promotion programs with customers. Programs include cooperative marketing programs, shelf-price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s June 30, 2008, trade spending accrual estimates were to differ by 10%, the impact on net sales would be approximately $4.

Valuation of Intangible Assets and Property, Plant and Equipment

The carrying values of goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its fair value. A charge is recorded for the difference between the carrying amount and the fair value. The Company’s estimates of fair value are primarily based on a discounted cash flow approach that requires significant management judgment with respect to future volumes, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate. The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the third fiscal quarter unless there are indications during an interim period that these assets may have become impaired.

The Company performed its annual review of goodwill and indefinite-lived intangible assets in the third quarter of fiscal year 2008 and recorded $2 of asset impairment costs related to indefinite-lived intangible assets which were included as part of the International segment. No instances of goodwill impairment were identified. A 10% decline in the fair values of the indefinite-lived intangible assets would have increased the asset impairment costs related to indefinite-lived intangible assets by $2. A 10% decline in the fair values of the reporting units would not have changed the results of the goodwill impairment review.

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews for idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs, including an incentive compensation program, a profit sharing element of The Clorox Company 401(k) plan and share-based compensation programs.

Incentive Compensation and Profit Sharing Programs

Company contributions to the 401(k) plan and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. The Company’s contributions to the profit sharing component above 3% of eligible employee earnings are discretionary and are based on achieving certain financial targets. The Company’s payouts under the annual incentive compensation program are also based on achieving certain financial targets. The Company accrues for the profit sharing cash contribution and annual incentive compensation program costs quarterly based on estimated annual results. At June 30, 2008, the Company accrued $26 for such costs and anticipates making a profit sharing cash contribution to the 401(k) plan in the first quarter of fiscal year 2009. At June 30, 2008, the Company accrued $40 related to the annual incentive compensation program.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the income statement in fiscal year 2008 was $47 and $18, respectively. As of June 30, 2008, there was $59 of total unrecognized compensation cost related to nonvested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of 2 years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. During fiscal year 2008, adjustments totaled $1.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2008 would have increased by less than $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2008 would have increased by $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance unit grants generally vest after three years. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2008, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 6.25%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, at June 30, 2008, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $48, and potentially increase fiscal year 2009 pension expense by $4. A 100 basis point decrease in the long-term rate of return on plan assets would increase future pension expense in fiscal year 2009 by $3. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 21 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by FIN 48. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested in accordance with Accounting Principles Board Opinion No. 23, Accounting for Income Taxes, Special Areas. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. Change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to, the Company’s cost levels, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, and agricultural commodities; increases in energy and transportation costs, including the cost of diesel; general economic and marketplace conditions and events, including consumer spending levels, the rate of economic growth, and the rate of inflation; consumer and customer reaction to price increases; risks related to acquisitions, mergers and divestitures, including the Company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; the ability of the Company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring; the success of the Company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; customer-specific ordering patterns and trends; changes in the Company’s tax rates; any difficulty of the Company or its suppliers in obtaining key raw materials or product components used in the production of the Company’s products; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks related to international operations, including the risk associated with foreign currencies; the impact of the volatility of the debt markets on the Company’s access to funds and cost of borrowing; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks related to changes in the Company’s capital structure; risks related to the Company’s November 2004 share exchange transaction with Henkel KGaA and the Company’s accompanying tax indemnification obligations; risks arising from any declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than expected, increases in debt, changes in credit ratings or otherwise; and the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies.

The Company’s forward looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

In this Report, unless the context requires otherwise, the terms “the Company” and “Clorox” refer to The Clorox Company and its subsidiaries.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30
Dollars in millions, except per share amounts	2008	2007	2006
Net sales	$5,273	$4,847	$4,644
Cost of products sold	3,098	2,756	2,685

Gross profit	2,175	2,091	1,959

Selling and administrative expenses	690	642	631
Advertising costs	486	474	450
Research and development costs	111	108	99
Restructuring and asset impairment costs	36	13	1
Interest expense	168	113	127
Other income, net	(9)	(2)	(2)

Earnings from continuing operations before income taxes	693	743	653
Income taxes on continuing operations	232	247	210

Earnings from continuing operations	461	496	443

Earnings from discontinued operations	—	5	1

Net earnings	$461	$501	$444

Earnings per share
Basic
Continuing operations	$3.30	$3.28	$2.94
Discontinued operations	—	0.03	0.01
Basic net earnings per share	$3.30	$3.31	$2.95

Diluted
Continuing operations	$3.24	$3.23	$2.89
Discontinued operations	—	0.03	0.01
Diluted net earnings per share	$3.24	$3.26	$2.90

Weighted average shares outstanding (in thousands)
Basic	139,633	151,445	150,545
Diluted	142,004	153,935	153,001

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30
Dollars in millions, except share amounts	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$214	$182
Receivables, net	505	460
Inventories, net	384	309
Other current assets	146	81
Total current assets	1,249	1,032
Property, plant and equipment, net	960	976
Goodwill	1,658	1,025
Trademarks, net	560	254
Other intangible assets, net	123	94
Other assets	158	200

Total assets	$4,708	$3,581

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$755	$74
Current maturities of long-term debt	—	500
Accounts payable	418	329
Accrued liabilities	440	507
Income taxes payable	48	17
Total current liabilities	1,661	1,427
Long-term debt	2,720	1,462
Other liabilities	600	516
Deferred income taxes	97	5
Total liabilities	5,078	3,410

Commitments and contingencies

Stockholders’ (deficit) equity
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at
June 30, 2008 and 2007; and 138,038,052 and 151,256,460 shares outstanding at June 30, 2008
and 2007, respectively	159	159
Additional paid-in capital	534	481
Retained earnings	386	185
Treasury shares, at cost: 20,703,409 and 7,485,001 shares at June 30, 2008 and 2007, respectively	(1,270)	(445)
Accumulated other comprehensive net losses	(179)	(209)
Stockholders’ (deficit) equity	(370)	171

Total liabilities and stockholders’ (deficit) equity	$4,708	$3,581

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
The Clorox Company

							Accumulated
					Treasury		Other
	Common Stock		Additional		Shares		Comprehensive			Total
Dollars in millions, except share	Shares		Paid-in	Retained	Shares		Net (Losses)	Unearned		Comprehensive
amounts	(000)	Amount	Capital	Earnings	(000)	Amount	Gains	Compensation	Total	Income
Balance at June 30, 2005	249,827	$250	$328	$3,684	(98,144)	$(4,463)	$(336)	$(16)	$(553)
Comprehensive income									—
Net earnings				444					444	$444
Translation adjustments, net of
tax of $(0)							2		2	2
Change in valuation of derivatives,
net of tax of $(1)							1		1	1
Minimum pension liability
adjustments, net of tax of $71							118		118	118
Total comprehensive income										$565
Dividends				(174)					(174)
Employee stock plans			85	(15)	2,015	71			141
Reclassification upon adoption of
Statement of Financial Accounting
Standards (SFAS) No. 123-R			(16)					16	—
Treasury stock purchased					(2,400)	(135)			(135)
Balance at June 30, 2006	249,827	250	397	3,939	(98,529)	(4,527)	(215)	—	(156)
Comprehensive income
Net earnings				501					501	$501
Translation adjustments, net of
tax of $3							47		47	47
Change in valuation of derivatives,
net of tax of $1							(3)		(3)	(3)
Minimum pension liability
adjustments, net of tax of $0							1		1	1
Total comprehensive income										$546
Adjustment to initially apply SFAS
No. 158, net of tax of $(23)							(39)		(39)
Dividends				(200)					(200)
Employee stock plans			84	(9)	2,358	100			175
Treasury stock purchased					(2,400)	(155)			(155)
Treasury stock retirement	(91,086)	(91)		(4,046)	91,086	4,137			—
Balance at June 30, 2007	158,741	159	481	185	(7,485)	(445)	(209)	—	171
Comprehensive income
Net earnings				461					461	$461
Translation adjustments, net of
tax of $(2)							26		26	26
Change in valuation of derivatives,
net of tax of $17							27		27	27
Unrecognized actuarial losses
and prior service benefit,
net of tax of $(15)							(23)		(23)	(23)
Total comprehensive income										$491
Cumulative effect of adopting
Interpretation No. 48				(10)					(10)
Dividends				(231)					(231)
Employee stock plans			53	(19)	862	48			82
Treasury stock purchased					(14,080)	(868)			(868)
Other						(5)			(5)
Balance at June 30, 2008	158,741	$159	$534	$386	(20,703)	$(1,270)	$(179)	$—	$(370)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30
Dollars in millions	2008	2007	2006
Operating activities:
Net earnings	$461	$501	$444
Deduct: Earnings from discontinued operations	—	5	1
Earnings from continuing operations	461	496	443
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	205	192	188
Share-based compensation	47	49	77
Deferred income taxes	(42)	(15)	(28)
Restructuring and asset impairment activities	29	4	—
Other	23	26	44
Cash effects of changes in:
Receivables, net	(8)	(15)	(29)
Inventories, net	(26)	(8)	26
Other current assets	11	13	(11)
Accounts payable and accrued liabilities	63	(30)	(50)
Income taxes payable	(33)	7	(136)
Pension contributions to qualified plans	—	(10)	(10)
Net cash provided by continuing operations	730	709	514
Net cash provided by discontinued operations	—	—	8
Net cash provided by operations	730	709	522

Investing activities:
Capital expenditures	(170)	(147)	(180)
Businesses acquired	(913)	(123)	(16)
Other	1	2	35
Net cash used for investing activities	(1,082)	(268)	(161)

Financing activities:
Notes and loans payable, net	681	(87)	(204)
Long-term debt borrowings	1,256	—	—
Long-term debt repayments	(500)	(150)	(29)
Treasury stock purchased	(868)	(155)	(135)
Cash dividends paid	(228)	(183)	(173)
Proceeds from exercise of stock options and other	39	119	79
Net cash provided by (used for) financing activities	380	(456)	(462)
Effect of exchange rate changes on cash and cash equivalents	4	5	—
Net increase (decrease) in cash and cash equivalents	32	(10)	(101)
Cash and cash equivalents:
Beginning of year	182	192	293
End of year	$214	$182	$192

Supplemental cash flow information:
Cash paid for:
Interest	$153	$117	$132
Income taxes, net of refunds	299	272	373
Non-cash financing activities:
Dividends declared and accrued but not paid	64	61	43

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

New Accounting Pronouncements

In September 2006, the FASB issued Statements of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, delaying the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis. The delayed portions of SFAS No. 157 will be adopted by the Company beginning in its fiscal year ending June 30, 2010, while all other portions of the standard will be adopted by the Company beginning in its fiscal year ending June 30, 2009, as required. The Company does not expect that SFAS No. 157 will have a material impact on its consolidated financial statements, when it becomes effective.

In June 2007, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). Employee benefit plans and the impact of adopting SFAS No. 158 are more fully described in Note 21.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115. SFAS No. 159 provides the option to measure, at fair value, eligible financial instrument items using fair value, which are not otherwise required to be measured at fair value. The irrevocable decision to measure items at fair value is made at specified election dates on an instrument-by-instrument basis. Changes in that instrument’s fair value must be recognized in current earnings in subsequent reporting periods. If elected, the first measurement to fair value is reported as a cumulative-effect adjustment to the opening balance of retained earning in the year of adoption. The Company is currently evaluating the impact of the adoption of SFAS No. 159 on its consolidated financial statements if it elects to measure eligible financial instruments at fair value. The standard is effective for the Company beginning in its fiscal year ending June 30, 2009.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On July 1, 2007, the Company adopted FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Financial Accounting Standards Board Statement No. 109. This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The impact of adopting FIN 48 is more fully described in Note 20.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141-R). SFAS No.141-R will significantly change the accounting for future business combinations after adoption. SFAS No. 141-R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, including contingent liabilities, and any non controlling interest in the acquired business. SFAS No. 141-R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141-R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact SFAS No. 141-R will have on its consolidated financial statements when it becomes effective.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51. This statement establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary (commonly referred to as minority interest) and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require the noncontrolling interest to be reported as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest will be accounted for as equity transactions and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary will be initially measured at fair value. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact SFAS No. 160 will have on its consolidated financial statements when it becomes effective.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133. This Statement requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement will be adopted by the Company no later than the beginning of the third quarter of its fiscal year ending June 30, 2009, as required. The Company is currently evaluating the impact SFAS No. 161 will have on its consolidated financial statements when it becomes effective.

In June 2008 the FASB issued FSP Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Earlier adoption is prohibited. This FSP will be adopted by the Company beginning in its fiscal year ending June 30, 2010, as required. The Company is currently evaluating the impact FSP EITF 03-6-1 will have on its consolidated financial statements when it becomes effective.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries, and the repatriation of those cash balances from some of the Company’s subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. The Company’s cash holdings for fiscal years 2008 and 2007 were as follows:

	2008	2007
Cash held in foreign accounts in foreign currencies	$100	$73
Cash held in foreign accounts in U.S. Dollars	69	96
Cash held in domestic accounts in U.S. Dollars	45	13
Total	$214	$182

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification (See Note 8 for estimated useful lives of finite-lived intangible assets).

Expected
Classification	Useful Lives
Land improvements	10 - 30 years
Buildings	10 - 40 years
Machinery and equipment	3 - 15 years
Computer equipment	3 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review is based on an estimate of the undiscounted cash flow at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The carrying values of goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets are reviewed for possible impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its fair value. A charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow approach that requires significant management judgment with respect to future volumes, revenue and expense growth rates, changes in working capital use, foreign-exchange rates, devaluation, inflation and the selection of an appropriate discount rate. The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the third fiscal quarter unless there are indications during an interim period that these assets may have become impaired.

Share-Based Compensation

The Company records compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS No. 123-R, Share-Based Payment, as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107. The Company adopted the modified prospective transition method provided for under SFAS No. 123-R and, consequently, did not retroactively adjust results from prior periods. Under this transition method, compensation cost associated with stock options recognized in the fiscal years ended June 30, 2008, 2007 and 2006, includes: 1) amortization related to the remaining unvested portion of all stock option awards granted prior to July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation; and 2) amortization related to all stock option awards granted on or after to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R. Amortization is recorded on a straight-line basis over the vesting period.

Prior to July 1, 2005, the Company accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted as it was believed that such awards had no intrinsic value. In the fourth quarter of fiscal year 2006, the Company recorded a pretax cumulative charge of $25 ($16 after-tax) in selling and administrative expenses related to certain grants dating back to the third quarter of fiscal year 1996 based upon the Company’s determination that such grants had intrinsic value on the applicable measurement dates of the option grants (See Note 17).

SFAS No. 123-R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for the options exercised (excess tax benefit) be classified as financing cash flows. However, cash flows relating to excess tax benefits for employees directly involved in the manufacturing and/or distribution processes are classified as operating cash flows. For the fiscal years ended June 30 2008, 2007 and 2006, $9, $16 and $17, respectively, of excess tax benefits were generated from share-based payment arrangements, and were recognized as financing cash flows.

Employee Benefits

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees and provide health care benefits for domestic employees who meet age, participation and length of service requirements at retirement.

The Company accounts for its defined benefit and retirement health care plans using actuarial methods required by SFAS No. 87, Employers’ Accounting for Pension, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, each as amended by SFAS No. 158. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expected return on plan assets, discount rate, and rate of compensation increase. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and therefore the statement of earnings effects of defined benefit and retirement heath care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement that include medical, dental, vision, life and other benefits.

The Company also has various individual and group incentive compensation programs, including a performance unit program, a bonus program, and a profit sharing element of the Company 401(k) plan. The Company’s contributions to the profit sharing element of the 401(k) plan and payments to managerial staff for the annual bonus program are based on Company performance targets. The Company also matches employee 401(k) contributions up to one thousand dollars per year for eligible employees.

Environmental Costs

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

Restructuring Liabilities

Liabilities for costs associated with exit or disposal activities are recognized and measured initially at fair value in the period in which the liability is incurred. Employee termination liabilities are recognized at the time the group of employees is notified, unless the group will be retained to render service beyond a minimum retention period, in which case the liability is recognized ratably over the future service period. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the Company is recognized at fair value when the Company ceases using the right conveyed by the contract.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include cooperative marketing programs, shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products, graphics and other trade-promotion activities conducted by the customer.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $7 and $5 at June 30, 2008 and 2007, respectively. The Company’s provision for doubtful accounts was $4, $2, and less than $1 in fiscal years 2008, 2007, and 2006, respectively.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films, and labeling. Expenses for fiscal years ended June 30, 2008, 2007 and 2006 were $9, $9, and $11, respectively, of which $8, $8 and $11 were classified as cost of products sold, and the remainder was classified as selling and administrative expenses.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions, and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees, and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed by FIN 48. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. Dollars using the exchange rates in effect at the balance sheet reporting date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries from certain subsidiaries and joint ventures that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Net Earnings Per Share

Basic net earnings per share is computed by dividing net earnings by the weighted average number of shares outstanding each period on an unrounded basis. Diluted net earnings per share is computed by dividing net earnings by the diluted weighted average number of shares outstanding during each period on an unrounded basis. Diluted net earnings per share reflects the earnings dilution that would occur from the issuance of common shares related to in-the-money stock options, restricted stock and performance units.

Derivative Instruments

The Company’s use of derivative instruments, principally swap, futures, forward, and option contracts, is limited to non-trading purposes and is designed to manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures. Exposure to counterparty credit risk is considered low because these agreements have been entered into with creditworthy institutions.

Most interest rate swaps and commodity purchase and foreign-exchange contracts are designated as fair value or cash flow hedges of long-term debt or raw material purchase obligations, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) the designation of the hedge to an underlying exposure, (b) whether overall risk is being reduced and (c) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge. For fair-value hedge transactions, changes in the fair value of the derivative and changes in the fair value of the item being hedged are recorded in earnings. For cash flow hedge transactions, changes in the fair value of derivatives are reported as a component of other comprehensive income and are recognized in earnings when realized. The Company also has contracts not designated as hedges for accounting purposes and recognizes changes in the fair value of these contracts in other (income) expense, net.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. BUSINESSES ACQUIRED

Burt’s Bees Inc.

On November 30, 2007, the Company completed its acquisition of Burt’s Bees Inc. (BBI), a leading manufacturer and marketer of natural personal care products, for an aggregate price of $913, excluding $25 for tax benefits associated with the acquisition. The Company funded the all-cash transaction through a combination of cash and short-term borrowings. Under the terms of the agreement, the Company acquired 100 percent of BBI from its stockholders in a transaction that was structured as a merger. The Company also incurred $8 of transaction costs in connection with the acquisition of BBI. During fiscal year 2008, the Company received tax benefits associated with the acquisition of $17, through a combination of income tax refunds and reduced quarterly estimated tax payments. The Company expects to receive the remaining $8 of tax benefits as income tax refunds during the fiscal year 2009.

The operating results of BBI are reported in the Company’s financial statements beginning December 1, 2007, in the North America operating segment. Included in the Company’s results for the fiscal year 2008 was $100 of BBI’s net sales. BBI’s total net sales for fiscal year 2008 was $170, which include net sales prior to the Company’s acquisition of BBI. BBI’s total net sales for fiscal year 2007 was $136.

The following table provides unaudited pro forma results of operations of the Company for fiscal years 2008 and 2007, as if BBI had been acquired as of the beginning of each of the fiscal periods presented. The unaudited pro forma results include certain recurring purchase accounting adjustments such as depreciation and amortization expense on acquired tangible and intangible assets and assumed interest costs. However, unaudited pro forma results do not include certain transaction-related costs including the effect of a step-up of the value of acquired inventory, cost savings or other effects of the planned integration of BBI. Accordingly, such results of operations are not necessarily indicative of the actual results as if the acquisition had occurred at the beginning of the dates indicated or that may result in the future.

Years ended June 30	2008	2007
Net sales	$5,343	$4,983
Earnings from continuing operations	472	489
Diluted net earnings per share from continuing operations	$3.32	$3.18

The assets and liabilities of BBI were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill. Goodwill represents a substantial portion of the acquisition proceeds because the Burt’s Bees® brand provides the Company with entry into the fast growing, higher margin personal care category. Management believes that there is further growth potential by extending BBI’s product lines into new channels in which the Company has well established customer relationships.

NOTE 2. BUSINESSES ACQUIRED (Continued)

The following table summarizes the estimated fair values of BBI’s assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date. Changes to the fair values of the assets acquired and liabilities assumed may be recorded in future periods as the Company finalizes its estimates of the fair value. The weighted-average estimated useful life of intangible assets subject to amortization is 16 years.

Assets acquired
Cash	$33
Inventory	45
Other current assets	24
Property, plant and equipment	16
Goodwill	613
Intangible assets not subject to amortization - trademarks	322
Intangible assets subject to amortization:
Customer list	44
Product formulae	8
Other assets	1
Total assets acquired	1,106
Liabilities assumed
Current liabilities - primarily accounts payable and accrued liabilities	52
Other liabilities	3
Current and noncurrent deferred income taxes	138
Total liabilities assumed	193
Net assets acquired	$913

A step-up in the value of inventory of $19 was recorded in the allocation of the purchase price based on valuation estimates. During fiscal year 2008, this step-up amount was charged to cost of products sold as the inventory was sold.

Bleach Business Acquisition

The Company purchased bleach businesses in Canada, effective December 29, 2006, and in certain Latin American countries, effective February 28, 2007, for an aggregate price of $123, with the objective of expanding its global bleach business.

In connection with the purchases, the Company acquired brand trademarks in Canada, trademarks and license agreements in Latin America, and manufacturing facilities in Canada and Venezuela. Employees at the manufacturing facilities transferred to the Company. The Company closed the manufacturing facility in Canada in March 2008. Net assets, acquired at estimated fair value, included inventory of $3, other assets of $9, property, plant and equipment of $7, trademarks of $7 and licenses of $1. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $53 and $43 was recorded as goodwill in the North America and International segments, respectively. The goodwill resulting from the purchase was primarily attributable to expected growth rates and profitability of the acquired businesses, expected synergies with the Company’s existing operations and access to new markets. The trademarks in Canada are being amortized over a period of 5 years and the licenses in Latin America are being amortized over a period of 3 years.

The transactions were structured as all cash acquisitions and operating results of the acquired businesses are included in the consolidated net earnings of the North America and International segments for the fiscal year ended June 30, 2007, from their respective dates of acquisition. Pro forma results of the Company, assuming the acquisition had occurred at the beginning of each period presented, would not be materially different from the results reported.

NOTE 3. DISCONTINUED OPERATIONS

Brazil Business

In fiscal year 2003, the Company announced its intent to exit its business in Brazil, a reporting unit included in the International segment. At that time, the Company closed its offices in Brazil and sold nearly all of the remaining assets of this business, which were classified as a discontinued operation. On December 22, 2006, the Company sold certain assets remaining from its discontinued operation in Brazil. This transaction resulted in an income tax benefit of $5, which was recorded in discontinued operations during the fiscal year ended June 30, 2007. There were no sales or other significant financial results during fiscal years 2008, 2007 and 2006 from the Brazil business.

Share Exchange Agreement

On November 22, 2004, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s (Henkel) interest in Clorox common stock. During fiscal year 2006, the Company recorded net sales and earnings associated with transition services provided to the exchanged subsidiary amounting to $16 and $1, respectively, which were classified as a discontinued operation.

NOTE 4. RESTRUCTURING AND ASSET IMPAIRMENT

Restructuring and asset impairment charges were $36, $13, and $1 in fiscal years 2008, 2007 and 2006, respectively.

Supply Chain and Other restructuring

During fiscal year 2008, the Company recognized charges related to its Supply Chain and Other restructuring initiatives. Total restructuring and asset impairment charges, including cost of products sold, were $59 in fiscal year 2008, of which approximately $48 were non-cash. The Supply Chain restructuring involves closing certain domestic and international manufacturing facilities. The Company anticipates redistributing production from the these facilities between the remaining facilities and third-party producers to optimize available capacity and reduce operating costs. As a result of this initiative, a number of positions are being eliminated. The Company anticipates the Supply Chain restructuring will be completed in fiscal year 2012. The Other restructuring charges relate primarily to the write-down of certain new venture investments, intangible assets and equipment and the cost of exiting the Company’s private label food bags business, which the Company decided not to pursue.

The following table summarizes, by segment, the costs associated with the Company’s Supply Chain and Other restructuring initiatives for fiscal year 2008:

	North
	America	International	Corporate	Total
Cost of products sold	$19	$3	$1	$23
Restructuring and asset impairment:
Severance	3	2	2	7
Asset impairment	25	4	—	29
Total restructuring and asset impairment costs	28	6	2	36
Total costs	$47	$9	$3	$59

NOTE 4. RESTRUCTURING AND ASSET IMPAIRMENT (Continued)

The Company anticipates approximately $20 to $25 of Supply Chain and Other restructuring-related charges, of which approximately $7 are non-cash, to be incurred in fiscal year 2009. The Company anticipates approximately $19 to $22 of the fiscal year 2009 charges to be in the North America segment, of which approximately $16 to $18 are estimated to be recognized as cost of products sold charges (primarily accelerated depreciation for manufacturing equipment and other costs associated with the Supply Chain initiative), and the remainder to be severance charges. The remaining estimated charges will be spread across the International segment and the Corporate segment, and are expected to be classified as cost of products sold and severance. The total anticipated charges for the Supply Chain and Other restructuring initiatives for the fiscal years 2010 through 2012 are estimated to be approximately $10. The Company may, from time to time, decide to pursue additional restructuring related initiatives and therefore may incur restructuring, asset impairment, severance and related charges in the future. Total restructuring payments through June 30, 2008, were $2 and the total accrued restructuring liability as of June 30, 2008, was $5.

Information Technology Services Restructuring

During fiscal year 2007, the Company entered into an Information Technology Services (ITS) Agreement with Hewlett-Packard (HP), a third party service provider, and completed a restructure of certain Information Services (IS) activities. Under the agreement, HP is providing certain information technology and related services as well as information technology equipment through an operating lease through October 2013. The Company incurred administrative expenses and restructuring costs of approximately $23 during its fiscal year ended June 30, 2007, primarily associated with transition and severance costs, which are included as part of the Corporate segment. In fiscal year 2007, costs of $14 were recorded in administrative expense, and severance and other related costs of $9 were recorded as restructuring costs. Total restructuring payments through June 30, 2007, were $9, and the total accrued restructuring liability as of June 30, 2007, was zero.

Other

During fiscal year 2007, the Company recorded $4 of asset impairment costs, which are included in the North America segment.

NOTE 5. INVENTORIES, NET

Inventories, net at June 30 were comprised of the following:

	2008	2007
Finished goods	$320	$251
Raw materials and packaging	94	81
Work in process	4	4
LIFO allowances	(21)	(18)
Allowances for obsolescence	(13)	(9)
Total	$384	$309

The last-in, first-out (LIFO) method was used to value approximately 33% and 37% of inventories at June 30, 2008 and 2007, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of any LIFO layers was not material for the fiscal years ended June 30, 2008, 2007 and 2006.

NOTE 5. INVENTORIES, NET (Continued)

Changes in the allowance for inventory obsolescence were as follows:

	2008	2007	2006
Beginning of year	$(9)	$(4)	$(6)
Obsolescence provision	(12)	(10)	(6)
Inventory write-offs	8	5	8
End of year	$(13)	$(9)	$(4)

NOTE 6. OTHER CURRENT ASSETS

Other current assets at June 30 were comprised of the following:

	2008	2007
Current deferred tax assets	$57	$31
Prepaid expenses	45	44
Fair value of derivative instruments	44	6
Total	$146	$81

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net at June 30 were as follows:

	2008	2007
Land and improvements	$123	$118
Buildings	553	536
Machinery and equipment	1,436	1,357
Computer equipment	91	91
Capitalized software costs	282	273
Construction in progress	109	68
	2,594	2,443
Less: Accumulated depreciation and amortization	(1,634)	(1,467)
Total	$960	$976

Depreciation and amortization expense related to property, plant and equipment was $186, $175 and $170 in fiscal years 2008, 2007 and 2006, respectively.

NOTE 8. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of Goodwill, Trademarks and Other intangibles for the fiscal years ended June 30, 2008 and 2007, are as follows:

								Other intangible assets
	Goodwill				Trademarks			subject to amortization
								Technology
	North				Subject to	Not subject to		and Product
	America	International	Corporate	Total	amortization	amortization	Total	formulae	Other	Total
Balance 6/30/2006 (1)	$675	$193	$46	$914	$—	$232	$232	$89	$18	$107
Segment transfers	30	16	(46)	—	—	—	—	—	—	—
Acquisitions	53	35	—	88	2	11	13	—	1	1
Amortization	—	—	—	—	—	—	—	(11)	(2)	(13)
Translation Adjustments and Other	7	16	—	23	—	9	9	(2)	1	(1)
Balance 6/30/2007	765	260	—	1,025	2	252	254	76	18	94
Acquisitions	613	—	—	613	—	322	322	8	44	52
Amortization	—	—	—	—	(1)	—	(1)	(11)	(3)	(14)
Impairment charges	—	—	—	—	—	(11)	(11)	(9)	—	(9)
Translation adjustments and other	7	13	—	20	—	(4)	(4)	(1)	1	—
Balance 6/30/2008	$1,385	$273	$—	$1,658	$1	$559	$560	$63	$60	$123

(1)

The June 30, 2006, balances reflect a change in classification of certain indefinite-lived intangible assets to goodwill to properly reflect the classification of the assets in accordance with SFAS No. 141, Business Combinations. The change in the classification resulted in a decrease in indefinite-lived trademarks of $265, an increase in goodwill of $170 and a decrease in non-current deferred tax liabilities of $95. The change in classification has no impact on the results of operations or working capital and is not material to any of the prior periods.

Trademarks and Other intangible assets subject to amortization are net of accumulated amortization of $204 and $190 at June 30, 2008 and 2007, respectively. Estimated amortization expense for these intangible assets is $14 for fiscal years 2009 and 2010, $13 for fiscal year 2011 and $12 for fiscal years 2012 and 2013. The weighted-average amortization period for trademarks and other intangible assets subject to amortization is 5 years and 14 years, respectively.

During its third fiscal quarter ended March 31, 2008, the Company performed its annual impairment assessment of goodwill and indefinite-lived intangible assets, as required by SFAS No. 142 and recorded impairment charges on indefinite-lived intangible assets of $2 in the International segment.

During the fiscal year ended June 30, 2008, the Company recorded Trademarks and Other intangible asset impairment charges of $11 and $9, respectively, of which $17 was recorded in the North America segment and $3 was recorded in the International segment.

NOTE 9. OTHER ASSETS

Other assets were comprised of the following at June 30:

	2008	2007
Equity investments	$49	$48
Investment in insurance contracts	37	38
Deferred tax assets	24	24
Investment in low-income housing partnerships	15	20
Deferred financing costs	13	6
Nonqualified retirement plan assets	7	13
Pension benefit assets	3	39
Other	10	12
Total	$158	$200

Equity Investments

The Company holds various equity investments in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment, except for the investment in low-income housing partnerships described in the following paragraph.

Investment in Insurance Contracts

The Company invests in life insurance policies and records the cash surrender value of the contracts, net of any policy loans, at fair value. Any change in the cash surrender value is reflected in other (income), net.

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 46 low-income housing partnerships, which are accounted for on the equity basis. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. The partnerships provide the Company with low-income housing tax credits, which are accounted for in accordance with EITF 94-1, Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects. Tax benefits (detriments), net of equity in the losses of the low-income housing partnerships, were $(3), $3, and $1 in fiscal years 2008, 2007 and 2006, respectively. The Company’s estimated future capital requirement for the partnerships is approximately $1 in fiscal year 2009 and zero thereafter. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. Recovery of the Company’s investments in the partnerships is accomplished through the utilization of low-income housing tax credits, the tax benefits of partnership losses and proceeds from the disposition of rental properties. The risk of these tax credits being unavailable to the Company is considered very low. For the combined group of low-income housing partnerships in which the Company invests, the aggregate underlying assets and liabilities were approximately $342 and $439, respectively, at June 30, 2008. The Company does not consolidate the investment in low-income housing partnerships.

Nonqualified Retirement Plan Assets

The majority of the nonqualified retirement plan assets at June 30, 2008, are held in a trust-owned life insurance policy, whose investment assets are a separately-managed equity and debt portfolio administered by an insurance company. The assets held under this insurance policy are recorded at estimated fair value with changes in estimated value recorded in other (income), net.

NOTE 10. ACCRUED LIABILITIES

Accrued liabilities at June 30 consisted of the following:

	2008	2007
Compensation and employee benefit costs	$136	$120
Trade and sales promotion	92	100
Dividends	64	61
Interest	49	33
Taxes	14	116
Venture agreement royalty (Note 13)	9	9
Other	76	68
Total	$440	$507

NOTE 11. DEBT

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2008	2007
Commercial paper	$748	$58
Foreign borrowings	7	16
Total	$755	$74

The weighted average interest rate on notes and loans payable was 2.95% and 5.70% at June 30, 2008 and 2007, respectively. During the fiscal years ended June 30, 2008, 2007 and 2006, the weighted average interest rates on notes and loans payable was 4.45%, 5.72%, and 4.31%, respectively. The carrying value of notes and loans payable at June 30, 2008 and 2007, approximated the fair value of such debt.

Long-term debt at June 30 included the following:

	2008	2007
Senior unsecured notes and debentures:
4.20%, $575 due January 2010	$576	$576
5.00%, $575 due January 2015	575	575
5.00%, $500 due March 2013	499	—
5.95%, $400 due October 2017	398	—
5.45%, $350 due October 2012	349	—
6.125%, $300 due February 2011	307	311
Floating rate, $500 due December 2007	—	500
Other	16	—
Total	2,720	1,962
Less: Current maturities	—	(500)
Long-term debt	$2,720	$1,462

The weighted average interest rate on long-term debt, including the effect of interest rate swaps, was 5.15% and 4.98% at June 30, 2008 and 2007, respectively. During the fiscal years ended June 30, 2008, 2007 and 2006, the weighted average interest rates on long-term debt, including the effect of interest rate swaps, was 5.15%, 5.11%, and 4.88%, respectively. The estimated fair value of long-term debt, including current maturities, was $2,714 and $1,910 at June 30, 2008 and 2007, respectively.

NOTE 11. DEBT (Continued)

Credit facilities at June 30 were as follows:

	2008	2007
Revolving credit line	$1,200	$1,300
Foreign and other credit lines	48	95
Total	$1,248	$1,395

During fiscal year 2008, the $1,300 in revolving credit agreements were cancelled and replaced by a $1,200 revolving credit agreement, which expires in April 2013, and is available for general corporate purposes and to support commercial paper issuances. As of June 30, 2008, there were no borrowings under the $1,200 revolving credit agreement. The $1,200 revolving credit agreement includes certain restrictive covenants. The Company was in compliance with all restrictive covenants and limitations at June 30, 2008. In addition, at June 30, 2008, the Company had $48 foreign working capital credit lines and other facilities, of which $25 was available for borrowing.

Debt maturities at June 30, 2008, are zero, $578, $306, $7, $850 and $975 in fiscal years 2009, 2010, 2011, 2012, 2013 and thereafter, respectively.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s derivative financial instruments were recorded at fair value in the consolidated balance sheets as assets and liabilities at June 30 as follows:

	2008	2007
Commodity purchase contracts included in current assets	$46	$6
Commodity purchase contracts included in other assets	3	—
Commodity purchase contracts included in current liabilities	—	1
Foreign exchange contracts included in current liabilities	—	2

The Company uses commodity futures, swaps, and option contracts to fix the price of a portion of its raw material requirements. Contract maturities, which extend to fiscal year 2010, are matched to the length of the raw material purchase contracts. Realized contract gains and losses are reflected as adjustments to the cost of the raw materials. The estimated amount of existing pretax net gains for commodity contracts in accumulated other comprehensive net income that is expected to be reclassified into net earnings during the year ending June 30, 2009, is $46.

The Company also enters into certain foreign-currency related derivative contracts to manage a portion of the Company’s foreign exchange risk. The Company has foreign exchange contracts mature in fiscal year 2009. In the years ended June 30, 2007 and 2006, the foreign exchange contracts were accounted for by adjusting the carrying amount of the contracts to market value and recognizing any gain or loss in other (income), net. During the year ended June 30, 2008, the Company’s foreign exchange contracts began qualifying for hedge accounting and are accounted for by recognizing any gain or loss in accumulated other comprehensive net income. The estimated amount of existing pretax net gains for foreign exchange contracts in accumulated other comprehensive income that is expected to be reclassified into net earnings during the year ending June 30, 2009, is less than $1.

As of June 30, 2008, all of the Company’s financial instruments are accorded hedge accounting treatment and are considered effective.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The notional and estimated fair values of the Company’s derivative instruments are summarized below at June 30:

	2008		2007
	Notional	Fair Value	Notional	Fair Value
Commodity purchase contracts	$132	$49	$85	$5
Foreign exchange contracts	35	—	38	(2)

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values at June 30, 2008 and 2007, due to the short maturity and nature of those balances. See Note 11 for fair values of notes and loans payable and long-term debt.

NOTE 13. OTHER LIABILITIES

Other liabilities consisted of the following at June 30:

	2008	2007
Venture agreement net terminal obligation	$266	$263
Employee benefit obligations	205	191
Taxes	70	—
Other	59	62
Total	$600	$516

The taxes included in Other liabilities resulted from the adoption of FIN 48 effective July 1, 2007 (Note 20).

Venture Agreement

In January 2003, the Company entered into an agreement with The Procter & Gamble Company (P&G) by which a venture was formed related to the Company’s Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2008 and 2007, P&G has a 20% interest in the venture, which is the maximum investment P&G is allowed under the venture agreement. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business.

The agreement has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by pre-determined valuation procedures. Following termination, the Glad® business will retain the exclusive intellectual property licenses contributed by P&G for the licensed products marketed.

NOTE 14. OTHER CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $20 and $23 at June 30, 2008 and 2007, respectively, for its share of the related aggregate future remediation cost. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2008 and 2007. The Company is subject to a cost-sharing arrangement with another party for this matter, under which the Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs, other than legal fees, as the Company and the other party are each responsible for their own such fees. The other party in this matter reported substantial net losses for the full calendar year 2007 and the first half of calendar year 2008 and indicated that it expects substantial net losses for the remainder of calendar year 2008. If the other party with whom the Company shares joint and several liability is unable to pay its share of the response and remediation obligations, the Company would likely be responsible for such obligations. In October 2004, the Company and the other party agreed to a consent judgment with the Michigan Department of Environmental Quality, which sets forth certain remediation goals and monitoring activities. Based on the current status of this matter, and with the assistance of environmental consultants, the Company maintains an undiscounted liability representing its best estimate of its share of costs associated with the capital expenditures, maintenance and other costs to be incurred over an estimated 30-year remediation period. The most significant components of the liability relate to the estimated costs associated with the remediation of groundwater contamination and excess levels of subterranean methane deposits. The Company made payments of less than $1 in fiscal years 2008 and 2007, respectively, towards remediation efforts. Currently, the Company cannot accurately predict the timing of the payments that will likely be made under this estimated obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Although the results of claims and litigation cannot be predicted with certainty, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 15. STOCKHOLDERS’ (DEFICIT) EQUITY

The Company has two share repurchase programs: an open-market program, which had a total authorization of $750, as of June 30, 2008, and a program to offset the impact of share dilution related to share-based awards (evergreen program), which has no authorization limit.

The open-market program was approved by the Company’s Board of Directors in May 2008 after the share repurchase open-market program approved in May 2007 was fully utilized by the accelerated share repurchase described below. The open-market program approved in May 2007 replaced the July 2002 and July 2003 share repurchase open-market programs.

On August 10, 2007, the Company entered into an accelerated share repurchase (ASR) agreement with two investment banks. Under the ASR agreement, the Company repurchased $750 of its shares of common stock from the investment banks for an initial per share amount of $59.59, subject to adjustment. The banks delivered an initial amount of 10.9 million shares to the Company on August 15, 2007. Under the terms of the ASR agreement, the final number of shares the Company repurchased and the timing of the final settlement depended on prevailing market conditions, the final discounted volume weighted average share price over the term of the ASR agreement and other customary adjustments. The final purchase price adjustment was settled on January 17 and 23, 2008, resulting in the receipt of an additional 1.1 million shares by the Company. The final settlement under the ASR agreement did not require the Company to make any additional cash or share payments. Upon final settlement, the average per share amount paid for all shares purchased under the ASR agreement was $62.08. The total number of shares received under the ASR agreement reduced the weighted number of common shares outstanding during the fiscal year 2008 by 10 million shares.

NOTE 15. STOCKHOLDERS’ (DEFICIT) EQUITY (Continued)

No shares were repurchased under the open-market programs in fiscal year 2007. Share repurchases under the evergreen program were $118 (2 million shares) in fiscal year 2008 and $155 (2.4 million shares) in fiscal year 2007.

During fiscal years 2008, 2007 and 2006, the Company declared dividends per share of $1.66, $1.31 and $1.15, respectively. During fiscal years 2008, 2007, and 2006, the Company paid dividends per share of $1.60, $1.20 and $1.14, respectively.

Accumulated other comprehensive net losses at June 30, 2008, 2007 and 2006, included the following net-of-tax (losses) gains:

	2008	2007	2006
Currency translation	$(142)	$(168)	$(215)
Derivatives	30	3	6
Unrecognized actuarial losses and prior service benefit, net	(67)	(44)	—
Minimum pension liabilities	—	—	(6)
Total	$(179)	$(209)	$(215)

On November 14, 2006, the Company retired 91 million shares of its treasury stock. These shares are now authorized but unissued. In accordance with Accounting Principles Board Opinion No. 6, Status of Accounting Research Bulletin, the treasury stock retirement resulted in a reduction of the following on the Company’s Consolidated Balance Sheet: treasury stock by $4,137, common stock by $91 and retained earnings by $4,046. There was no effect on the Company’s overall equity position as a result of the retirement.

NOTE 16. EARNINGS PER SHARE

A reconciliation of the weighted average number of common shares outstanding (in thousands) used to calculate basic and diluted earnings per common share is as follows for the fiscal years ended June 30:

	2008	2007	2006
Basic	139,633	151,445	150,545
Stock options and other	2,371	2,490	2,456
Diluted	142,004	153,935	153,001

Stock options (in thousands) not included in the computation of diluted net earnings per common share because the exercise price of the stock options was greater than the average market price of the common shares and therefore the effect would be antidilutive is as follows for the fiscal years ended June 30:

	2008	2007	2006
Stock options	2,719	57	439

NOTE 17. SHARE-BASED COMPENSATION PLANS

In November 2005, the Company’s stockholders approved the 2005 Stock Incentive Plan (2005 Plan). The 2005 Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights, performance shares and other stock-based awards. As a result of the adoption of the 2005 Plan, no further awards have been or will be granted from any prior plans, including the 1996 Stock Incentive Plan and the 1993 Directors’ Stock Option Plan. The Company is authorized to grant up to seven million common shares under the 2005 Plan, of which five million common shares were previously available under prior plans. At June 30, 2008, four million common shares are available for grant under the 2005 Plan.

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

Compensation cost and related income tax benefit recognized in the Company’s fiscal years 2008, 2007 and 2006 consolidated financial statements for share-based compensation plans were classified as indicated in the table below. These amounts exclude a $25 pre-tax cumulative historical stock option charge ($16 after tax) in fiscal year 2006, as discussed below.

	2008	2007	2006
Cost of products sold	$7	$7	$5
Selling and administrative expenses	36	38	45
Research and development costs	4	4	2
Total compensation cost	$47	$49	$52
Related income tax benefit	$18	$19	$20

Cash received during fiscal year 2008, 2007 and 2006 from stock options exercised under all share-based payment arrangements was $31, $103 and $62, respectively. The Company issues shares for share-based compensation plans from treasury stock. The Company repurchases shares under its program to offset the estimated impact of share dilution related to share-based awards (See Note 15). As of June 30, 2008, the Company is not planning to repurchase any shares in fiscal year 2009 to offset the impact of share dilution related to share-based awards.

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2008, 2007 and 2006 is estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2008	2007	2006
Expected life	5 years	5 years	5 years
Expected volatility	21.0% to 22.2%	22.1% to 24.1%	24.2% to 28.0%
Weighted-average volatility	21.6%	23.8%	27.9%
Risk-free interest rate	2.8% to 4.2%	4.6% to 4.7%	3.7% to 4.9%
Dividend yield	2.7% to 3.0%	1.9% to 2.0%	1.8% to 2.1%
Weighted-average dividend yield	2.7%	1.9%	2.0%

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

Details of the Company’s stock option plan at June 30 are summarized below:

		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
	(In thousands)
Outstanding at June 30, 2007	8,959	$47
Granted	1,573	61
Exercised	(769)	40
Cancelled	(242)	59
Outstanding at June 30, 2008	9,521	50	6 years	$23
Options vested and exercisable at June 30, 2008	6,374	45	4 years	47

The weighted-average fair value per share of each option granted during fiscal years 2008, 2007, and 2006, estimated at the grant date using the Black-Scholes option pricing model, was $11.86, $14.96 and $14.75, respectively. The total intrinsic value of options exercised in fiscal years 2008, 2007 and 2006 was $16, $49 and $53, respectively.

Results for the fourth quarter and fiscal year 2006 include a pretax cumulative charge of $25 ($16 after-tax or $0.11 per diluted share), resulting from non-cash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. The Company identified the additional stock option compensation expense in a voluntary comprehensive review of its stock-option practices that was overseen by the Audit Committee of Clorox’s Board of Directors with the assistance of outside counsel. The Company’s voluntary review identified no evidence of fraud or intentional deviation from U.S. GAAP.

The pretax charge for non-cash compensation expense includes $15 in equity compensation expense related to the determination of the appropriate measurement date for certain stock option grants, of which $2 relates to certain stock options granted to officers prior to December 2001 and $13 relates to certain stock options granted to non-officer employees prior to February 2005. With respect to substantially all of these stock option grants, the Company identified the measurement date as the date that resulted in the lowest market price over a two-week period rather than the end of the two-week period, as required. Consequently, compensation expense was recorded for certain grants identified as having intrinsic value as of the appropriate measurement date.

The remaining $10 in pretax charges results primarily from the requirement to use variable accounting with respect to certain options granted to officers due to existence of documented approval of the options within six months of the repurchase in 2001 of stock options from the same officers. Although the intent was for the options to have been granted more than six months before the repurchase, there is insufficient documentation to demonstrate that final approval of the option grants was made at least six months prior to the repurchase.

Stock option awards outstanding as of June 30, 2008, have generally been granted at prices that are either equal to or above the market value of the stock on the date of grant. As noted above, certain historical stock options were granted prior to fiscal year 2006 at prices below market value. Stock options outstanding as of June 30, 2008, generally vest over four years and expire no later than ten years after the grant date. The Company generally recognizes compensation expense ratably over the vesting period. At June 30, 2008, there was $23 of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of two years, subject to forfeitures.

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

Restricted Stock Awards

In accordance with SFAS No. 123-R, the fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by estimated forfeiture rates.

At June 30, 2008, there was $8 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of three years. The total fair value of the shares that vested in fiscal years 2008, 2007 and 2006 was $10, $11 and $5, respectively. The weighted-average grant-date fair value of awards granted was $60.69, $61.89 and $57.23 per share for fiscal years 2008, 2007 and 2006, respectively.

A summary of the status of the Company’s restricted stock awards at June 30 is presented below:

		Weighted-Average
		Grant-Date
	Number of	Fair Value
	Shares	per Share
	(In thousands)
Restricted stock awards at June 30, 2007	461	$53
Granted	68	61
Vested	(206)	47
Forfeited	(24)	55
Restricted stock awards at June 30, 2008	299	59

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance unit grants vest after three years. All performance unit grants receive dividend distributions during their vesting periods. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. At June 30, 2008, there was $28 in unrecognized compensation cost related to nonvested performance unit grants which is expected to be recognized over a remaining weighted-average performance period of two years. The weighted-average grant-date fair value of awards granted was $61.16, $61.47 and $57.00 per share for fiscal years 2008, 2007 and 2006, respectively.

NOTE 17. SHARE-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s performance unit awards at June 30 is presented below:

		Weighted-Average
		Grant-Date
	Number of	Fair Value
	Shares	per Share
	(In thousands)
Performance unit awards at June 30, 2007	1,253	$55
Granted	511	61
Vested and distributed	(83)	37
Forfeited	(236)	54
Performance unit awards at June 30, 2008	1,445	58
Performance units vested and deferred at June 30, 2008	138	46

The nonvested performance units outstanding at June 30, 2008 and 2007, were 1,307,619 and 1,006,851 respectively, and the weighted average grant date fair value was $59.90 and $58.46 per share, respectively. Total shares vested during fiscal year 2008 were 62,160 which had a weighted average grant date fair value per share of $53.45. The total fair value of shares vested was $4, $8, and $6 during fiscal years 2008, 2007 and 2006, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by those who have the option to, as deferred stock. During fiscal years 2008 and 2007, $3 and $1 of the vested awards were paid by the issuance of shares. At June 30, 2008, $1 of fiscal year 2008 deferred stock and $5 of fiscal year 2007 deferred stock are included in additional paid-in capital.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units vest immediately, receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2008, the Company granted 23,216 deferred stock units, reinvested dividends of 3,213 units and distributed 12,834 shares, which had a weighted-average fair value on grant date of $62.95, $59.41 and $51.54 per share, respectively. As of June 30, 2008, 127,549 units were outstanding, which had a weighted-average fair value on grant date of $55.28 per share.

NOTE 18. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases and the Company’s existing contracts will expire by 2019. The Company expects that in the normal course of business, existing contracts will be renewed or replaced by other leases. The following is a schedule of future minimum rental payments required under the Company’s existing non-cancelable lease agreements:

Future Minimum
Fiscal Year	Rental Payments
2009	$31
2010	30
2011	25
2012	21
2013	18
Thereafter	30
Total	$155

NOTE 18. LEASES AND OTHER COMMITMENTS (Continued)

Rental expense for all operating leases was $59, $53, and $50 in fiscal years 2008, 2007 and 2006, respectively. Space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2014. Future minimum rentals to be received under these leases total $5 and do not exceed $2 in any one year.

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include commitments for information technology and related services, advertising, raw materials and contract packing materials, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts. At June 30, 2008, the Company’s purchase obligations, including the services related to the ITS Agreement, totaled $262, $110, $73, $53, $44, and $24 for fiscal years 2009 through 2013, and thereafter, respectively. Estimates for the ITS Agreement are based on an annual service fee that will be adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

NOTE 19. OTHER (INCOME), NET

The major components of Other (income), net for the fiscal years ended June 30 were:

	2008	2007	2006
Interest income	$(12)	$(8)	$(10)
Equity in earnings of unconsolidated affiliates	(8)	(8)	(7)
Low-income housing partnership losses (Note 9)	7	4	15
Amortization of trademarks and other intangible assets	7	5	5
Foreign exchange transaction losses, net	2	4	—
Other	(5)	1	(5)
Total Other (income), net	$(9)	$(2)	$(2)

NOTE 20. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2008	2007	2006
Current
Federal	$194	$196	$178
State	28	29	20
Foreign	52	37	40
Total current	274	262	238
Deferred
Federal	(27)	(14)	(15)
Federal — American Jobs Creation Act	—	—	(8)
State	(3)	—	(1)
Foreign	(12)	(1)	(4)
Total deferred	(42)	(15)	(28)
Total	$232	$247	$210

NOTE 20. INCOME TAXES (Continued)

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2008	2007	2006
United States	$538	$603	$516
Foreign	155	140	137
Total	$693	$743	$653

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2008	2007	2006
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.5	2.6	1.4
Tax differential on foreign earnings	0.1	(0.7)	(2.4)
Net adjustment of prior year federal and state tax accruals	1.0	(1.6)	1.9
Change in valuation allowance	(2.3)	(1.3)	(0.6)
Low-income housing tax credits	(0.4)	(0.7)	(1.4)
Other differences	(2.3)	(0.1)	(1.8)
Effective tax rate	33.6%	33.2%	32.1%

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $125 of undistributed earnings of certain foreign subsidiaries at June 30, 2008, since these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $24. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

During fiscal year 2006, the Company repatriated approximately $265 of cash previously held in foreign entities. Of this amount, $111 represented dividends paid under the terms of the American Jobs Creation Act (AJCA) that the Company reinvested in certain qualified activities. All entities whose earnings had been designated as indefinitely reinvested prior to remitting qualified dividends under the terms of the AJCA have reverted back to indefinite reinvestment status as of June 30, 2006.

With respect to the Company’s stock option plans, realized tax benefits in excess of tax benefits recognized in net earnings are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $9, $16, and $17 were realized and recorded to additional paid-in capital for the fiscal years 2008, 2007 and 2006, respectively. In addition, previously recognized tax benefits of $5, relating to the cumulative charge described at Note 17, were reclassified from additional paid-in capital to income tax expense during the fiscal year 2006.

NOTE 20. INCOME TAXES (Continued)

The components of deferred tax assets and liabilities at June 30 are shown below:

	2008	2007
Deferred tax assets
Compensation and benefit programs	$147	$122
Basis difference related to Venture Agreement	30	30
Accruals and reserves	19	—
Net operating loss and tax credit carryforwards	8	17
Inventory costs	10	13
Other	19	23
Subtotal	233	205
Valuation allowance	(7)	(22)
Total deferred tax assets	226	183
Deferred tax liabilities
Fixed and intangible assets	(170)	(53)
Low-income housing partnerships	(25)	(21)
Mark-to-market adjustments	(19)	(2)
Accruals and reserves	—	(19)
Unremitted foreign earnings	(9)	(15)
Other	(20)	(23)
Total deferred tax liabilities	(243)	(133)
Net deferred tax assets/(liabilities)	$(17)	$50

The net deferred tax assets and liabilities included in the consolidated balance sheet at June 30 were as follows:

	2008	2007
Current deferred tax assets	$57	$31
Noncurrent deferred tax assets	24	24
Current deferred tax liabilities	(1)	—
Noncurrent deferred tax liabilities	(97)	(5)
Net deferred tax liabilities	$(17)	$50

Net deferred tax liabilities of $138 were recorded during fiscal year 2008 related to the Company’s acquisition of BBI.

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2008	2007
Valuation allowance at beginning of year	$(22)	$(26)
Net increase in realizability of foreign deferred tax assets	9	—
Decrease in foreign net operating loss carryforward and other	6	4
Valuation allowance at end of year	$(7)	$(22)

NOTE 20. INCOME TAXES (Continued)

At June 30, 2008, the Company had no federal foreign tax credit carryforwards. Tax benefits from foreign net operating loss carryforwards of $8 have expiration dates between fiscal years 2009 and 2028. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

At June 30, 2007, the Company had federal foreign tax credit carryforwards of $7 with an expiration date in fiscal year 2016. Tax benefits from foreign net operating loss carryforwards of $8 have expiration dates between fiscal years 2009 and 2017. Tax benefits from foreign net operating loss carryforwards of $2 may be carried forward indefinitely.

In June 2008, the Company reached agreement with the IRS resolving tax issues originally arising in the periods 2001 and 2002. As a result of the settlement agreement, the Company paid $72 in federal taxes and interest for the years 2001 and 2002 in the fourth quarter of fiscal year 2008. The Company had previously provided for these uncertain tax positions.

In June 2007, the Company reached agreement with the IRS resolving all remaining tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company paid $11 in federal taxes and interest for the years 1997 through 2000 in the fourth quarter of fiscal year 2007. The Company had previously accrued for these contingencies.

In April 2005, the Company reached an agreement with the IRS resolving certain tax issues originally arising in the period from 1997 through 2000. As a result of the settlement agreement, the Company paid $151 (excluding $13 of tax benefits) in fiscal year 2006. The Company had previously accrued for these contingencies.

On July 1, 2007, the Company adopted FIN 48. The cumulative effect of adopting FIN 48 was recorded as a $10 reduction to beginning retained earnings. FIN 48 requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of FIN 48, income tax liabilities of $53 were reclassified from current to non-current on the Company’s balance sheet.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of July 1, 2007 and June 30, 2008, the total balance of accrued interest and penalties related to uncertain tax positions was $36 and $18, respectively. For fiscal year 2008, income tax expense includes $20 of interest and penalties.

Following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

Unrecognized tax benefits - July 1, 2007	$150
Gross increases - tax positions in prior periods	17
Gross decreases - tax positions in prior periods	(24)
Gross increases - current period tax positions	9
Settlements	(49)
Unrecognized tax benefits - June 30, 2008	$103

As of July 1, 2007 and June 30, 2008, the total amount of unrecognized tax benefits was $150 and $103, respectively, of which $100 and $93, respectively, would affect the effective tax rate, if recognized.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. The Internal Revenue Service (IRS) was examining the Company’s 2003 and 2004 income tax returns as of July 1, 2007, and the Company’s 2003 through 2006 income tax returns as of June 30, 2008. Various income tax returns in state and foreign jurisdictions are currently in the process of examination. In the twelve months succeeding June 30, 2008, audit resolutions could potentially reduce total unrecognized tax benefits by up to $28, primarily as a result of cash payments. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 21. EMPLOYEE BENEFIT PLANS

The Company adopted SFAS No. 158 at the end of fiscal year 2007. SFAS No. 158 requires that a liability be recorded when the accumulated benefit obligation exceeds the fair value of plan assets. As a result of the adoption, the Company recorded approximately $39 as an increase to accumulated other comprehensive net losses at June 30, 2007. The applicable June 30, 2008 and 2007, balances included in the Company’s consolidated financial statements and footnotes reflect the adoption of SFAS No. 158.

Retirement Income Plans

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees. Benefits are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of cash and marketable equity and debt security investments. The Company made contributions of zero, $10, and $10 to its domestic qualified retirement income plans in fiscal years 2008, 2007 and 2006, respectively. The Company has also contributed $1, zero and zero to its foreign retirement income plans for fiscal years 2008, 2007 and 2006, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate. At June 30, 2008, the Company does not anticipate that it will be required to make any minimum funding contributions to the qualified retirement income plans.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (APBO) was 9% for medical and 11% for prescription drugs for fiscal year 2008. These rates have been assumed to gradually decrease by 1% for each year until an assumed ultimate trend of 5% is reached in 2012 for medical and 2014 for prescription drugs. The healthcare cost trend rate assumption has an effect on the amounts reported. The effect of a 100 basis point increase or decrease in the assumed healthcare cost trend rate on the total service and interest cost components, and the postretirement benefit obligation was less than $1, and approximately $1, respectively, for all three years ended at June 30, 2008, 2007 and 2006.

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Summarized information for the Company’s retirement income and healthcare plans at and for the fiscal year ended June 30:

	Retirement		Retirement
	Income		Health Care
	2008	2007	2008	2007
Change in benefit obligations:
Benefit obligation at beginning of year	$466	$453	$70	$77
Service cost	14	11	2	2
Interest cost	28	28	5	4
Employee contributions to deferred compensation plans	7	5	—	—
Actuarial (gain) loss	(7)	7	(2)	(9)
Translation adjustment	2	1	—	—
Benefits paid	(45)	(39)	(4)	(4)
Benefit obligation at end of year	465	466	71	70
Change in plan assets:
Fair value of assets at beginning of year	392	355	—	—
Actual return on plan assets	(24)	56	—	—
Employer contributions to qualified and nonqualified plans	14	19	4	4
Translation adjustment	3	1	—	—
Benefits paid	(45)	(39)	(4)	(4)
Fair value of plan assets at end of year	340	392	—	—
Funded status — plan assets less than benefit obligation	(125)	(74)	(71)	(70)
Accrued benefit cost	$(125)	$(74)	$(71)	$(70)
Amount recognized in the balance sheets consists of:
Pension benefit assets	$3	$39	$—	$—
Current accrued benefit liability	(12)	(10)	(11)	(5)
Non-current accrued benefit liability	(116)	(103)	(60)	(65)
Net amount recognized	$(125)	$(74)	$(71)	$(70)

Information for plans with accumulated benefit obligation (ABO) in excess of plan assets at June 30:

	Pension Plans		Other Retirement Plans
	2008	2007	2008	2007
Projected benefit obligation	$386	$55	$62	$58
Accumulated benefit obligation	374	48	62	58
Fair value of plan assets	322	—	—	—

The ABO for pension plans was $390 and $395, respectively, at June 30, 2008 and 2007. The ABO for all retirement income plans increased by less than $1 in fiscal year 2008. The Company uses a June 30 measurement date.

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Costs of the net retirement income and healthcare plans for the fiscal year ended June 30 include the following components:

	Retirement Income			Retirement Health Care
	2008	2007	2006	2008	2007	2006
Components of net periodic benefit cost
Service cost	$14	$11	$12	$2	$2	$2
Interest cost	28	28	25	5	4	4
Expected return on plan assets	(29)	(27)	(27)	—	—	—
Amortization of unrecognized items	7	9	14	(1)	(2)	(1)
Total net periodic benefit cost	$20	$21	$24	$6	$4	$5

Items not yet recognized as a component of post retirement expense as of June 30, 2008, consisted of:

	Retirement	Retirement
	Income	Health Care
Prior service benefit	$—	$(6)
Net actuarial loss (gain)	120	(7)
Deferred income taxes	(45)	5
Accumulated other comprehensive loss (income)	$75	$(8)

Prior service benefit and net actuarial loss (gain) activity recorded in accumulated other comprehensive loss (income) for the fiscal year ended June 30, 2008, include the following:

	Retirement	Retirement
	Income	Health Care
Prior service benefit at beginning of year	$—	$(7)
Amortization of cost	—	1
Prior service benefit at end of year	$—	$(6)

Net actuarial loss (gain) at beginning of year	$82	$(6)
Amortization of loss	(7)	—
Loss (gain) during the year	45	(1)
Net actuarial loss (gain) at end of year	$120	$(7)

The Company uses the straight line amortization method for unrecognized prior service cost. In fiscal year 2009, the Company expects to recognize, on a pretax basis, approximately $1 of the prior service benefit and $2 of the net actuarial loss as a component of net periodic benefit cost.

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic qualified retirement income plan at June 30 are:

		% of Plan Assets
	% Target	at June 30
	Allocation	2008	2007
Asset Category
U.S. equity	50%	50%	49%
International equity	20	20	20
Fixed income	25	25	24
Other	5	5	7
Total	100%	100%	100%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation. During fiscal year 2008, the Company changed its discount rate assumption from the Moody’s Aa-rated long-term bond yield index to the Citigroup Pension Yield Curve, which more closely approximates the timing and cash outflows of the Company’s defined benefit payments.

The target asset allocation was determined based on the risk tolerance characteristics established for the plan and, at times, may be adjusted to achieve the Company’s overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 are as follows:

	Retirement Income		Retirement Health Care
	2008	2007	2008	2007
Benefit Obligation
Discount rate
Range	6.00% to 9.00%	5.50% to 6.25%	5.50% to 6.25%	5.50% to 6.25%
Weighted average	6.75%	6.22%	6.69%	6.19%
Rate of compensation increase
Range	3.50 to 8.50%	3.50% to 5.50%	n/a	n/a
Weighted average	4.19%	4.18%	n/a	n/a

NOTE 21. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 are as follows:

	Retirement Income
	2008	2007	2006
Net periodic costs
Discount rate
Range	5.50% to 6.25%	6.00% to 6.75%	5.00% to 5.25%
Weighted average	6.22%	6.23%	5.01%
Rate of compensation increase
Range	3.50% to 5.50%	3.50% to 5.50%	3.50% to 5.50%
Weighted average	4.18%	4.17%	4.17%
Expected return on plan assets
Range	6.25% to 8.25%	6.50% to 8.25%	6.50% to 8.25%
Weighted average	8.15%	8.17%	8.18%

	Retirement Health Care
	2008	2007	2006
Net periodic costs
Discount rate
Range	5.50% to 6.25%	5.75% to 6.25%	5.00% to 5.25%
Weighted average	6.19%	6.22%	5.01%

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Retirement	Retirement
	Income	Health Care
2009	$33	$5
2010	34	6
2011	34	6
2012	34	6
2013	38	6
Fiscal years 2014 — 2018	183	30

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The cost of those plans is based on the Company’s profitability and the level of participants’ deferrals qualifying for match. The plans include The Clorox Company 401(k) Plan, which has two components, a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. Company contributions to the profit sharing component above 3% of employee eligible earnings are discretionary and are based on certain Company performance targets for eligible employees. The aggregate cost of the defined contribution plans was $30, $26, and $25 in fiscal years 2008, 2007 and 2006, respectively, including $26, $21 and $21, respectively, of discretionary profit sharing contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $3, $3 and $2 in fiscal years 2008, 2007 and 2006, respectively.

NOTE 22. SEGMENT REPORTING

In the first quarter of fiscal year 2008, the Company realigned its operating segments due to changes in its management reporting structure. As a result, the Company operates through two operating segments: North America and International. The North America segment includes all products marketed in the United States and Canada. The International segment includes operations outside the United States and Canada. Each segment is individually managed with separate operating results that are reviewed regularly by the chief operating decision maker. Historical segment financial information presented has been revised to reflect these new operating segments.

Corporate includes certain nonallocated administrative costs, amortization of trademarks and other intangible assets, interest income, interest expense, foreign exchange gains and losses, and other nonoperating income and expense. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances, and other investments.

	Fiscal	North			Total
	Year	America	International	Corporate	Company
Net sales	2008	$4,440	$833	$—	$5,273
	2007	4,130	717	—	4,847
	2006	4,005	639	—	4,644

Earnings (losses) from continuing operations before income taxes	2008	1,211	146	(664)	693
	2007	1,205	141	(603)	743
	2006	1,131	129	(607)	653

Equity in earnings of affiliates	2008	—	8	—	8
	2007	—	8	—	8
	2006	—	7	—	7

Identifiable assets	2008	3,359	727	622	4,708
	2007	2,256	716	609	3,581

Capital expenditures	2008	117	13	40	170
	2007	106	10	31	147
	2006	115	14	51	180

Depreciation and amortization	2008	119	19	67	205
	2007	110	14	68	192
	2006	106	16	66	188

Significant non-cash charges included in earnings
from continuing operations before income taxes:
Asset impairment costs	2008	25	4	—	29
	2007	4	—	—	4
	2006	—	—	—	—

Share-based compensation (1)	2008	—	—	47	47
	2007	—	—	49	49
	2006	—	—	77	77

(1)	Included in fiscal year 2006 were pretax charges of $25 related to non-cash historical stock option compensation expense (See Note 17).

NOTE 22. SEGMENT REPORTING (Continued)

Included in the fiscal year 2006 Corporate segment losses from continuing operations before income taxes was a charge of $11 ($7 after-tax) related to the retirement of the former chairman and CEO from his positions. The after-tax charge includes $4 related to expected accelerated vesting of certain non-cash stock compensation and $3 in connection with expected salary continuation in accordance with the terms of the Company’s stock compensation and long-term disability plans.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 26% of consolidated net sales in fiscal years 2008, 2007 and 2006, and occurred primarily within the North America segment. No other customers exceeded 10% of consolidated net sales in any year. During fiscal years 2008, 2007 and 2006, the Company’s five largest customers accounted for 42%, 42% and 41% of its net sales, respectively.

The Company has two product lines that have accounted for 10% or more of total consolidated net sales during each of the past three fiscal years. In fiscal years 2008, 2007 and 2006, respectively, sales of liquid bleach represented approximately 14%, 14% and 13% of the Company’s total consolidated net sales, 11%, 12% and 11% of net sales in its North America segment and 26%, 24% and 23% of net sales in its International segment. In fiscal years 2008, 2007 and 2006, respectively, sales of trash bags represented approximately 13%, 14% and 14% of the Company’s total consolidated net sales. In fiscal years 2008, 2007 and 2006, sales of trash bags represented approximately 15% of net sales in the North America segment and approximately 4% of net sales in the International segment.

Net sales and long-lived assets by geographic area at and for the fiscal years ended June 30 were as follows:

	Fiscal	United		Total
	Year	States	Foreign	Company
Net sales	2008	$4,239	$1,034	$5,273
	2007	3,977	870	4,847
	2006	3,878	766	4,644

Long-lived assets	2008	834	126	960
	2007	847	129	976
	2006	887	117	1,004

NOTE 23. GUARANTEES

In conjunction with divestitures and other transactions, the Company may provide indemnifications relating to the enforceability of trademarks; pre-existing legal, tax, environmental and employee liabilities; as well as provisions for product returns and other items. The Company has indemnification agreements in effect that specify a maximum possible indemnification exposure. As of June 30, 2008, the Company’s aggregate maximum exposure from these agreements is $291, which consists primarily of an indemnity of up to $250 made to Henkel in connection with the Share Exchange Agreement, subject to a minimum threshold of $12 before any payments would be made. As of June 30, 2008, the Company had not made, nor does it anticipate making, any payments relating to the indemnities contained in the Share Exchange Agreement. The general representations and warranties made by the Company in connection with the Henkel Share Exchange Agreement were made to guarantee statements of fact at the time of the transaction closing and pertain to environmental, legal and other matters.

In addition to the indemnifications related to the general representations and warranties, the Company entered into an agreement with Henkel regarding certain tax matters. The Company and Henkel agreed to be responsible for each other’s taxes on the transaction if their respective actions result in a breach of certain tax representations and warranties in a manner that causes the share-exchange to fail to qualify for tax-free treatment. The Company is unable to estimate the amount of maximum potential liability relating to the tax indemnification but notes that the tax exposure, if any, could be very significant. Any exposure under the agreement would be limited to taxes assessed prior to the expiration of the statute of limitations period for assessing taxes on the share exchange transaction.

NOTE 23. GUARANTEES (Continued)

During the first quarter of fiscal year 2008, the Company entered into an agreement with the IRS, agreeing to the tax-free treatment of the share exchange transaction. Henkel has advised the Company that the IRS has completed its audit of Henkel’s U.S. group’s federal income tax return for the year in which the share exchange transaction took place and did not propose any adjustments to Henkel’s tax-free treatment of the share exchange transaction. Thus, while the statutes of limitations permitting IRS assessment of tax against the Company and Henkel with respect to the share exchange transaction remain open, it appears likely that the tax-free treatment of the exchange transaction will be sustained.

The Company is a party to letters of credit of $21, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2008.

NOTE 24. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2008
Net sales	$1,239	$1,186	$1,353	$1,495	$5,273
Cost of products sold	$711	$707	$815	$865	$3,098
Net earnings	$111	$92	$100	$158	$461
Per common share:
Net earnings
Basic	$0.77	$0.66	$0.72	$1.15	$3.30
Diluted	0.76	0.65	0.71	1.13	3.24
Dividends declared per common share	$0.40	$0.40	$0.40	$0.46	$1.66
Market price (NYSE)
High	$65.68	$66.90	$65.25	$59.80	$66.90
Low	56.22	60.46	55.37	51.60	51.60
Year-end					55.20

Fiscal year ended June 30, 2007
Net sales	$1,161	$1,101	$1,241	$1,344	$4,847
Cost of products sold	$663	$639	$704	$750	$2,756
Earnings from continuing operations	$112	$91	$129	$164	$496
Earnings from discontinued operations	—	5	—	—	5
Net earnings	$112	$96	$129	$164	$501
Per common share:
Net earnings
Basic
Continuing operations	$0.74	$0.60	$0.85	$1.08	$3.28
Discontinued operations	—	0.03	—	—	0.03
Net earnings	$0.74	$0.63	$0.85	$1.08	$3.31
Diluted
Continuing operations	$0.73	$0.59	$0.84	$1.07	$3.23
Discontinued operations	—	0.03	—	—	0.03
Net earnings	$0.73	$0.62	$0.84	$1.07	$3.26
Dividends declared per common share	$0.29	$0.31	$0.31	$0.40	$1.31
Market price (NYSE)
High	$64.16	$66.00	$67.50	$69.36	$69.36
Low	56.17	62.83	60.96	61.38	56.17
Year-end					62.10

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2008 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2008. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in the Notes to the consolidated financial statements, on July 1, 2007, the Company changed its method of accounting for uncertain tax positions upon adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Also, as discussed in the Notes to the consolidated financial statements, on June 30, 2007, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and changed its method of recognizing the funded status of its defined benefit post retirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 18, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 18, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2008 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2008 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2008 of The Clorox Company and our report dated August 18, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 18, 2008

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Years ended June 30
Dollars in millions, except share data	2008 (1)	2007 (3)(4)	2006 (2)(4)	2005 (3)(4)	2004 (4)
OPERATIONS
Net sales	$5,273	$4,847	$4,644	$4,388	$4,162
Gross profit	2,175	2,091	1,959	1,895	1,831
Earnings from continuing operations	$461	$496	$443	$517	$490
Earnings from discontinued operations	—	5	1	579	59
Net earnings	$461	$501	$444	$1,096	$549

COMMON STOCK
Earnings per share
Continuing operations
Basic	$3.30	$3.28	$2.94	$2.92	$2.31
Diluted	3.24	3.23	2.89	2.88	2.28
Dividends declared per share	$1.66	$1.31	$1.15	$1.11	$1.35

OTHER DATA
Total assets	$4,708	$3,581	$3,521	$3,546	$3,739
Long-term debt	2,720	1,462	1,966	2,122	475

(1)	In fiscal year 2008, the Company acquired Burt’s Bees Inc. for an aggregate price of $913 excluding $25 for tax benefits associated with the acquisition. In addition, the Company entered into an accelerated share repurchase agreement under which it repurchased 12 million of its shares for an aggregate price of $750.

(2)	In fiscal year 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123-R, Share-Based Payment, as interpreted by Securities and Exchange Commission Staff Accounting Bulletin No. 107.

(3)	In fiscal year 2005, the Company completed the exchange of its ownership interest in a subsidiary for Henkel KGaA’s interest in Clorox common stock. In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business; in fiscal year 2007, the Company sold certain assets remaining from its discontinued operation in Brazil.

(4)	Total assets balances reflect a reclassification of certain indefinite-lived intangible assets to goodwill to properly reflect the classification of the assets in accordance with SFAS No. 141, Business Combinations. The net impact due to deferred tax assets arising from the change in classification was a reduction in total assets by $85, $95, $71 and $95 for fiscal years 2007, 2006, 2005 and 2004, respectively.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in Millions)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
	Balance at	Charged to	Charged	Credited to	Credited	Balance at
	beginning	costs and	to other	costs and	to other	end
Description	of period	expenses	accounts	expenses	accounts	of period
Allowance for doubtful accounts
Year ended June 30, 2008	$(5)	$(4)	$—	$—	$2	$(7)
Year ended June 30, 2007	(5)	(2)	—	—	2	(5)
Year ended June 30, 2006	(5)	—	—	—	—	(5)
Allowance for inventory obsolescence
Year ended June 30, 2008	(9)	(12)	—	—	8	(13)
Year ended June 30, 2007	(4)	(10)	—	—	5	(9)
Year ended June 30, 2006	(6)	(6)	—	—	8	(4)
LIFO allowance
Year ended June 30, 2008	(18)	(3)	—	—	—	(21)
Year ended June 30, 2007	(14)	(7)	—	3	—	(18)
Year ended June 30, 2006	(9)	(6)	—	1	—	(14)
Valuation allowance on deferred tax assets
Year ended June 30, 2008	(22)	—	—	15	—	(7)
Year ended June 30, 2007	(26)	—	(6)	10	—	(22)
Year ended June 30, 2006	(33)	—	—	4	3	(26)

THE CLOROX COMPANY
ECONOMIC PROFIT

Dollars in millions	FY08	FY07	FY06
Earnings from continuing operations before income taxes	$693	$743	$653
Non-cash restructuring-related and asset impairment costs(1)	48	4	—
Interest expense(2)	168	113	127
Earnings from continuing operations before income taxes, non-cash restructuring and asset
impairment costs, and interest expense	$909	$860	$780
Adjusted after tax profit(3)	$604	$574	$530
Average capital employed(4)	2,680	2,165	2,024
Capital charge(5)	241	195	182
Economic profit (Adjusted after tax profit less capital charge)	363	379	348

(1)

Current year non-cash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.

(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.

(3)

Adjusted after tax profit represents earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 33.6%, 33.2%, and 32.1% in fiscal years 2008, 2007, and 2006, respectively.

(4)

Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year non-cash restructuring and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY08	FY07	FY06	FY05
Total assets	$4,708	$3,581	$3,521	$3,546
Less:
Accounts payable	418	329	329	347
Accrued liabilities	440	507	474	614
Income taxes payable	48	17	19	26
Other liabilities	600	516	547	618
Deferred income taxes	97	5	34	11
Non-interest bearing liabilities	1,603	1,374	1,403	1,616
Total capital employed	3,105	2,207	2,118	$1,930
Non-cash restructuring and asset impairment costs	48	4	—
Adjusted capital employed	$3,153	$2,211	$2,118
Average capital employed	$2,680	$2,165	$2,024

(5)

Capital charge represents average capital employed multiplied by the weighted-average cost of capital. Weighted-average cost of capital is the blended average of the cost of the Company’s debt and equity capital. The weighted-average cost of capital used to calculate capital charge was 9% for fiscal years 2008, 2007, and 2006.

THE CLOROX COMPANY 1221 BROADWAY OAKLAND, CA 94612
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 18, 2008, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 18, 2008, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CLROX1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE CLOROX COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

Vote On Directors

1.	To elect as Directors the nominees listed below	For	Against	Abstain

	1a) Daniel Boggan, Jr.	☐	☐	☐

	1b) Richard H. Carmona	☐	☐	☐

	1c) Tully M. Friedman	☐	☐	☐

	1d) George J. Harad	☐	☐	☐

	1e) Donald R. Knauss	☐	☐	☐

	1f) Robert W. Matschullat	☐	☐	☐

	1g) Gary G. Michael	☐	☐	☐

		For	Against	Abstain

	1h) Edward A. Mueller	☐	☐	☐

	1i) Jan L. Murley	☐	☐	☐

	1j) Pamela Thomas-Graham	☐	☐	☐

	1k) Carolyn M. Ticknor	☐	☐	☐

Vote On Proposal

2.	Proposal to ratify the selection of Ernst & Young LLP, as our independent registered public accounting firm, for the fiscal year ending June 30, 2009.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposal 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CLOROX OFFERS THE OPTIONS LISTED BELOW ON OUR SHAREHOLDER DIRECT LINE.

Call Shareholder.com at (888) CLX-NYSE (259-6973) to access the following information:

Press 1	Delayed Stock Quote
Press 2	Dividend and Earnings Information
Press 3	News Releases
Press 4	Printed Materials Requests
Press 1 to request faxed press releases
Press 2 to request a mailing copy of available printed materials
Press 5	Shareholder Services
Press 1 to reach Clorox's transfer agent
Press 2 to reach Clorox Investor Relations
Press 6	Frequently Asked Questions

Log on to www.thecloroxcompany.com/investors to view many of these same items online or to request mailed materials. You can also sign up for Clorox's news by e-mail service.

Directions to the Annual Meeting are available at www.thecloroxcompany.com/careers/driving_directions.html

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE CLOROX COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 19, 2008

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Daniel J. Heinrich and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of Common Stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 19, 2008, at the offices of the Company at 1221 Broadway; Oakland, CA, and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE